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PRELIMINARY PROXY STATEMENT OF THE COMPANY

Exhibit (a)-(1)

Youku Tudou Inc.

Shareholders of Youku Tudou Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of the shareholders of Youku Tudou Inc. (the "Company") to be held on                        at                         (Hong Kong time). The meeting will be held at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

        On November 6, 2015, the Company entered into an agreement and plan of merger (the "merger agreement") with Ali YK Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Ali YK Subsidiary Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), and, solely for purposes of Section 9.08, Section 9.09 and Section 9.10 thereof, Alibaba Investment Limited ("AIL"), a business company incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of Alibaba Group Holding Limited ("AGHL"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent (the "merger").

        The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the merger (the "plan of merger"), and the transactions contemplated by the merger agreement and the plan of merger (collectively, the "transactions"), including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger. A copy of the merger agreement (including the plan of merger) is attached as Annex A to the accompanying proxy statement.

        Parent is currently owned 89.19% by AIL and 10.81% by YF Venus Ltd. ("Yunfeng Capital"), an investment holding company and an exempted company with limited liability incorporated under the laws of the Cayman Islands. As of the date of this proxy statement, Parent owned 721,120,860 Class A Ordinary Shares, par value 0.00001 per share ("Class A Ordinary Shares"), of the Company, representing approximately 20.2% of the total outstanding Class A Ordinary Shares and Class B Ordinary Shares, par value 0.00001 per share ("Class B Ordinary Shares" and the Class B Ordinary Shares collectively with the Class A Ordinary Shares, the "Ordinary Shares" and each an "Ordinary Share") of the Company as of the date of this proxy statement. None of AIL, Yunfeng Capital or Merger Sub held any Ordinary Shares as of the date of this proxy statement. Throughout this letter, AGHL and AIL are collectively referred to as "Alibaba", and Parent, Merger Sub, AIL and Yunfeng Capital are collectively referred to as the "Buyer Group."

        The Company, as the surviving company, will continue to do business under the name "Youku Tudou Inc." following the merger. If the merger is completed, the Company will cease to be an independent publicly traded company, the Company's American depositary shares ("ADSs"), each representing eighteen Class A Ordinary Shares, will no longer be listed on the New York Stock Exchange ("NYSE") and the American depositary shares program for the ADSs (the "ADS Program") will terminate.

        Under the terms of the merger agreement, at the effective time of the merger, each of our Ordinary Shares issued and outstanding immediately prior to the effective time of the merger, other than (a) Class A Ordinary Shares owned by Parent, (b) Ordinary Shares owned by the Company or its subsidiaries, if any, (c) Ordinary Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Companies Law (as amended) of the Cayman Islands (the "Cayman Islands Companies Law") ("Dissenting Shares"), and (d) Ordinary Shares reserved (but not yet allocated) by the Company, as of the time immediately prior to the effective time of the merger (including Ordinary Shares held by Citibank, N.A., in its capacity as ADS depositary (the "ADS Depositary")), for issuance and allocation upon the exercise of any Company option or restricted share unit issued under the Company Incentive Plans (as defined below) (Ordinary Shares described under (a) through (d) above are collectively referred to herein as the "Excluded Shares"), will be cancelled in exchange for the right to receive one eighteenth of the Per ADS Merger Consideration in cash without interest (the "Per Share Consideration"), and each issued and outstanding ADS (other than any ADSs that represent Excluded Shares) will be cancelled in exchange for the right to receive $27.60 in cash per ADS without interest (the "Per ADS Merger Consideration") (less a cancellation fee of up to $5.00 per 100 ADSs (or any fraction thereof) pursuant to the terms of the deposit agreement, dated as of December 8, 2010, by and among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the "ADS deposit agreement")), in each case, net of any applicable withholding taxes.

        The Excluded Shares (other than Dissenting Shares), including Excluded Shares represented by ADSs will be cancelled for no consideration. Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of the Cayman Islands Companies Law.

        In addition, at the effective time of the merger, each outstanding vested and unexercised option to purchase Ordinary Shares granted under the Company's 2006 Stock Option Scheme (as amended), Youku Tudou Inc. Share Incentive Plan (formerly named as Youku Inc. 2010 Share Incentive Plan, as amended), and 2014 Share Incentive Plan (collectively, the "Company Share Incentive Plans") will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which the Per Share Merger Consideration exceeds the exercise price per Ordinary Share of such vested option, net of any applicable withholding taxes. At the effective time of the merger, each outstanding unvested option to purchase Ordinary Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which the Per Share Merger Consideration exceeds the exercise price per Ordinary Share of such unvested option. In the case that the Per Share Merger Consideration does not exceed the exercise price per Ordinary Share of any option, such option will be cancelled for no consideration.

        At the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share unit immediately prior to the effective time of the merger multiplied by the Per Share Merger Consideration.

        Any restricted cash awards will be subject to the same vesting terms applicable to the unvested options or restricted share units from which they were converted, without giving effect to the merger, and on the date, and to the extent, that any unvested option or restricted share unit would have become vested without giving effect to the merger, such corresponding portion of the restricted cash award shall be delivered to the holder of such restricted cash award, net of any applicable withholding taxes, as soon as practicable thereafter.

        Parent expects to fund the merger and the related transactions with cash on hand of AGHL and/or its affiliates, and will not be seeking financing from any third parties in connection therewith. The merger is not conditioned on available funds or other financing for Parent, and Parent has not made any alternative financing arrangements.

        A special committee of the board of directors of the Company (the "Board") composed solely of directors who are unaffiliated with Alibaba, any other member of the Buyer Group and any member of the management of the Company (the "Special Committee") reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions, including the merger. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of the Company and its shareholders and ADS holders other than shareholders and ADS holders who are affiliates of the Company, including Parent and its Affiliates (such shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders"), (b) approved and declared it advisable for the Company to enter into the merger agreement, the plan of merger and the transactions, including the merger, and (c) recommended that the Board and the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions, including the merger.

        At a meeting on November 6, 2015, the Board, acting upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the transactions, including the merger, as required by the memorandum and articles of associations of the Company as amended to date and Cayman Islands law, unanimously (a) determined (i) that the merger as contemplated in the merger agreement and the plan of merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and (ii) that it is advisable for the Company to enter into the merger agreement, the plan of merger and the transactions, including the merger; (b) authorized and approved the merger agreement, the plan of merger and the transactions, including the merger; and (c) recommended the approval and authorization of the merger agreement, the plan of merger and the transactions, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the transactions, including the merger, be submitted to the shareholders of the Company for authorization and approval.

        The Board recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        In considering the recommendation of the Special Committee and the Board, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

        The accompanying proxy statement includes information regarding certain interests of the Company's directors and executive officers that may be different from, or in addition to, the interests of the Company's shareholders generally and provides additional and more comprehensive information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the "SEC"), which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of Ordinary Shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions, including the merger, are authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting rights of the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        Pursuant to a Support Agreement, dated October 16, 2015, among Mr. Victor Wing Cheung Koo, the founder, chief executive officer of the Company and chairman of the Board, 1Verge Holdings Ltd., 1Look Holdings Ltd., The Koo 2012 Irrevocable Children's Trust, Chengwei Partners, L.P., Chengwei Evergreen Capital, L.P. and Chengwei Ventures Evergreen Advisors Fund, LLC (collectively, the "Supporting Parties") and AIL, the Supporting Parties have agreed to, among other things and solely in their capacity as shareholders of the Company, vote all of the Ordinary Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, and against any competing transaction, at the extraordinary general meeting of the Company (and any adjourned meeting). As of the date of this proxy statement, the Supporting Parties beneficially owned, in the aggregate, 656,394,082 Ordinary Shares (comprised of 10,702,179 Class A Ordinary Shares and 645,691,903 Class B Ordinary Shares), which represent approximately 18.4% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement and approximately 47.1% of the total voting power thereof. As of the date of this proxy statement, Parent and the Supporting Parties beneficially owned, in the aggregate, approximately 38.5% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement, representing approximately 60.2% of the total voting power thereof.

        Based on the number of Ordinary Shares we expect to be issued and outstanding on the Share Record Date (as defined below), approximately                Ordinary Shares held by shareholders other than the Buyer Group or the Supporting Parties must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Unless a significant number of shareholders other than Parent and the Supporting Parties attend the extraordinary general meeting (in person or by proxy) and vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, at the extraordinary general meeting, the proposal is likely to be adopted.

        Whether or not you plan to attend the extraordinary general meeting, please complete, sign and return to the Company the accompanying proxy card, which is attached to the accompanying proxy statement, in accordance with the instructions set forth on the proxy card, as soon as possible so that it is received by the Company no later than                        at                         (Hong Kong time), the deadline to lodge your proxy card. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Each holder has one vote for each Class A Ordinary Share and four votes for each Class B Ordinary Share, in each case held as of the close of business in the Cayman Islands on                         (the "Share Record Date").

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Ordinary Shares in person. Please note, however, that if your Ordinary Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Ordinary Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

        As the registered holder of the Ordinary Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Ordinary Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on                        (the "ADS Record Date"). The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on                        .

        If the ADS Depositary timely receives voting instructions from an ADS holder that fail to specify the manner in which the ADS Depositary is to vote any Ordinary Shares represented by the holder's ADSs, then the ADS Depositary will, under the terms of the ADS deposit agreement, deem such ADS holder to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instructions. If the ADS Depositary does not receive voting instructions from an ADS holder with respect to any Ordinary Shares, such holder may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to a person designated by the Company, which shall be the chairman of the extraordinary general meeting (the "Designee"). Unless the Company notifies the ADS Depositary that there exists substantial opposition against the outcome for which the Designee would otherwise vote at the extraordinary general meeting or that would have a material adverse impact on the holders of ADSs or on the holders of Ordinary Shares, the Designee will receive a discretionary proxy from the ADS Depositary and will vote all Ordinary

v

Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, and FOR the authorization of each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR any adjournment of the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they convert their ADSs into Ordinary Shares and become registered in the Company's register of members as the holders of Ordinary Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to convert their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                        together with (a) delivery instructions for the corresponding Ordinary Shares (name and address of person who will be the registered holder of such Ordinary Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the ADS deposit agreement) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Ordinary Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Ordinary Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Citibank, N.A.—Hong Kong, the custodian holding the Ordinary Shares, to transfer registration of the Ordinary Shares to the former ADS holder (or a person designated by the former ADS holder). If the merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Ordinary Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Ordinary Shares on a stock exchange, you will need to deposit your Ordinary Shares into the Company's ADS Program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

        Shareholders who dissent from the merger in accordance with Section 238 of the Cayman Islands Companies Law (the "dissenting shareholders") will have the right to receive payment of the fair value of their Ordinary Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to the accompanying proxy statement. The fair value of Ordinary Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE ORDINARY SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO ORDINARY SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING ORDINARY SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON                        , AND BECOME REGISTERED HOLDERS OF ORDINARY SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. ORDINARY SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS ORDINARY SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS ORDINARY SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance voting your Ordinary Shares or ADSs, please contact [    •    ].

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
Jonathan Jia Zhu On behalf of the Special Committee	Victor Wing Cheung Koo Chairman of the Board

        The accompanying proxy statement is dated                        , and is first being mailed to the Company's shareholders and ADS holders on or about                        .

 Youku Tudou Inc.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of Youku Tudou Inc. (referred to herein alternately as "the Company," "us," "we" or other terms correlative thereto) will be held on                at                (Hong Kong time) at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong.

        Only registered holders of Ordinary Shares of the Company, consisting of Class A ordinary shares, par value 0.00001 per shares ("Class A Ordinary Shares") and Class B ordinary shares, par value $0.00001 per share ("Class B Ordinary Shares" and the Class B Ordinary Shares collectively with the Class A Ordinary Shares, the "Ordinary Shares" and each, an "Ordinary Share"), at the close of business in the Cayman Islands on                (the "Share Record Date") or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as special resolutions:

    THAT the agreement and plan of merger, dated as of November 6, 2015 (the "merger agreement"), by and among Ali YK Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Ali YK Subsidiary Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), the Company and, solely for purposes of Section 9.08, Section 9.09 and Section 9.10 thereof, Alibaba Investment Limited, a business company incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of Alibaba Group Holding Limited (such merger agreement being in the form attached as Annex A to the accompanying proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger") required to be registered with the Registrar of Companies in the Cayman Islands (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company resulting from the merger as a wholly owned subsidiary of Parent (the "merger"), and any and all transactions contemplated by the merger agreement and the plan of merger (collectively, the "transactions"), including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, be authorized and approved;

    THAT each of the members of the special committee of the board of directors of the Company and any other director or officer of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger; and

  •
  if necessary, as an ordinary resolution:

    THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company's shareholders will be available at its principal executive offices at 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, The People's Republic of China.

        After careful consideration and upon the unanimous recommendation of a special committee of the board of directors of the Company (the "Board") composed solely of directors who are unaffiliated with Alibaba (as defined in the proxy statement), any other member of the Buyer Group (as defined in the proxy statement) and any member of the management of the Company (the "Special Committee") and after each director duly disclosed his interests in the transactions, including the merger, as required by the memorandum and articles of associations of the Company as amended to date and Cayman Islands law, the Board unanimously (a) determined (i) that the merger as contemplated in the merger agreement and (ii) that the plan of merger is fair to and in the best interests of the Company and the shareholders and ADS holders of the Company (other than Parent) and it is advisable for the Company to enter into the merger agreement, the plan of merger and the transactions, including the merger; (b) authorized and approved the merger agreement, the plan of merger and the transactions, including the merger and (c) recommended the approval and authorization of the merger agreement, the plan of merger and the transactions, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the transactions, including the merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

        The Board recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions, including the merger, must be authorized and approved by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting rights of the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        Pursuant to the Support Agreement, dated October 16, 2015, among Mr. Victor Wing Cheung Koo, the founder, chief executive officer of the Company and chairman of the Board, 1Verge Holdings Ltd., 1Look Holdings Ltd., The Koo 2012 Irrevocable Children's Trust, Chengwei Partners, L.P., Chengwei Evergreen Capital, L.P. and Chengwei Ventures Evergreen Advisors Fund, LLC (collectively, the "Supporting Parties") and AIL, the Supporting Parties have agreed to vote all of the Ordinary Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, and against any competing transaction, at the extraordinary general meeting of the Company (and any adjourned meeting). As of the date of this proxy statement, the Supporting Parties beneficially owned, in the aggregate, 656,394,082 Ordinary Shares (comprised of 10,702,179 Class A Ordinary Shares and 645,691,903 Class B Ordinary Shares), which represents approximately 18.4% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement and approximately 47.1% of the total voting power thereof. As of the date of this proxy statement, Parent and the Supporting Parties beneficially owned, in the aggregate, approximately 38.5% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement, representing approximately 60.2% of the total voting power thereof.

        Regardless of the number of Ordinary Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company's offices at 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, The People's Republic of China, attention: Investor Relations Department so that the proxy card is received by the Company no later than                at                (Hong Kong time). The proxy card is the "instrument appointing a proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Board has undertaken to demand poll voting at the meeting. Each holder has one vote for each Class A Ordinary Share and four votes for each Class B Ordinary Share, in each case held as of the close of business in the Cayman Islands on the Share Record Date.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Ordinary Shares in person. Please note, however, that if your Ordinary Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

        If you receive more than one proxy card because you own Ordinary Shares that are registered in different names, please vote all of your Ordinary Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

        When proxies are properly dated, executed and returned by holders of Ordinary Shares, the Ordinary Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Ordinary Shares will be voted "FOR" the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        If you own ADSs as of the close of business in New York City on                (the "ADS Record Date") (and do not convert such ADSs and become a registered holder of the Ordinary Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct Citibank N.A., in its capacity as the ADS depositary (the "ADS Depositary") and the registered holder of the Ordinary Shares underlying your ADSs, how to vote the Ordinary Shares underlying your ADSs by completing and signing the ADS voting instruction card attached to the accompanying proxy statement and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on                in order to ensure the Ordinary Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

x

        Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a registered holder of the Ordinary Shares underlying your ADSs prior to the close of business in the Cayman Islands on                , the Share Record Date. If you wish to convert your ADSs for the purpose of voting Ordinary Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                 together with (a) delivery instructions for the corresponding Ordinary Shares (name and address of person who will be the registered holder of such Ordinary Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the deposit agreement, dated as of December 8, 2010, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the "ADS deposit agreement")) and any applicable taxes, and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Ordinary Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Ordinary Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf.

        Shareholders who dissent from the merger in accordance with Section 238 of the Companies Law (as amended) of the Cayman Islands (the "Cayman Islands Companies Law") (the "dissenting shareholders") will have the right to receive payment of the fair value of their Ordinary Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to the accompanying proxy statement. The fair value of Ordinary Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE ORDINARY SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO ORDINARY SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING ORDINARY SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON                 , AND BECOME REGISTERED HOLDERS OF ORDINARY SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. ORDINARY SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE

NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS ORDINARY SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS ORDINARY SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance voting your Ordinary Shares or ADSs, please contact [    •    ].

        The merger agreement, the plan of merger and the transactions, including the merger, are described in the accompanying proxy statement. A copy of the merger agreement (including the plan of merger) is included as Annex A to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

  1.
  In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

  2.
  The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized to sign the same.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

  4.
  The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted will be invalid.

  5.
  Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Ordinary Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Company's offices at 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, The People's Republic of China, attention: Investor Relations Department, before commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is sought to be used.

BY ORDER OF THE BOARD OF DIRECTORS,
[•]
[Title]

Page
ANNEX D: Directors and Executive Officers of Each Filing Person	D-1
ANNEX E: Support Agreement	E-1
FORM OF PROXY CARD
FORM OF DEPOSITARY'S NOTICE
FORM OF ADS VOTING INSTRUCTIONS CARD

SUMMARY TERM SHEET

        This "Summary Term Sheet," together with the "Questions and Answers about the Extraordinary General Meeting and the Merger," highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information beginning on page 118. In this proxy statement, the terms "we," "us," "our," and the "Company" refer to Youku Tudou Inc. and its subsidiaries. All references to "dollars" and "$" in this proxy statement are to U.S. dollars.

  The Parties Involved in the Merger

  The Company

        Youku Tudou Inc. is a leading multi-screen entertainment and media company in the People's Republic of China (the "PRC"). Youku Tudou is the PRC's leading internet television platform, enabling users to search, view and share high-quality video content quickly and easily across multiple devices. Its Youku brand and Tudou brand are among the most recognized online video brands in the PRC.

        The Company's principal executive offices are located at 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, The People's Republic of China. The Company's telephone number at this address is +86 10 5890-6883 and the Company's fax number is +86 10 5890-6803. The Company's registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        For a description of the Company's history, development, business and organizational structure, see the Annual Report on Form 20-F for the year ended December 31, 2014, filed on April 28, 2015, which is incorporated herein by reference. Please see "Where You Can Find More Information" beginning on page 118 for a description of how to obtain a copy of the Company's Annual Report.

  Parent

        Ali YK Investment Holding Limited ("Parent") is an exempted company with limited liability incorporated under the laws of the Cayman Islands and the direct and sole shareholder of Merger Sub. Parent is currently owned 89.19% by AIL and 10.81% by Yunfeng Capital. Parent currently owns 721,120,860 Class A ordinary shares, par value 0.00001 per share ("Class A Ordinary Shares") in the Company as of the date of this proxy statement, representing approximately 20.2% of the total outstanding Class A Ordinary Shares and Class B ordinary shares, par value 0.00001 per share ("Class B Ordinary Shares" and the Class B Ordinary Shares collectively with the Class A Ordinary Shares, the "Ordinary Shares" and each an "Ordinary Share") of the Company as of the date of this proxy statement. The registered office of Parent is located at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, George Town, Grand Cayman, KY1-1103, Cayman Islands. The telephone number of Parent is +852-2215-5100.

  Merger Sub

        Ali YK Subsidiary Holding Limited ("Merger Sub") is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent. Merger Sub does not currently hold any Ordinary Shares. The registered office of Merger Sub is located at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, George Town, Grand Cayman, KY1-1103, Cayman Islands. The telephone number of Merger Sub is +852-2215-5100.

  Alibaba Investment Limited

        Alibaba Investment Limited ("AIL") is a business company incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of Alibaba Group Holding Limited ("AGHL"). AIL does not currently hold any Ordinary Shares. The registered office of AIL is located at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. The telephone number of AIL is +852-2215-5100.

  YF Venus Ltd.

        YF Venus Ltd. ("Yunfeng Capital") is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Yunfeng Capital does not currently hold any Ordinary Shares. The registered office of Yunfeng Capital is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The telephone number of Yunfeng Capital is +852-2516-6363.

        Throughout this proxy statement, AGHL and AIL are collectively referred to as "Alibaba" and Parent, Merger Sub, AIL and Yunfeng Capital are collectively referred to as the "Buyer Group."

  The Merger (Page 87)

        You are being asked to vote to authorize and approve the agreement and plan of merger dated as of November 6, 2015 (the "merger agreement") among the Company, Parent, Merger Sub and AIL, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the "Cayman Islands Registrar"), substantially in the form attached as Annex A to the merger agreement (the "plan of merger"), and the transactions contemplated by the merger agreement and the plan of merger (collectively, the "transactions"), including the merger (the "merger") and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger.

        Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions are satisfied or waived in accordance with the terms of the merger agreement, and the plan of merger is registered with the Cayman Islands Registrar, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. The Company, as the surviving company, will continue to do business under the name "Youku Tudou Inc." following the merger. If the merger is completed, the Company will cease to be an independent publicly traded company, the Company's American depositary shares (the "ADSs"), each representing eighteen Class A Ordinary Shares, will no longer be listed on the New York Stock Exchange (the "NYSE") and the American depositary shares program for the ADSs (the "ADS Program") will terminate. A copy of the merger agreement (including the plan of merger) is attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

  Merger Consideration (Page 87)

        Under the terms of the merger agreement, at the effective time of the merger, each of our Ordinary Shares, including Ordinary Shares represented by ADSs, issued and outstanding immediately prior to the effective time of the merger, other than (a) Class A Ordinary Shares owned by Parent, (b) Ordinary Shares owned by the Company or its subsidiaries, if any, (c) Ordinary Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Companies Law (as amended) of the Cayman Islands (the "Cayman Islands Companies Law") ("Dissenting Shares"), and (d) Ordinary Shares reserved (but not yet allocated) by the Company, immediately prior to the effective time of the merger (including Ordinary Shares held by Citibank, N.A., in its capacity as ADS depositary (the "ADS Depositary")), for issuance and allocation upon the exercise of any Company option or restricted share unit issued under the Company Incentive Plans (as defined below) (Ordinary Shares described under (a) through (d) above are collectively referred to herein as the "Excluded Shares"), will be cancelled in exchange for the right to receive one eighteenth of the Per ADS Merger Consideration in cash without interest (the "Per Share Merger Consideration"), and each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will be cancelled in exchange for the right to receive $27.60 in cash per ADS without interest (the "Per ADS Merger Consideration") (less a cancellation fee of up to $5.00 per 100 ADSs (or any fraction thereof) pursuant to the terms of the deposit agreement, dated as of December 8, 2010, by and among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the "ADS deposit agreement")), in each case, net of any applicable withholding taxes.

        The Excluded Shares (other than Dissenting Shares), including Excluded Shares represented by ADSs will be cancelled for no consideration. Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of the Cayman Islands Companies Law. Please see "Dissenter Rights" beginning on page 104 for additional information.

  Treatment of Share Options (Page 88)

        In addition, at the effective time of the merger, each outstanding vested and unexercised option to purchase Ordinary Shares granted under the Company's 2006 Stock Option Scheme (as amended), Youku Tudou Inc. Share Incentive Plan (formerly named as Youku Inc. 2010 Share Incentive Plan, as amended), and 2014 Share Incentive Plan (collectively, the "Company Share Incentive Plans") will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which the Per Share Merger Consideration exceeds the exercise price per Ordinary Share of such vested option, net of any applicable withholding taxes. At the effective time of the merger, each outstanding unvested option to purchase Ordinary Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which the Per Share Merger Consideration exceeds the exercise price per Ordinary Share of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted without giving effect to the merger, and on the date, and to the extent, that any unvested option would have become vested without giving effect to the merger, such corresponding portion of the restricted cash award shall be delivered to the holder of such restricted cash award, net of any applicable withholding taxes, as soon as practicable thereafter. In the case that the Per Share

Merger Consideration does not exceed the exercise price per Ordinary Share of any option, such option will be cancelled for no consideration.

  Treatment of Restricted Share Units (Page 88)

        At the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share unit immediately prior to the effective time of the merger multiplied by the Per Share Merger Consideration.

        Any restricted cash awards will be subject to the same vesting terms applicable to the restricted share units from which they were converted, without giving effect to the merger, and on the date, and to the extent, that any restricted share unit would have become vested without giving effect to the merger, such corresponding portion of the restricted cash award shall be delivered to the holder of such restricted cash award, net of any applicable withholding taxes, as soon as practicable thereafter.

  Support Agreement (Annex E)

        On October 16, 2015, AIL entered into a support agreement (the "Support Agreement") with Mr. Victor Wing Cheung Koo, the founder, chief executive officer and chairman of the Board ("Mr. Koo"), 1Verge Holdings Ltd. ("1Verge"), 1Look Holdings Ltd. ("1Look"), The Koo 2012 Irrevocable Children's Trust ("Koo Trust"), Chengwei Partners, L.P., Chengwei Evergreen Capital, L.P. and Chengwei Ventures Evergreen Advisors Fund, LLC (collectively, the "Chengwei Funds" and together with Mr. Koo, 1Verge, 1Look and Koo Trust, the "Supporting Parties") pursuant to which the Supporting Parties agreed to, among other things and solely in their capacity as shareholders of the Company, vote all of the Ordinary Shares beneficially owned by them in favor of the merger and against any competing transaction.

        As of the date of this proxy statement, the Supporting Parties beneficially owned, in the aggregate, 656,394,082 Ordinary Shares (comprised of 10,702,179 Class A Ordinary Shares and 645,691,903 Class B Ordinary Shares), representing approximately 18.4% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement and approximately 47.1% of the total voting power thereof.

        The Support Agreement is attached as Annex E to the proxy statement, and is incorporated by reference into this proxy statement.

  Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 80)

        The merger cannot be completed unless the merger agreement, the plan of merger and the transactions, including the merger, are authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting rights of the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        Pursuant to the Support Agreement, the Supporting Parties have agreed to vote all of the Ordinary Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, and against any competing transaction, at the extraordinary general meeting of the Company (and any adjourned meeting). As of the date of this proxy statement, the Supporting Parties beneficially owned, in the aggregate, 656,394,082 Ordinary Shares (comprised of 10,702,179 Class A Ordinary Shares and 645,691,903 Class B Ordinary Shares), which represents approximately 18.4% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement and approximately 47.1% of the total voting power thereof. As of the date of this proxy statement, Parent and the Supporting Parties beneficially owned, in the aggregate, approximately 38.5% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement, representing approximately 60.2% of the total voting power thereof.

        Based on the number of Ordinary Shares we expect to be issued and outstanding on the Share Record Date, approximately                    Ordinary Shares held by shareholders other than the Buyer Group or the Supporting Parties must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Unless a significant number of shareholders other than Parent and the Supporting Parties attend the extraordinary general meeting (in person or by proxy) and vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, at the extraordinary general meeting, the proposal is likely to be adopted.

  Purposes and Effects of the Merger (Page 50)

        The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's shareholders (other than the holders of Excluded Shares) will be cashed out in exchange for $27.60 per ADS or the Per Share Merger Consideration per Ordinary Share. Please see "Special Factors—Purpose of and Reasons for the Merger" beginning on page 50 for additional information.

        ADSs representing Class A Ordinary Shares are currently listed on the NYSE under the symbol "YOKU". It is expected that, immediately following the completion of the merger, the Company will cease to be an independent publicly traded company and will instead become a privately held company directly wholly owned by Parent. Following the completion of the merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Class A Ordinary Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be terminated upon the Company's application to the SEC if the Class A Ordinary Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Class A Ordinary Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Class A Ordinary Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Furthermore, following the completion of the merger, the ADS Program will terminate. Please see "Special Factors—Effect of the Merger on the Company" beginning on page 52 for additional information.

  Plans for the Company after the Merger (Page 55)

        After the effective time of the merger, Parent anticipates that the Company's operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent.

  Recommendations of the Special Committee and the Board (Page 34)

        A special committee of the board of directors of the Company (the "Board") composed solely of directors who are unaffiliated with Alibaba, any other member of the Buyer Group and any member of the management of the Company (the "Special Committee") reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions, including the merger. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of the Company and its shareholders and ADS holders other than shareholders and ADS holders who are affiliates of the Company, including Parent and its Affiliates (such shareholders and ADS holders are referred to herein as the "Unaffiliated Security Holders"), (b) approved and declared it advisable for the Company to enter into the merger agreement, the plan of merger and the transactions, including the merger, and (c) recommended that the Board and the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions, including the merger.

        The Board, acting upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the transactions, including the merger, as required by the memorandum and articles of associations of the Company as amended to date and Cayman Islands law, unanimously (a) determined (i) that the merger as contemplated in the merger agreement and the plan of merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and (ii) that it is advisable for the Company to enter into the merger agreement, the plan of merger and the transactions, including the merger; (b) authorized and approved the merger agreement, the plan of merger and the transactions, including the merger; and (c) recommended the approval and authorization of the merger agreement, the plan of merger and the transactions, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the transactions, including the merger, be submitted to the shareholders of the Company for authorization and approval.

        Accordingly, the Board recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the merger agreement and the approval of the transactions, including the merger, and in determining that the merger is fair to and in the best interest of the Company and the Unaffiliated Security Holders, see "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 34 and "Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger" beginning on page 53. The foregoing summary is qualified in its entirety by reference to these sections.

  Position of the Buyer Group as to Fairness of the Merger (Page 40)

        Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the Company's Unaffiliated Security Holders. Their belief is based upon the factors discussed under the caption "Special Factors—Position of the Buyer Group as to Fairness of the Merger" beginning on page 40.

        Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group's views as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger.

  Financing of the Merger (Page 57)

        Parent estimates that the total amount of funds necessary to complete the merger and the related transactions at the closing of the merger, including for the payment of the merger consideration to Unaffiliated Security Holders pursuant to the merger agreement, is anticipated to be approximately $[    •    ]. This amount is expected to be provided through cash on hand of AGHL and/or its affiliates.

  Guarantee (Page 57)

        AIL has agreed to unconditionally and irrevocably guarantee the due and punctual performance and payment of all obligations and liabilities of Parent and Merger Sub under the merger agreement without offset or deduction. Such guarantee will terminate after the closing of the merger or payment of a termination fee by Parent.

  Share Ownership of the Company Directors and Officers and Voting Commitments (Page 111)

        Pursuant to the Support Agreement, the Supporting Parties have agreed to, among other things and solely in their capacity as shareholders of the Company, vote all of the Ordinary Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, and against any competing transaction. Please see "—Special Factors—Interests of Certain Persons in the Merger" beginning on page 58 and "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 111 for additional information.

  Opinion of the Special Committee's Financial Advisor (Page 45)

        On November 6, 2015, J.P. Morgan Securities (Asia Pacific) Limited ("J.P. Morgan") rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of a written opinion by J.P. Morgan dated the same date), as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Ordinary Shares and the Per ADS Merger Consideration to be received by the holders of ADSs (in each case, other than Excluded Shares, including Excluded Shares represented by ADSs) in the merger, as of November 6, 2015, based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion.

        The opinion of J.P. Morgan was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of the Ordinary Shares and the ADSs (in each case, other than Excluded Shares, including Excluded Shares represented by ADSs) in the merger, and does not address any other aspect or implication of the merger. The summary of the opinion of J.P. Morgan in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion. We encourage holders of the Ordinary Shares and the ADSs to read carefully the full text of the written opinion of J.P. Morgan. However, the opinion of J.P. Morgan, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the merger or any other matter. Please see "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 45 for additional information.

  Interests of the Company's Executive Officers and Directors in the Merger (Page 58)

        In considering the recommendation of the Special Committee and the Board, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include, among others:

  •
  the conversion of each outstanding vested and unexercised option to purchase Ordinary Shares granted under the Company Share Incentive Plans held by the directors and officers of the Company (including members of the Special Committee) into the right to receive a cash amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which the Per Share Merger Consideration exceeds the exercise price per Ordinary Share of such vested option;

  •
  the conversion of each outstanding unvested option and outstanding restricted share unit granted to purchase Ordinary Shares granted under the Company Share Incentive Plans held by the directors and officers of the Company (including members of the Special Committee) into the right to receive a restricted cash award in an amount equal to (i) in the case of an unvested option, the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which the Per Share Merger Consideration exceeds the exercise price per Ordinary Share of such unvested option, and (ii) in the case of a restricted share unit the number of Ordinary Shares underlying such restricted share unit immediately prior to the effective time of the merger multiplied by the Per Share Merger Consideration, in each case, subject to the same vesting terms applicable to the unvested equity award from which they were converted without giving effect to the merger, and payable as soon as practicable on the date, and to the extent, that any such equity awards would have become vested without giving effect to the merger;

  •
  continued indemnification rights and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company pursuant to the merger agreement;

  •
  the monthly compensation of $20,000 (total compensation not exceeding an aggregate of $100,000) for each of the members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the Special Committee's or the Board's recommendation of the merger); and

  •
  the expected continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions, including the expected continuation of service of Mr. Koo as the chief executive officer and chairman of the board of directors of the surviving company, allowing them to benefit from remuneration arrangements with the surviving company.

        As of the date of this proxy statement, our directors and executive officers, as a group held an aggregate of 756,258,755 Ordinary Shares, options to purchase 26,066,790 Ordinary Shares and 24,993,522 restricted share units. The maximum total amount of all cash payments our directors and executive officers may receive in respect of their Ordinary Shares, vested and unvested options and restricted share units if the merger is consummated is approximately $1,214.0 million.

        In addition, the Special Committee and the Board were aware that (i) Alibaba had held preliminary discussions with representatives of 1Verge (which is a shareholder of the Company and an entity jointly owned by Mr. Koo and the Chengwei Funds) regarding the potential for 1Verge to purchase shares of Parent (or an affiliate of Parent) after the consummation of the merger at a price no less than the price per share implied by the Per Share Merger Consideration and in an aggregate amount of shares of Parent (or an affiliate of Parent) not to exceed the aggregate current economic interests of 1Verge in the Company prior to the closing of the merger, and if such purchase right is agreed and exercised, potential liquidity rights related to such shares which may be agreed by Alibaba, and (ii) Alibaba had indicated that it would require various members of the Company's senior management to enter into customary non-compete arrangements with Alibaba at or following the consummation of the merger, and that Alibaba was prepared to offer consideration in respect of such non-compete undertakings in line with market standards, which amounts may be settled through the issuance of ordinary shares of AGHL (provided, that the total amount of consideration Alibaba would be willing to provide all of the relevant members of the Company's senior management would be less than 0.1% of the currently outstanding ordinary shares of AGHL (or the equivalent cash amount)). As of the date of this proxy statement, no definitive agreements have been reached between Alibaba or any other person relating to any of the foregoing arrangements, and it is expected that the terms under which 1Verge or any other person will be permitted to purchase shares of Parent (or an affiliate of Parent) after the consummation of the merger, and the terms, consideration and identity of the members of the Company's senior management subject to any non-compete restrictions, would be negotiated and, if agreed, executed, at or following the consummation of the merger. However, there can be no assurances that any terms will be agreed or that any definitive agreements relating to the foregoing arrangements or any other arrangements will be entered into between Alibaba and/or its affiliates (on the one hand) or 1Verge or any other person, on the other hand.

        The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 58 for additional information.

  Conditions to the Merger (Page 98)

        The completion of the transactions, including the merger, is subject to the satisfaction of the following conditions:

  •
  the merger agreement, the plan of merger and the transactions, including the merger, being authorized and approved by a special resolution of the Company's shareholders; and

  •
  no governmental authority of competent jurisdiction having issued an injunction, restraining order or judgment which is then in effect that prohibits the consummation of the merger.

        The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  (1) representations and warranties of the Company in the merger agreement regarding (i) the Company's corporate power and authority to perform its obligations under and to consummate the transactions under the merger agreement, (ii) the valid execution and delivery of the merger agreement by the Company and the merger agreement as a legal, valid and binding obligation of the Company, (iii) the absence of violations of, or conflict with, the governing documents of the Company, and (iv) the absence of any undisclosed broker's or finder's fees, being true and correct in all respects as of the date of the merger agreement and as of the closing date as if made on such date and time, (2) representations and warranties of the Company in the merger agreement regarding the Company's capitalization being true and correct in all but de minimis respects that do not individually or in the aggregate increase the aggregate amount of the merger consideration by more than $200,000 as of the date of the merger agreement and as of the closing date of the merger as if made on such date and time, and (3) all other representations and warranties of the Company set forth in the merger agreement (disregarding any limitation or qualification by "materiality" or "Company Material Adverse Effect" or any words of similar import) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made on such date and time, except where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

  •
  the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the time of closing;

  •
  since the date of the merger agreement, there not having occurred and be continuing a Company Material Adverse Effect; and

  •
  the Company having delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions;

        The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the merger agreement (disregarding any limitation or qualification by "materiality") being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, as if made on and at such date and time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent the consummation of any of the transactions, including the merger;

  •
  each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

  •
  Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

        In addition, if Parent has made a filing with an antitrust authority specified in writing to the Company for which Parent has not received consent or approval for the merger from the applicable antitrust authority, Parent and Merger Sub shall not be required to effect the Closing until the earlier of the date that is (a) the fifth business day following receipt by Parent of such consent or approval and (b) one business day prior to May 6, 2016, which date may be extended pursuant to the terms of the merger agreement to a date which is no later than August 8, 2016.

  Acquisition Proposals (Page 95)

        Neither the Company nor its subsidiaries nor any officer, director, or representative of the Company or any of its subsidiaries will, directly or indirectly, (a) solicit, initiate or knowingly encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any competing transaction, (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the merger to, any person or entity in connection with, or in order to obtain, a proposal or offer for a competing transaction, (c) agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent, contract, commitment or obligation contemplating or otherwise relating to any competing transaction, or (d) authorize or permit any of the officers, directors or representatives of the Company or any of its subsidiaries to take any action set forth in (a) through (c) above (in each case, other than expressly permitted under the merger agreement). The Company will immediately cease and cause to be terminated all discussions with any third parties conducted prior to the date of the merger agreement regarding a competing transaction.

        Prior to obtaining the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, if the Company receives an unsolicited, written, bona fide proposal or offer relating to a competing transaction from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, (a) the Company and its representatives may contact such person solely to clarify the terms and conditions of the proposal so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal and (b) if the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such proposal constitutes or is reasonably likely to result in a superior proposal, and failure to furnish information or enter into discussions with such person would be reasonably likely to violate the directors' fiduciary duties under applicable law, then the Company and its representatives may, pursuant to an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreement between the Company and AIL, furnish information to, enter into discussions with, the person who has made such proposal.

  Termination of the Merger Agreement (Page 99)

        The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

  •
  by mutual written consent of the Company and Parent;

  •
  by either Parent or the Company, if:

  •
  the effective time of the merger has not occurred on or before May 6, 2016, which may be extended at the written request of the Company or Parent to a date which is no later than August 8, 2016, in the event that on the original termination date, (i) all conditions to the closing of the merger have been satisfied or waived, (ii) Parent has made a filing with an antitrust authority specified in writing to the Company for which Parent has not received consent or approval for the merger from the applicable antitrust authority and (iii) closing has not occurred as a result of the extension of the closing date to obtain such consent or approval, provided that this termination right is not available to a party if the failure of the effective time of the merger to have occurred on or before the termination date is primarily caused by such party's failure to comply with its obligations under the merger agreement;

  •
  a final, non-appealable injunction, restraining order or permanent injunction prohibiting consummation of the merger has been issued (and is in effect) by any governmental authority in any jurisdiction that is material to the business of Parent or the Company; or

  •
  our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof.

  •
  by the Company, if:

  •
  Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall not be true and correct, in each case, such that the corresponding condition to closing would not be satisfied; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

  •
  by Parent, if:

  •
  the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall not be true and correct, in each case, such that the corresponding condition to closing would not be satisfied; provided that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement;

  •
  the Board has changed its recommendation to the shareholders of the Company to approve the merger agreement, the plan of merger and the transactions, including the merger;

  •
  the Board has adopted, approved, endorsed or recommended, or has proposed publicly to adopt, approve, endorse or recommend, any competing transaction or has consummated or entered into any letter of intent, contract, commitment or similar obligation with respect to any competing transaction;

  •
  the Company has failed to include the recommendation of the Board to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement, including the merger, in this proxy statement; or

  •
  a tender offer or exchange offer by a third party for 10% or more of the outstanding Ordinary Shares is commenced, and the Board does not recommend against accepting such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within ten (10) business days after the public announcement of such offer.

  Termination Fee (Page 100)

        The Company is required to pay Parent a termination fee of $160 million, if:

  •
  the merger agreement is terminated by Parent due to (a) a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of the Company's representations or warranties in the merger agreement being true and correct, in each case, such that the corresponding condition to closing cannot be satisfied, (b) a change in the recommendation of the Board to approve the merger agreement, the plan of merger and the transactions, including the merger, (c) the Board adopting, approving, endorsing or recommending, or publicly proposing to adopt, approve, endorse or recommend any competing transaction or consummating or entering into any letter of intent, contract, commitment or similar obligation with respect to any competing transaction, (d) the Company failing to include the recommendation of the Board to the shareholders of the Company in this proxy statement, or (e) the Board fails to recommend against acceptance of a tender offer or exchange offer by a third party for 10% or more of the outstanding Ordinary Shares within ten (10) business days after the public announcement of such offer; or

  •
  (a) the merger agreement is terminated by Parent or the Company if either the effective time of the merger has not occurred on or before May 6, 2016 (subject to extension at the written request of the Company or Parent to a date which is no later than August 8, 2016, under certain circumstances provided in the merger agreement and described above), or the Company's shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, (b) at or prior to the time of termination of the merger agreement, a third party has publicly disclosed or communicated to the Board or the Special Committee any competing transaction that has not been withdrawn prior to the time of termination of the merger agreement or prior to the time of the Company's extraordinary general meeting at which the merger agreement is voted upon, as applicable, and (c) at any time prior to the date that is 12 months after the date of termination of the merger agreement, the Company consummates or enters into a definitive agreement with respect to a competing transaction.

        Parent is required to pay the Company a termination fee of $380 million, if:

  •
  (i) the Company or Parent terminates the merger agreement because any final, non-appealable judgment, restraining order or permanent injunction that prohibits the consummation of the merger has been issued (and is in effect) by any governmental authority in any jurisdiction that is material to the business of Parent or the Company, (ii) the Company has not breached in any material respect any of its covenants or other agreements under the merger agreement and (iii) all other conditions to closing (other than those conditions to closing that by their terms are to be satisfied at the closing) have been satisfied or waived;

  •
  the Company terminates the merger agreement due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

  •
  the Company or Parent terminates the merger agreement because (a) the effective time of the merger has not occurred on or before May 6, 2016 (subject to extension at the written request of the Company or Parent to a date which is no later than August 8, 2016, under certain circumstances provided in the merger agreement and described above), (b) the Company has not breached in any material respect any of its covenants or other agreements under the merger agreement and (c) all other conditions to closing have been satisfied or waived (except for those conditions to closing that by their terms are to be satisfied at the closing).

  Fees and Expenses (Page 101)

        All expenses incurred in connection with the merger agreement and the transactions, including the merger, shall be paid by the party incurring such expenses, whether or not the transactions are consummated.

        However, if Parent or the Company terminates the merger agreement because the Company's shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, then the Company will reimburse Parent and Merger Sub for up to $5 million of their reasonably documented reasonable out-of-pocket expenses incurred prior to such termination, provided that if the Company becomes obligated to pay Parent a termination fee after such termination because the Company consummates or enters into a definitive agreement for a competing transaction within 12 months after the date of termination, the Company will be entitled to credit the amount of any expenses reimbursed by the Company to Parent against the amount of such termination fee.

  Regulatory Matters (Page 69)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under the federal securities laws, any antitrust approvals, filings or notices that Parent may specify in writing may be required or advisable in connection with the merger, and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger.

  Litigation Related to the Merger (Page 69)

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions.

  Accounting Treatment of the Merger (Page 69)

        Upon completion of the merger, the Company would cease to be an independent publicly traded company, and the merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 "Business Combinations," initially at the fair value of the Company as of the date of the closing of the merger, which is the date of acquisition.

  Market Price of the Ordinary Shares (Page 76)

        On October 15, 2015, the last trading day immediately prior to the Company's announcement on October 16, 2015 that it had received a going-private proposal from AGHL, the reported closing price of our ADSs on the NYSE was $20.43 per ADS. The merger consideration of $27.60 per ADS, represents a premium of 35.1% over the closing price of our ADSs on October 15, 2015, and a 49.9% premium over the volume-weighted average closing price of our ADSs during the three months prior to October 15, 2015.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND
THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on                , at                (Hong Kong time) at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong.

Q:
What vote of the Company's shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:
In order for the merger to be completed, the merger agreement, the plan of merger and the transactions, including the merger, must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting rights of the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Pursuant to the Support Agreement, the Supporting Parties have agreed to vote all of the Ordinary Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger. As of the date of this proxy statement, the Supporting Parties beneficially owned, in the aggregate, 656,394,082 Ordinary Shares (comprised of 10,702,179 Class A Ordinary Shares and 645,691,903 Class B Ordinary Shares), which represents approximately 18.4% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement and approximately 47.1% of the total voting power thereof.

As of the date of this proxy statement, Parent and the Supporting Parties beneficially owned, in the aggregate, approximately 38.5% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement, representing approximately 60.2% of the total voting power thereof.

At the close of business in the Cayman Islands on the Share Record Date,                Ordinary Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting. Based on the number of Ordinary Shares we expect to be issued and outstanding on the Share Record Date, approximately                Ordinary Shares held by shareholders other than the Buyer Group or the Supporting Parties must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Q:
What vote of the Company's shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
If there are insufficient votes at the time of the extraordinary general meeting to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, you will also be asked to vote on the proposal to adjourn the extraordinary general meeting to allow us to solicit additional proxies.

  The proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Ordinary Shares representing a majority of the voting rights of the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Based on the number of Ordinary Shares outstanding as of the date of this proxy statement, the Supporting Parties and Parent are expected to hold sufficient votes to approve as an ordinary resolution the proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the transactions, including the merger, under the memorandum and articles of associations of the Company as amended to date and Cayman Islands law, the Board unanimously recommends that you vote:

•
FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger;

•
FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger; and

•
FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 34 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the merger agreement, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company's shareholders generally. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 58.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
The Share Record Date is                . Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

The ADS Record Date is                . Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you convert your ADSs into Ordinary Shares by the close of business in New York City

  on                and become a holder of Ordinary Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
The presence, in person or by proxy, of at least one shareholder holding not less than an aggregate of one third of all voting share capital of the Company in issue entitled to vote on the Share Record Date will constitute a quorum for the extraordinary general meeting.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect the merger to close during the first quarter of 2016, after all conditions to the merger have been satisfied or waived. In order to complete the merger, we must obtain the shareholders' approval at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:
What happens if the merger is not completed?

A:
If the Company's shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, or if the merger is not completed for any other reason, the Company's shareholders will not receive any payment for their Ordinary Shares or ADSs pursuant to the merger agreement, nor will the holders of any options or restricted share units receive payment pursuant to the merger agreement. In addition, the Company will remain an independent publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Ordinary Shares and ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption "The Merger Agreement—Termination Fee" beginning on page 100.

Q:
How do I vote if my Ordinary Shares are registered in my name?

A:
If Ordinary Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank, broker or other nominee) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than                at                (Hong Kong time), the deadline to lodge your proxy card, so that your Ordinary Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identity, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Ordinary Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207

  Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

  If your Ordinary Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:
How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Ordinary Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Ordinary Shares underlying your ADSs) how to vote the Ordinary Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on                in order to ensure the Ordinary Shares underlying your ADSs are properly voted at the extraordinary general meeting.

The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Ordinary Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If the ADS Depositary timely receives voting instructions from an ADS holder that fail to specify the manner in which the ADS Depositary is to vote any Ordinary Shares represented by the holder's ADSs, then the ADS Depositary will, under the terms of the ADS deposit agreement, deem such ADS holder to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instructions. If the ADS Depositary does not receive voting instructions from an ADS holder with respect to any Ordinary Shares, such holder may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to the Designee. Unless the Company notifies the ADS Depositary that there exists substantial opposition against the outcome for which the Designee would otherwise vote at the extraordinary general meeting or that would have a material adverse impact on the holders of ADSs or on the holders of Ordinary Shares, the Designee will receive a discretionary proxy from the ADS Depositary and will vote all Ordinary Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, FOR the authorization of each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR any adjournment of the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

  Alternatively, you may vote at the extraordinary general meeting if you convert your ADSs prior to the close of business in New York City on                and become a holder of Ordinary Shares by the close of business in the Cayman Islands on                , the Share Record Date.

  If you wish to convert your ADSs for the purpose of voting the corresponding Ordinary Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                together with (a) delivery instructions for the corresponding Ordinary Shares (name and address of person who will be the registered holder of such Ordinary Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the ADS deposit agreement) and any applicable taxes, and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Ordinary Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Ordinary Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to convert the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Citibank, N.A.—Hong Kong, the custodian holding the Ordinary Shares, to transfer registration of the Ordinary Shares to the former ADS holder (or a person designated by the former ADS holder). If the merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Ordinary Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Ordinary Shares on a stock exchange, you will need to deposit your Ordinary Shares into the Company's ADS Program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Q:
If my Ordinary Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Ordinary Shares or ADSs on my behalf?

A:
Your broker, bank or other nominee will only vote your Ordinary Shares on your behalf or give voting instructions with respect to the Ordinary Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Ordinary Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Ordinary Shares or give voting instructions with respect to the Ordinary Shares underlying your ADSs that it holds, those Ordinary Shares or ADSs may not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Ordinary Shares and submit a signed proxy card without indicating how you wish to vote, the Ordinary Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:
May I change my vote?

A:
Yes. If you are a holder of Ordinary Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should be sent to the Company's offices at 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, The People's Republic of China.

•
Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than                (Hong Kong time) on                , which is the deadline to lodge your proxy card.

•
Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Ordinary Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Ordinary Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on                . A holder of ADSs can do this in one of two ways:

•
First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•
Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Ordinary Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Ordinary Shares or ADSs. If you are a holder of record and your Ordinary Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Ordinary Shares or ADRs, should I send in my share certificates or my ADRs now?

A:
No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Ordinary Shares and uncertificated ADSs (i.e., holders whose Ordinary Shares or ADSs are held in book entry) will receive their merger consideration shortly after the merger is completed without any further action required on the part of such holders.

If your Ordinary Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:
What happens if I sell my Ordinary Shares or ADSs before the extraordinary general meeting?

A:
The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be completed. If you transfer your Ordinary Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Ordinary Shares, but will transfer the right to receive the merger consideration to such person, so long as such person is registered as the owner of such Ordinary Shares when the merger is completed. In such case, your vote is still very important and you are strongly encouraged to vote.

The ADS Record Date is the close of business in New York City on                . If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is completed.

Q:
Am I entitled to dissenter rights?

A:
Shareholders who dissent from the merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Ordinary Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to this proxy statement. The fair value of Ordinary Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive.

  ADS holders will not have the right to exercise dissenter rights and receive payment of the fair value of the Ordinary Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenter rights with respect to any of the Ordinary Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS Depositary for conversion into Ordinary Shares, pay the ADS Depositary's fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Ordinary Shares in the Company's register of members, and certify that they held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to their ADS before 5:00 p.m. (New York City Time) on                , and become registered holders of Ordinary Shares by the close of business in the Cayman Islands on the Share Record Date. Thereafter, such former ADS holders must also comply with the procedures and requirements for exercising dissenter rights with respect to the Ordinary Shares under Section 238 of the Cayman Islands Companies Law. If the merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Ordinary Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if a former ADS holder has converted his, her or its ADSs to exercise dissenter rights and the merger is not completed and such former ADS holder wishes to be able to sell his, her or its Ordinary Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Ordinary Shares into the Company's ADS Program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable Share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

  We encourage you to read the section of this proxy statement entitled "Dissenter rights" beginning on page 104 as well as "Annex C—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged [    •    ] as its proxy solicitor.

Q:
How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement?

A:
Mr. Koo and various entities affiliated with him are parties to the Support Agreement, pursuant to which Mr. Koo and his affiliated entities, have agreed to, among other things and solely in their capacity as shareholders of the Company, vote all of the Ordinary Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger at the extraordinary general meeting of the Company (and any adjourned meeting). As of the date of this proxy statement, Mr. Koo beneficially owned, in the aggregate, 635,653,159 Ordinary Shares (comprised of 4,500,000 Class A Ordinary Shares and 631,153,159 Class B Ordinary Shares), which represents approximately 17.8% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement and approximately 45.9% of the total voting power thereof.

  In addition, each of our directors who beneficially owns Ordinary Shares (including Ordinary Shares represented by ADSs), other than Mr. Koo, has informed us that, as of the date of this proxy statement, he intends to vote all of his Ordinary Shares in favor of approval and authorization of the merger agreement, the plan of merger and the consummation of the transactions, including the merger. As of the date of this proxy statement, our directors and executive officers beneficially own, in the aggregate 757,514,975 Ordinary Shares (which includes Ordinary Shares represented by ADSs, Ordinary Shares represented by options that are exercisable within 60 days from the date of this proxy statement and restricted share units the restrictions over which will lapse and which will become vested within 60 days following the date of this proxy statement), which in aggregate represent approximately 21.2% of the total issued and outstanding Ordinary Shares. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 111 for additional information.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact [    •    ].

        In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

        Events leading to the execution of the merger agreement described in this Background of the Merger occurred primarily in the PRC and Hong Kong. As a result, China Standard Time is used for all dates and times given.

        The board of directors and senior management of the Company have periodically reviewed the Company's long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management of the Company also have periodically reviewed strategic alternatives that may be available to the Company.

        From time to time, various parties have approached management of the Company about possible transactions involving the Company. On April 28, 2014, the Company and Parent entered into definitive agreements (the "Investment Agreements") pursuant to which Parent invested approximately $1.22 billion to purchase 707,250,870 newly issued Class A Ordinary Shares from the Company and 13,869,990 Class A Ordinary Shares upon conversion of an equal number of existing Class B Ordinary Shares from 1Look, which represented in aggregate approximately 19.2% of the outstanding shares of the Company as of the closing of the investment. Jonathan Zhaoxi Lu, the then chief executive officer of AGHL, joined the Company's board of directors (the "Board") following the completion of Parent's investment in the Company on May 21, 2014. In addition, in connection with Parent's investment in the Company, Parent entered into a shareholders agreement with 1Verge and its various shareholders, including Mr. Koo, 1Look and the Chengwei Funds (collectively, the "1Verge Shareholders"), and Parent, AIL and Yunfeng Capital entered into an amended and restated share purchase and shareholders agreement pursuant to which Yunfeng Capital purchased shares of Parent.

        Following the consummation of Parent's investment in the Company, Alibaba has continuously evaluated the Company's business, prospects and financial condition, market conditions and other developments and factors Alibaba deemed relevant to the management of Parent's investment in the Company.

        As part of its ongoing relationship with the Company, representatives of Alibaba regularly had discussions with representatives of the Company regarding the Company's business prospects and financial condition as well as ways in which the existing partnership between Alibaba and the Company could be expanded.

        In early April 2015, representatives of Alibaba commenced initial discussions with Mr. Koo and Mr. Eric Li, a representative of the Chengwei Funds, about the competitive landscape in which the Company operates and potential ways in which Alibaba could assist the Company in competing against several large Internet players in China that had become competitors to the Company. Such representatives of Alibaba and Mr. Koo and Mr. Li discussed, among other potential strategies to assist the Company in meeting its competitive challenges, the possibility of Alibaba increasing its ownership interest in the Company.

        In late April 2015, representatives of a publicly-traded company with operations in the same industries as the Company (referred to as "Strategic Company A") met with Mr. Koo and Mr. Li regarding potential ways in which the Company and Strategic Company A could collaborate to enhance their respective product offerings in the online video media business. Representatives of Strategic Company A indicated to Mr. Koo and Mr. Li that Strategic Company A was interested in considering a range of possible strategic transactions involving the Company, including equity investments and business combinations transactions with the Company. However, due to Parent's existing equity interest in the Company and certain terms of the Investment Agreements (including Parent's right of first offer with respect to certain change of control transactions involving the Company as further described below under the caption "Related Party Transactions—Investors Rights Agreement with Parent, AGHL and

Yunfeng Capital"), Strategic Company A stated that it was unwilling to formally approach the Board directly regarding any possible strategic transaction until it could determine the feasibility of consummating any such transaction.

        Following the preliminary discussions initiated by Strategic Company A and in order to further inform the Company regarding the potential strategic alternatives available it, Mr. Koo and Mr. Li directed China Renaissance Holdings Limited ("China Renaissance," which belongs to an investment banking group) and the law firm O'Melveny & Myers LLP ("O'Melveny"), legal counsel to 1Verge, to discuss potential strategic transaction alternatives with Strategic Company A.

        From early to mid-May 2015, representatives of China Renaissance held several discussions with representatives of Strategic Company A to explore the feasibility of various strategic transactions and to analyze the specific risks and challenges that Strategic Company A might face in order to consummate any strategic transaction involving the Company, including the implications of Alibaba's existing stake in the Company and the regulatory risks and challenges presented by a potential transaction with Strategic Company A. These discussions with Strategic Company A were of a preliminary nature and did not result in any firm offer or proposal for, or any in-depth discussions relating to the terms of, any understanding or agreement with respect to any potential transaction.

        On May 15, 2015, Alibaba contacted Simpson Thacher & Bartlett ("Simpson Thacher") to serve as its U.S. legal advisor in connection with any potential transaction involving the Company, and from time to time thereafter, representatives of Simpson Thacher reviewed certain publicly available information about the Company contained in the Company's filings with the SEC and participated in various discussions with representatives of Alibaba in order to assist Alibaba in its ongoing preliminary evaluation of potential alternatives with respect to the Company.

        In late June, Alibaba contacted Fangda Partners ("Fangda") to serve as its PRC legal advisor in connection with any potential transaction involving the Company, and contacted Morgan Stanley Asia Limited ("Morgan Stanley") to serve as its financial advisor in connection with Alibaba's preliminary evaluation of the feasibility of possible strategic alternatives for the Company. From time to time thereafter, representatives of Morgan Stanley reviewed certain publicly available information regarding the Company and the industry and discussed with Alibaba the feasibility of a potential transaction involving the Company, and representatives of Simpson Thacher participated in various discussions with representatives of Alibaba and representatives of Fangda in order to assist Alibaba in its ongoing preliminary evaluation of potential alternatives with respect to the Company.

        In July 2015, a representative of Alibaba had certain preliminary discussions with Mr. Koo and Mr. Li regarding the feasibility of a potential control transaction involving the Company. The representative of Alibaba discussed with Mr. Koo and Mr. Li, among other matters, the challenges in the online video industry, the competitive landscape for the Company and Alibaba's views regarding the potential strategic benefits that an expanded partnership with Alibaba could provide for the Company. The representative of Alibaba further noted that Alibaba would not be interested in pursuing an acquisition of control of the Company if such transaction would not be supported by the 1Verge Shareholders.

        During July 2015, representatives of China Renaissance and Strategic Company A held further discussions regarding the feasibility of various potential strategic transactions, including possible business combination transactions utilizing non-cash consideration through which Strategic Company A could obtain a significant equity interest in the Company. During this time, representatives of O'Melveny, China Renaissance and the 1Verge Shareholders evaluated the viability of a potential transaction involving the Company and Strategic Company A, taking into account, among other things, the preliminary discussions with Alibaba regarding the feasibility of a possible transaction between Alibaba and the Company, Parent's various existing rights under the Investment Agreements (including preemptive rights, board nomination rights and right of first offer with respect to certain change of control transactions involving the Company) which might serve to prevent or inhibit the ability of Strategic Company A to effect certain strategic transactions, and potential regulatory issues that might be implicated by a business combination transaction involving the Company and Strategic Company A.

        During July and August 2015, representatives of Alibaba held preliminary discussions with Mr. Koo and Mr. Li regarding the feasibility of a potential control transaction involving Alibaba and the Company, including among other factors, Alibaba's position that, in light of the voting power held by the 1Verge Shareholders, which was sufficient to prevent the consummation of any transaction that required shareholder approval, it would not be willing to consider any potential transaction unless the 1Verge Shareholders (including Mr. Koo and the Chengwei Funds), solely in their capacity as shareholders of the Company, entered into voting commitments with Alibaba to support any such potential transaction. During these discussions, Mr. Koo and Mr. Li, in their capacity as representatives of certain 1Verge Shareholders and shareholders of the Company, indicated to representatives of Alibaba that the 1Verge Shareholders would not be willing to enter into any voting or support agreement with Alibaba unless and until they discussed the terms of such agreement with the Board, and then, would only be willing to enter into any such agreement if the Board did not object. The representatives of Alibaba noted that Alibaba was still considering whether it would pursue a possible transaction involving the Company and that any proposal regarding such a transaction which would be subject to discussion with, and approval by, the AGHL board of directors.

        Beginning in early August 2015, under the authority of the Company, Goldman Sachs (Asia) L.L.C. ("Goldman Sachs"), financial advisor to the Company, and China Renaissance worked with O'Melveny to discuss and evaluate the possibility of a potential transaction involving the Company and Strategic Company A. From August 2015 through early October 2015, under the authority of the Company, representatives of China Renaissance, Goldman Sachs and O'Melveny continued to have discussions with representatives of Strategic Company A regarding the potential terms and structure of a possible business combination transaction and the corresponding necessary steps to effect such a transaction, taking into consideration the risks and challenges previously discussed by the parties. Ultimately, however, such discussions did not result in any firm offer or proposal from Strategic Company A with respect to any specific transaction.

        In late August 2015, representatives of Simpson Thacher and O'Melveny engaged in preliminary discussions regarding the possible structure of a potential transaction between the Company and Alibaba, including Alibaba's expectations regarding the continuity of the business and operations of the Company following any such potential transaction and that Alibaba would not be interested in proposing or pursuing any potential transaction involving the acquisition of control of the Company unless the 1Verge Shareholders, solely in their capacity as shareholders of the Company, enter into voting commitments with Alibaba to support such potential transaction.

        Representatives of Alibaba, Mr. Koo, Mr. Li and their respective legal counsel engaged in preliminary discussions in September and October 2015 regarding the terms of a potential support agreement pursuant to which the 1Verge Shareholders would provide their support for a potential transaction between Alibaba and the Company, including discussions regarding, among other things, the rights of the 1Verge Shareholders to terminate any voting undertakings, the expiration date for a potential support agreement, undertakings by Alibaba related to a potential transaction, and limitations on Alibaba changing the material terms of any potential transaction that would be subject to voting undertakings if and when Alibaba determined to proceed with any potential transaction. During this period, Mr. Koo and Mr. Li had several conversations with certain members of the Board about the status of the discussions with both Strategic Company A and Alibaba, including that Alibaba would not be interested in proposing or pursuing any potential transaction involving the acquisition of control of the Company unless the 1Verge Shareholders, solely in their capacity as shareholders of the Company, enter into voting commitments with Alibaba to support such potential transaction.

        On or about October 9, 2015, Mr. Koo and Mr. Li held discussions with certain members of the Board about the terms of the potential support agreement that Alibaba would require them to enter into in their capacity as shareholders of the Company in order for Alibaba to propose or pursue a potential transaction involving the acquisition of control of the Company. Mr. Koo and Mr. Li discussed with certain members of the Board, among other matters, the potential implications that their entry into such a support agreement might have on the Company and its ability to consummate any alternative transactions with parties other than Alibaba, including any potential transaction with Strategic Party A and the feasibility of such alternative transactions, taking into account the fact that discussions with Strategic Company A did not result in any firm offer or proposal from Strategic Company A with respect to any specific transaction.

        On October 11, 2015, a representative of Alibaba informed two independent directors of the Company, Mr. Jonathan Jia Zhu and Mr. Jixun Foo, that Alibaba was considering a potential going private transaction involving the Company and had engaged in preliminary discussions with Mr. Koo and Mr. Li regarding such a transaction and their potential support for such a transaction. Mr. Zhu and Mr. Foo discussed with the representative of Alibaba the importance of certainty of closing for any such potential transaction and noted that the closing conditions for any such potential transaction should be limited. The representative of Alibaba noted that any proposal regarding such a transaction remained subject to discussion with, and approval by, the AGHL board of directors.

        On October 15, 2015, representatives of Alibaba indicated to Mr. Koo and Mr. Li that, subject to review of a proposed transaction with the Company and approval by the AGHL board of directors, Alibaba was considering the making of a non-binding proposal for Parent to acquire all of the shares of the Company not already beneficially owned by Alibaba at a possible price of $26.60 per ADSs, but only if the 1Verge Shareholders (including Mr. Koo and the Chengwei Funds), solely in their capacity as shareholders of the Company, would execute the proposed support agreement, and agree to vote in favor of such proposal and against any competing transaction. At the meeting, Mr. Koo and Mr. Li again indicated to representatives of Alibaba that the 1Verge Shareholders would only enter into a support agreement in their capacity as shareholders of the Company if the Board determined that it would not object to the execution of such proposed support agreement, and would immediately consult with the Board to determine if the Board would not object to the execution of such proposed support agreement.

        Later that day on October 15, 2015, the Board (without the participation of Mr. Lu) held a meeting by telephone. Mr. Li and representatives of O'Melveny and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), serving as the Company's outside U.S. counsel, attended the meeting by invitation of the Board. During the meeting, Mr. Zhu and Mr. Foo summarized their discussion with Alibaba, observing that, subject to approval by the AGHL board of directors, Alibaba was considering a potential going private transaction involving the Company at a possible price of $26.60 per ADSs. Mr. Li described the potential support agreement, pursuant to which it was proposed that the 1Verge Shareholders (including certain other shareholders of the Company controlled by Mr. Koo) would agree, among other things, to vote all of the Ordinary Shares beneficially owned by them in favor of the Transaction and against any competing transaction in accordance with the terms of the proposed support agreement. Mr. Li noted that Alibaba had clearly indicated that it would not proceed with any proposal for a potential transaction without the execution of the proposed support agreement, but that the 1Verge Shareholders were unwilling to sign such agreement if the Board objected to it. The directors considered whether the risks associated with the execution of the proposed support agreement could outweigh the anticipated benefits of receiving a proposal from Alibaba, including the fact that a transaction proposed by another party would be challenging even in the absence of the proposed support agreement given Alibaba's current shareholding in the Company and the terms of the Investment Agreements, which includes a right of first offer in Parent's favor over shares held by the 1Verge Shareholders and Parent's right of first offer with respect to certain change of control transactions involving the Company. Following a discussion, the Board indicated that it would not object to the execution of the proposed support agreement. Mr. Zhu and Mr. Foo noted that there could be no determination by the Board at that time as to whether any price that Alibaba might propose is fair or whether the terms of any transaction that might result from any proposal would be favorable to the unaffiliated shareholders of the Company.

        The directors in attendance discussed the various qualifications of the directors of the Company to serve on a special committee. The directors then unanimously resolved to establish a committee of independent directors (the "Special Committee"), consisting of Mr. Zhu and Mr. Foo, and to grant the special committee the power to (1) make such investigation of any proposal received from Alibaba and any matters relating thereto as the special committee, in its sole discretion, deems appropriate, (2) evaluate the terms of any proposal received from Alibaba, (3) discuss and negotiate with Alibaba and its representatives any terms of a potential transaction and implement the proposed transaction as the Special Committee deems appropriate, (4) explore any alternatives to a potential transaction with Alibaba as the Special Committee, in its sole discretion, may deem appropriate, including maintaining the Company's current status as a public company, (5) if and when appropriate, negotiate and execute ancillary agreements with respect to a potential transaction with Alibaba or any alternative transaction, (6) if and when appropriate, negotiate definitive agreements with respect to a potential transaction with Alibaba or any alternative transaction, the execution and delivery of any such agreement being subject, however, to the approval of the Board, (7) report to the Board the recommendations and conclusions of the Special Committee with respect to a potential transaction with Alibaba and/or any alternative transaction and any recommendation as to whether the final terms of a potential transaction with Alibaba are fair to and in the best interests of the shareholders of the Company (other than Parent) and should be approved by the Board and, if applicable, by the Company's shareholders, and determinations and recommendations with respect to any other matters requested by the Board, (8) if and when appropriate at its sole discretion adopt defensive measures, such as a rights plan adoption and rights issuance, with respect to unsolicited proposals for an alternative transaction, and (9) retain, in its sole discretion, and on terms and conditions acceptable to the Special Committee, such advisors, including legal counsel, financial advisors and outside consultants, as the Special Committee in its sole discretion deems appropriate to assist the Special Committee in discharging its responsibilities. The Company believes, as do the members of the Special Committee, that this mandate included the authority to reject any potential transaction with Alibaba.

        On October 16, 2015, the board of directors of AGHL met to consider the possibility of an acquisition of the Company and, in connection therewith, the potential submission of a non-binding proposal letter (the "Proposal Letter") to the Company to acquire all of the outstanding Ordinary Shares and ADSs not already owned by Parent for $26.60 in cash per ADS (the "Proposed Transaction"), as well as the proposed support agreement. The board of directors of AGHL authorized AGHL to submit the Proposal Letter to the Company and authorized AIL to enter into the proposed support agreement with the Supporting Parties (which are comprised of all of the 1Verge Shareholders and The Koo 2012 Irrevocable Children's Trust, a shareholder of the Company and a trust established by Mr. Koo for the benefit of his designated family member, of which Mr. Koo is the grantor and trustee). Later that day, a representative of Alibaba contacted a representative of Yunfeng Capital to inform them about the Proposed Transaction.

        On October 16, 2015, the Supporting Parties entered into a support agreement with AIL (the "Support Agreement"), and later that day, AGHL submitted to the Board the Proposal Letter. In the Proposal Letter, AGHL set forth its views regarding the competitive challenges facing the Company and that Alibaba is uniquely positioned to partner with the Company to build a leading digital entertainment platform in China. The Proposal Letter noted that, under the Investment Agreements, Alibaba had a right of first offer with respect to a change of control transaction involving the Company, including any merger or sale of the Company, and that Alibaba was interested only in pursuing the proposed acquisition and did not intend to sell its stake in the Company to any third party. The Proposal Letter also stated that Alibaba intended to fund 100% of the cash consideration that would be payable in the acquisition from Alibaba's cash on hand. In addition, the Proposal Letter noted that AIL had entered into the Support Agreement with the Supporting Parties.

        Later that day, Alibaba and certain of its affiliates filed with the SEC Amendment No. 1 to its Schedule 13D (the "Schedule 13D Amendment"), and AGHL issued a press release, regarding its submission of the Proposal Letter to the Board.

        Following the Company's receipt of the Proposal Letter on October 16, 2015, the Board (without the participation of Mr. Lu) held a meeting by telephone. Mr. Li and representatives of O'Melveny and Skadden attended the meeting by invitation of the Board. The Board acknowledged the receipt the Proposal Letter, and confirmed their expectation that the Special Committee would consider the Proposed Transaction in accordance with the resolutions approved by the Board on October 15, 2015. Representatives of Skadden provided the Board with an overview of the procedures, process and duties of the directors of the Company as well as best practices in connection with a going private transaction as contemplated by the Proposal Letter.

        Also on October 16, 2015, the Company issued a press release regarding its receipt of the Proposal Letter and the formation of the Special Committee to consider the Proposed Transaction, and furnished the press release to the SEC as an exhibit to a Current Report on Form 6-K.

        On October 20, 2015, Simpson Thacher sent an initial draft of the merger agreement to Skadden, and Alibaba commenced its due diligence investigation with respect to the Company.

        On October 21, 2015, Skadden sent a draft confidentiality agreement to Simpson Thacher, and on October 23, 2015, Simpson Thacher sent a revised draft of the confidentiality agreement to Skadden.

        From October 16, 2015 to October 22, 2015, the Special Committee considered proposals from multiple investment banks that had expressed interest in being considered for the role of financial advisor to the Special Committee, and during that period, the members of the Special Committee reviewed and discussed such prospective financial advisors' qualifications, advisory experience and fee proposals. The Special Committee also considered proposals from several prospective U.S. legal advisors. The Special Committee noted that Skadden had extensive experience in advising on going private transactions and knowledge of the Company from its prior relationship with the Company in providing compliance services under the United State federal securities laws and NYSE rules. The Special Committee considered whether any conflict of interest existed that would impair Skadden's ability to provide independent advice to the Special Committee in respect of the review and evaluation of the Proposed Transaction. Given the fact that Skadden was not in any way involved with Alibaba in connection with the Proposal, the Special Committee determined that Skadden's existing relationship with the Company did not create a conflict of interest with respect to advising the Special Committee in its review and evaluation of the Proposal and the transactions contemplated therein and decided to retain Skadden to act as its U.S. legal counsel in connection with the Proposed Transaction.

        On October 22, 2015, the Special Committee, by way of unanimous written resolutions, retained J.P. Morgan Securities (Asia Pacific) Limited ("J.P. Morgan") as its financial advisor, Skadden as its U.S. legal counsel and Conyers Dill & Pearman ("Conyers") as its Cayman Islands legal counsel in connection with its review and evaluation of the Proposed Transaction. Among the reasons for J.P. Morgan's selection were its extensive experience in M&A transactions, including representing special committees in going private transactions, its strong reputation, its significant experience in dealing with China-based companies and its ability to interact in both English and Chinese. The Company subsequently issued a press release announcing the appointment of advisors by the Special Committee, and furnished the press release as an exhibit to a Current Report on Form 6-K.

        On October 23, 2015, the Special Committee determined to retain TransAsia Lawyers as its PRC legal counsel.

        On October 25, 2015, Morgan Stanley sent to J.P. Morgan a proposed plan for Alibaba's due diligence investigation of the Company.

        On October 26, 2015, Simpson Thacher and Skadden held a teleconference to discuss the draft merger agreement and the revised draft of the confidentiality agreement. During such teleconference, representatives of Simpson Thacher reviewed certain key provisions in the merger agreement, including the willingness of Alibaba to pay the Company a $160 million reverse termination fee in certain circumstances. Representatives of Simpson Thacher reminded the representatives of Skadden that Parent has a right of first offer and other veto rights under the Investment Agreements and that neither Parent nor any of the other parties to the Support Agreement intended to sell its stake in the Company to any third party in any alternative transaction.

        Later that day, the Special Committee held a meeting by telephone, attended by representatives of J.P. Morgan, Skadden and Conyers. Conyers provided a summary of the directors' fiduciary duties under the laws of the Cayman Islands and discussed best practices in the context of a going private transaction. J.P. Morgan informed the Special Committee that Alibaba had delivered due diligence requests in connection with the Proposed Transaction. Following a discussion, the Special Committee determined it was in the best interests of the Company at that stage to enter into a confidentiality agreement with Alibaba and instructed Skadden to finalize a confidentiality agreement with Alibaba on behalf of the Company. Skadden then summarized the key terms of the draft merger agreement, including the proposed merger consideration, conditions to closing, including a closing condition that would have been for Parent's benefit that holders of no more than 10% of the Company's shares would have exercised statutory dissenters' rights, the ability of Alibaba to terminate the merger agreement by paying a reverse termination fee of $160 million in certain circumstances and the inability of the Company to terminate the merger agreement if it received a superior proposal following the execution of a definitive agreement.

        The Special Committee also discussed with J.P. Morgan and Skadden the potential benefits and risks of conducting a market check before entering into the definitive agreements and retaining a "go-shop" right after entering into the definitive agreements. After discussion and taking into consideration all available facts, including (i) the fact that, as of the date of the Proposal Letter, Parent and the Supporting Parties beneficially owned, in aggregate approximately 38.8% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of the Proposal Letter, representing approximately 60.5% of the total voting power of the Company as of the date of the Proposal Letter, and could effectively block an alternative transaction, (ii) the fact that Parent has a contractual right of first offer with respect to certain change-of-control transactions, and could substantially impede an alternative transaction, (iii) the fact that Alibaba had expressed its strong opposition to such provisions in the merger agreement, and (iv) the significant disruption to the operations of the Company that a pre-signing market check could cause, the Special Committee concluded that reaching out to third parties to assess their interest in an alternative transaction would be unlikely to produce a competing offer on terms better than Alibaba's offer and therefore, although the Special Committee would not pursue an active market check at that stage, it would remain open to any competing bids received.

        On October 27, 2015, following negotiations between Simpson Thacher and Skadden, the Special Committee, on behalf of the Company, and Alibaba agreed to the terms of the confidentiality agreement, which was executed and delivered on October 28, 2015. In addition, later that day, Skadden provided a revised draft of the merger agreement to Simpson Thacher.

        Following review of the revised draft, on October 28, 2015, Simpson Thacher provided to Alibaba a summary of certain issues raised by the revised draft of the merger agreement, including among other matters a request for a guarantee from Alibaba, the deletion of the amount of the proposed

$160 million termination fee payable by the Company and the amount of the proposed $160 million reverse termination fee payable by Parent, the addition of another event triggering payment of the reverse termination fee by Parent in the event of a failure of the parties to close the merger by the termination date under certain circumstances, the deletion of a closing condition that would have been for Parent's benefit that holders of no more than 10% of the Company's shares would have exercised statutory dissenters' rights, certain covenants related to regulatory approvals, the standard under which the Special Committee and the Board could change their recommendation of the Proposed Transaction, certain changes to the definition of "material adverse effect," the requirement that a "superior proposal" be for 50% or more (rather than 100%) of the Company's equity, and the requirement that an "acquisition proposal" involve for 20% or more (rather than 10%) of the Company's equity or consolidated assets, total revenues or net income.

        On October 29, 2015, representatives of Simpson Thacher discussed with representatives of Alibaba these issues and Alibaba's positions on such issues.

        Later that day, representatives of Simpson Thacher and representatives of Skadden held a teleconference to negotiate certain terms of the merger agreement, including the representations, warranties and covenants restricting the Company and its subsidiaries from taking certain actions between the signing of the merger agreement and the closing of the merger.

        On October 30, 2015, representatives of Simpson Thacher, representatives of Morgan Stanley, representatives of Skadden and representatives of J.P. Morgan met at the offices of Simpson Thacher to discuss the key open issues in the merger agreement, including the Special Committee's request for a guarantee from Alibaba, the termination rights of the parties, the termination fee amounts that may be payable by the Company or Parent, the deletion of the closing condition related to the exercise of dissenters' rights, certain covenants related to regulatory approvals, the thresholds for a competing "acquisition proposal" or "superior proposal", the standard under which the Special Committee and the Board could change their recommendation of the Proposed Transaction, and certain changes to the definition of "material adverse effect." During this meeting, representatives of Simpson Thacher communicated, among other matters, that Alibaba would agree to guarantee the obligations of Parent and Merger Sub under the merger agreement and would agree to the proposed standard under which the Special Committee and the Board could change their recommendation of the Proposed Transaction and the addition of an event triggering payment of the reverse termination fee by Parent in the event of a failure of the parties to close the merger by the termination date under certain circumstances.

        Later that day, the Special Committee held a meeting by telephone, attended by representatives of J.P. Morgan and Skadden. Skadden provided a summary of Alibaba's positions on the key open issues in the merger agreement, including the thresholds for a competing "acquisition proposal" or "superior proposal", the treatment of unvested company options and restricted share units, and the request by Alibaba for a condition to its obligation to consummate the merger that the shares held by dissenting shareholders not exceed 10% of the Company's ordinary shares. Following further discussion, the Special Committee instructed Skadden and J.P. Morgan to negotiate the terms of the merger agreement with Alibaba. The Special Committee discussed a potential proposal of a termination fee of approximately 3% of the Company's total equity value not owned by Alibaba and a reverse termination fee of 8.8% of the Company's total equity value not owned by Alibaba, but determined to wait until after the receipt of the management's financial projections to communicate such proposal to Alibaba. The Special Committee further discussed with J.P. Morgan and Skadden strategies and process to request an improved offer price and discussed the best course for maximizing shareholder value. The Special Committee decided to meet following the receipt of the financial projections by the Company's management to confirm the approach to price negotiations. J.P. Morgan provided an update on the workstreams, including the status of preparation of the financial projections by the Company's management and the due diligence process.

        From October 31, 2015 through November 2, 2015, representatives of Simpson Thacher discussed with representatives of Alibaba the open issues in the merger agreement, and Alibaba continued its due diligence investigation with respect to the Company.

        On November 2, 2015, the Special Committee held a telephonic meeting, at which Mr. Hugh Wu, the Company's chief financial officer, certain other members of the Company's management, J.P. Morgan and Skadden were present. Mr. Wu presented the management's projections for the Company's future financial performance. During this presentation, Mr. Wu discussed management projections provided for the Company for the fiscal year ending 2015 through fiscal year ending December 31, 2025 (which financial projections are summarized under "Special Factors—Certain Financial Projections"). Following the presentation and further discussion with J.P. Morgan and Skadden, the Special Committee determined to request that Alibaba increase the proposed merger consideration by $2.00 to a price per ADS of $28.60, and to seek a termination fee of approximately 3% of the Company's total equity value not owned by Alibaba and a reverse termination fee of approximately 8.8% of the Company's total equity value not owned by Alibaba.

        On November 2, 2015, representatives of J.P. Morgan and representatives of Skadden communicated to representatives of Morgan Stanley and representatives of Simpson Thacher that the Special Committee proposed a price per ADS of $28.60, a reverse termination fee amount payable by Parent of approximately 8.8% of the total equity value of the Company not owned by Alibaba and a termination fee amount payable by the Company of $160 million. Following this discussion, representatives of Morgan Stanley and representatives of Simpson Thacher held a teleconference with representatives of Alibaba to discuss the Special Committee's proposals and the status of negotiations of the merger agreement. During this teleconference, Alibaba provided its views on the key open issues, including its intention to propose a price of $27.60 per ADS, reverse termination fee payable by Parent of $380 million and termination fee payable by the Company of $160 million.

        Also on November 2, 2015, Alibaba sent a draft agreement to Yunfeng Capital (the "Yunfeng Consent Agreement") pursuant to which Yunfeng Capital agreed to the merger and related transactions as well as certain modifications and waivers to the existing share purchase and shareholders agreement among Parent, AIL and Yunfeng Capital (as described below under the caption "Related Party Transactions—YF Consent Agreement among Parent, AIL and Yunfeng Capital"). Over the next few days, representatives of Simpson Thacher, representatives of Alibaba and representatives of Yunfeng Capital discussed the terms of the proposed Yunfeng Consent Agreement.

        On November 3, 2015, Simpson Thacher sent a revised draft of the merger agreement to Skadden. Over the course of November 3, 2015 and November 4, 2015, Simpson Thacher and Skadden continued to negotiate the merger agreement and related documentation. Representatives of Simpson Thacher communicated to representatives of Skadden that Alibaba had agreed to the deletion of the closing condition related to the exercise of dissenters' rights and the requirement that a "superior proposal" be for 50% or more (rather than 100%) of the Company's equity. In addition, representatives of Simpson Thacher communicated to representatives of Skadden that Alibaba maintained its position that an "acquisition proposal" would be for 10% or more (rather than 20%) of the Company's equity or consolidated assets, total revenues or net income.

        During the evening of November 4, 2015, representatives of Morgan Stanley and representatives of Simpson Thacher held a teleconference with representatives of J.P. Morgan and representatives of Skadden to communicate Alibaba's proposed price of $27.60 per ADS, proposed reverse termination fee payable by Parent of $380 million and proposed termination fee payable by the Company of $160 million.

        Later that evening, the Special Committee held a meeting by telephone, attended by representatives of J.P. Morgan and Skadden. J.P. Morgan provided a summary of their negotiations with Morgan Stanley in respect of the proposed merger consideration and the amount of the reverse termination fee. Skadden provided an update as to the resolutions of the remaining key open items in the merger agreement. The Special Committee noted that the proposed reverse termination fee of $380 million was equal to approximately 8.0% of the Company's total equity value not owned by Alibaba and at the higher end of the range for comparable transactions. After extensive discussion, assuming the fairness of the revised offer price from a financial perspective, the Special Committee determined that it would be willing to proceed with negotiations on the basis of Alibaba's proposal of a price increase of $1.00 per ADS, a termination fee of $160 million and a reverse termination fee of $380 million. The Special Committee then instructed Skadden to work with Simpson Thacher to finalize the merger agreement, and instructed J.P. Morgan to make a presentation to the Special Committee regarding its opinion on the fairness of the offer price at the next Special Committee meeting.

        Following the Special Committee meeting, representatives of J.P. Morgan and representatives of Skadden communicated to representatives of Morgan Stanley and representatives of Simpson Thacher that the Special Committee had agreed to Alibaba's proposed price of $27.60 per ADS, proposed reverse termination fee payable by Parent of $380 million and proposed termination fee payable by the Company of $160 million, leaving no significant issues open in the negotiation of the merger agreement.

        On November 5, 2015, the board of directors of AGHL held a meeting to consider the Proposed Transaction. Following a thorough review and discussion of the proposed terms of the transactions, the board of directors of AGHL approved the merger agreement and the Proposed Transaction.

        On November 6, 2015, the Special Committee held a meeting by telephone with J.P. Morgan, Skadden and Conyers. Conyers reviewed with the Special Committee the directors' fiduciary duties under the laws of the Cayman Islands in connection with their consideration of the Proposed Transaction, including their duties of loyalty, honesty and good faith. Skadden gave an update on the status of the negotiations with Alibaba and summarized for the Special Committee the key terms of the merger agreement, including the merger consideration, the termination fee and reverse termination fee, conditions to closing and termination events. J.P. Morgan then made a presentation regarding the Company and J.P. Morgan's financial analyses with respect to the consideration that would be paid to the Company's shareholders in the potential merger. The Special Committee acknowledged that certain J.P. Morgan analyses were provided for informational purposes, and that such analyses was not used as the basis of J.P. Morgan's fairness analysis, but that such data was nonetheless useful for consideration by the Special Committee of the proposed transaction. Thereafter, J.P. Morgan delivered its oral opinion, subsequently confirmed in writing and attached hereto as Annex B, to the Special Committee to the effect that, as of November 6, 2015, and based upon and subject to the procedures followed, assumptions made, matter considered and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its written opinion, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares and the Per ADS Merger Consideration to be paid to the holders of ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs), in the merger was fair, from a financial point of view, to those holders.

        After considering the proposed terms of the merger agreement and the presentations of Skadden and J.P. Morgan, including receipt of J.P. Morgan's oral opinion, and taking into account the other factors described below under the caption "Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 34, the Special Committee then unanimously determined that the merger agreement, plan of merger and the other transactions contemplated by the merger agreement, including the merger, were fair (both substantively and procedurally) to and in the best interests of the Company and its shareholders and ADS holders (other than Parent) and declared it advisable for the Company to enter into the merger agreement and the plan of merger and recommended that the Board adopt a resolution approving and declaring the advisability of the merger agreement and the plan of merger, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the other transactions contemplated by the merger agreement, including the merger.

        Later on November 6, 2015, the Board held a meeting, attended by representatives of J.P. Morgan, Skadden and Conyers. Conyers reviewed the directors' fiduciary duties under the laws of the Cayman Islands in connection with their consideration of the Proposed Transaction, including their duties of loyalty, honesty and good faith. Skadden provided a summary of the key terms of the merger agreement, including the merger consideration, the termination fee and reverse termination fee, conditions to closing and termination events. The Special Committee presented its recommendation to the Board. After considering the proposed terms of the merger agreement and the other transaction agreements and the various presentations of Skadden and J.P. Morgan, including J.P. Morgan's fairness opinion provided to the Special Committee, and taking into account the other factors described below under the caption "Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 34, the Board unanimously determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and shareholders and ADS holders (other than Parent), and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger and directed that the authorization and approval of the merger agreement, the plan of merger and the other transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the other transactions contemplated by the merger agreement, including the merger. See "Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 34 for a full description of the resolutions of the Board at this meeting.

        Also on November 6, 2015, Yunfeng Capital, AIL and Parent executed the Yunfeng Consent Agreement.

        Later during the day on November 6, 2016, the Company, Parent and Merger Sub executed the merger agreement and issued a press release announcing the execution of the merger agreement. The Company furnished the press release and executed merger agreement to the SEC as exhibits to a Current Report on Form 6-K.

Reasons for the Merger and Recommendation of the Special Committee and the Board

        At a meeting on November 6, 2015, the Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of the Company and its Unaffiliated Security Holders, (b) approved and declared it advisable for the Company to enter into the merger agreement, the plan of merger and the transactions, including the merger, and (c) recommended that the Board and the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions, including the merger.

        At a meeting on November 6, 2015, the Board, acting upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the transactions, including the merger, as required by the memorandum and articles of associations of the Company as amended to date and Cayman Islands law, unanimously (a) determined (i) that the merger as contemplated in the merger agreement and the plan of merger is fair to and in the best interests of the Company and the

Unaffiliated Security Holders and (ii) that it is advisable for the Company to enter into the merger agreement, the plan of merger and the transactions, including the merger; (b) authorized and approved the merger agreement, the plan of merger and the transactions, including the merger; and (c) recommended the approval and authorization of the merger agreement, the plan of merger and the transactions, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the transactions, including the merger, be submitted to the shareholders of the Company for authorization and approval.

        In the course of reaching these determinations, the Special Committee and the Board considered the following factors and potential benefits of the merger, each of which the Special Committee and the Board believe supported their decisions to recommend the merger agreement and that the merger is substantially fair to the Company's Unaffiliated Security Holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:

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  the current and historical market prices of ADSs, and the fact that the Per ADS Merger Consideration of $27.60 offered to the Company's Unaffiliated Security Holders represents a premium of 35.1% over the closing price of our ADSs on October 15, 2015, and a 49.9% premium over the volume-weighted average closing price of our ADSs during the three months prior to October 15, 2015, one day prior to the date that the Company announced that it had received a going-private proposal from AGHL;

  •
  the lowest closing price of the Company's ADSs during the 52-week period prior to November 6, 2015 was $12.36, the date that the Company announced the execution of the merger agreement;

  •
  the fact that the consideration payable in the merger is entirely in cash, which would allow the Company's Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with a specified amount of cash consideration for their Ordinary Shares or ADSs;

  •
  the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent publicly-traded company and the perceived risks of that alterative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the merger, taking into account the likelihood of execution as well as business, competitive, industry and market risks;

  •
  the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the Per ADS Merger Consideration of $27.60, as adjusted for present value, and the possibility that such value might never be obtained;

  •
  the absence of a financing condition in the merger agreement;

  •
  the likelihood and anticipated timing of completing the merger in light of the limited scope of the conditions to completion;

  •
  the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee's determination that, following negotiations with Alibaba, $27.60 per ADS was the highest price that Alibaba would agree to pay, with the Special Committee basing its belief on a number of factors, including the tenor of negotiations and the experience of the Special Committee and its advisors;

  •
  the fact that the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a termination fee of $380 million and the guarantee of such payment obligation by AIL (see "The Merger Agreement—Termination Fee" beginning on page 100 and "Special Factors—Guarantee" beginning on page 57);

  •
  the financial analysis reviewed and discussed with the Special Committee by representatives of J.P. Morgan, as well as the written opinion of J.P. Morgan delivered to the Special Committee on November 6, 2015 as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Ordinary Shares and the Per ADS Merger Consideration to be received by the holders of ADSs (in each case, other than Excluded Shares, including Excluded Shares represented by ADSs) in the merger, as of November 6, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion (see "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 45 for additional information). The Special Committee and the Board noted that the opinion of J.P. Morgan addressed fairness to the holders of Ordinary Shares and ADSs other than Excluded Shares, including Excluded Shares represented by ADSs, and that, while such holders may also include holders (including directors and officers) that are also our affiliates but may not be members of the Buyer Group or dissenting shareholders, the consideration to be received by such affiliates is identical in all respects to the consideration to be received by the Unaffiliated Security Holders. Therefore, the Special Committee and the Board believed that there was no material distinction between the fairness of the transactions to the Unaffiliated Security Holders and the fairness of the transactions to the holders of Shares and of ADSs (in each case other than holders of Excluded Shares, including Excluded Shares represented by ADSs) and, as a result, the Special Committee and the Board believed it was reasonable and appropriate to consider such fairness opinion as a material factor in their determination as to the fairness of the transactions to the Unaffiliated Security Holders;

  •
  the forecast of the Company's future financial performance prepared by the Company's management based on their knowledge of the Company's business, financial conditions, results of operations, prospects and competitive position (see "Special Factors—Certain Financial Projections" beginning on page 42 for additional information); and

  •
  since the announcement of the proposed transaction on October 16, 2015 and prior to the entry into the merger agreement, no party other than the Buyer Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company.

        In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such shareholders, which procedural safeguards include the following, which are not listed in any relative order of importance:

  •
  the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee's authority;

  •
  in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their advisors on behalf of such shareholders;

  •
  both of the members of Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, neither of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates, and neither of such members has any financial interest in the merger that is different from that of the Unaffiliated Security Holders other than the members' receipt of Board and Special Committee compensation (which is not contingent upon the completion of the merger or the Special Committee's or the Board's recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

  •
  the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the merger by J.P. Morgan as its financial advisor and Skadden, Conyers and Transasia as its legal advisors;

  •
  the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from AGHL with respect to the proposed transaction from the date the Special Committee was established, and no evaluation, negotiation or response regarding the proposed transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

  •
  the terms and conditions of the merger agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

  •
  the Special Committee was empowered to exercise the full power and authority of the Board in connection with the proposed transaction and related process;

  •
  the Special Committee held telephonic meetings on multiple occasions to consider and review the terms of the merger agreement and the proposed transaction;

  •
  the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the merger or any other transaction;

  •
  the recognition by the Special Committee and the Board that, subject to compliance with the terms and conditions of the merger agreement, the Company has the ability to consider any acquisition proposal reasonably likely to lead to a superior proposal (as defined under the caption "The Merger Agreement—Acquisition Proposals" beginning on page 95) until the Company's shareholders vote upon and authorize and approve the merger agreement, the plan of merger and the transactions, including the merger;

  •
  the Board's ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company's shareholders vote to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger; and

  •
  the availability of dissenter rights to shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenter rights, which allow such shareholders to receive payment of the fair value of their Ordinary Shares as determined by the Grand Court of the Cayman Islands.

        The Special Committee and the Board also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following, which are not listed in any relative order of importance:

  •
  approval of the merger agreement is not subject to any additional approval by Unaffiliated Security Holders and, given that (a) Parent and the Supporting Parties collectively beneficially own Ordinary Shares representing approximately 60.2% of the total voting power of the issued and outstanding Ordinary Shares as of the date of this proxy statement and (b) the Supporting Parties are obligated to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, and against any competing transaction, the Buyer Group and the Supporting Parties, collectively have the ability to authorize and approve the merger agreement at the extraordinary general meeting unless a substantial majority (or possibly all, depending on the number of Ordinary Shares voted at the meeting) of the Ordinary Shares not owned by Parent and not subject to the Support Agreement vote against the proposal to authorize and approve the merger agreement;

  •
  the Unaffiliated Security Holders will have no ongoing equity participation in the Company following the merger, and they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of Ordinary Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

  •
  the Supporting Parties' obligation to vote against any competing transaction and the fact that there is no clear path for any competing transaction to be successful;

  •
  the fact that the Company will not have the ability to terminate the merger agreement in connection with a "superior proposal" (as defined in the Merger Agreement). See "The Merger Agreement—Acquisition Proposals" beginning on page 95 and "The Merger Agreement—Termination of the Merger Agreement" beginning on page 99;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the merger;

  •
  since the Company became publicly listed on the NYSE in December 2010, the highest historical closing price of ADSs ($67.27 per ADS on April 19, 2011) substantially exceeds the Per ADS Merger Consideration;

  •
  the risks and costs to the Company if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company's business and customer relationships;

  •
  the Company may be required, under certain circumstances, to pay Parent a termination fee of $160 million in connection with a termination of the merger agreement;

  •
  the Company's remedy in the event of a breach of the merger agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of $380 million, and, under certain circumstances the Company may not be entitled to a reverse termination fee or reimbursement of expenses at all;

  •
  the possibility that the merger might not be completed and the negative impact of such a public announcement on the Company's sales and operating results, and the Company's ability to attract and retain key management, marketing and technical personnel; and

  •
  the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under "Special Factors—Material U.S. Federal Income tax Consequences") for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

        The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The

Special Committee unanimously recommended that the Board authorize and approve, and the Board unanimously authorized and approved, the merger agreement, the plan of merger and the transactions, including the merger, based upon the totality of the information presented to and considered by it.

        In reaching its conclusion regarding the fairness of the merger to the Company's Unaffiliated Security Holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, the Special Committee considered financial analyses presented by J.P. Morgan. These analyses included, among others, discounted cash flow analysis, selected public company analysis and other analyses. All of the material analysis as presented to the Special Committee on November 6, 2015 are summarized below under the caption "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 45. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the transactions, including the merger.

        Neither the Special Committee nor the Board considered the liquidation value of the Company's assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company's going-concern value. Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the caption "Market Price of the Company's ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 76. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under "Transactions in Ordinary Shares and ADSs" beginning on page 110. Neither the Special Committee nor the Board, however, considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the Company's shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company's net book value per Share as of December 31, 2014 was $0.65 based on 3,479,962,202 issued and outstanding Ordinary Shares as of that date. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under the caption "Transactions in the Ordinary Shares and ADSs" beginning on page 110.

        In reaching its determination that the merger agreement, the plan of merger and the transactions, including the merger, are fair to, and in the best interests of, the Company and its Unaffiliated Security Holders and its decision to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, by the Company's shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the caption "Special Factors—Background of the Merger," and adopted such recommendations and analysis. During its consideration of the merger agreement and the transactions, including the merger, the Board was also aware that some of the Company's directors and shareholders, including the chairman of the Board, and other employees of the Company, have interests with respect to the merger that are, or may be, different from, or in addition to those of the Company's Unaffiliated Security Holders generally, as described under the caption "Special Factors—Interests of Certain Persons in the Merger" beginning on page 58.

        Except as set forth under "Special Factors—Background of the Merger" beginning on page 24, "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 34 and "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 45, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

        For the foregoing reasons, the Special Committee and the Board believe that the merger agreement, the plan of merger and the transactions, including the merger, are substantially and procedurally fair to, and in the best interests of, the Company and its Unaffiliated Security Holders.

Position of the Buyer Group as to Fairness of the Merger

        Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the merger to the Unaffiliated Security Holders of the Company. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group's view as to the fairness of the merger is not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the merger and to approve and adopt the merger agreement and other transactions contemplated thereby. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests (or potential continuing interests) in the surviving company after the completion of the merger. These interests are described under the caption "Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group" beginning on page 58.

        The Buyer Group believes the interests of the Company's Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. None of the Buyer Group members believes that it or any of its affiliates has or had any fiduciary or other duty to the Company or its shareholders, including with respect to the merger and its terms. None of the Buyer Group members or their affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee's independent legal or financial advisors as to, the fairness of the merger to the Company's Unaffiliated Security Holders. Furthermore, none of the Buyer Group members or their affiliates undertook a formal evaluation of the fairness of the merger. No financial advisor provided any of the Buyer Group members or their affiliates with any analysis or opinion with respect to the fairness of the merger consideration to the Company's Unaffiliated Security Holders.

        Based on the Buyer Group's knowledge and analysis of available information regarding the Company, discussions with the Company's senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the caption "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 34, and based on the following factors, which are not listed in any relative order of importance, the Buyer Group believes that the merger is both substantively and procedurally fair to the Unaffiliated Security Holders of the Company:

  •
  the merger consideration of $27.60 per ADS or one eighteenth of $27.60 per Ordinary Share represents a premium of 35.1% over the closing price of the Company's ADSs on October 15, 2015 and a premium of 49.9% to the volume-weighted average closing price of the Company's ADSs during the three months prior to October 15, 2015, one day prior to the date that the Company announced that it had received a going-private proposal from AGHL;

  •
  the lowest closing price of the Company's ADSs during the 52-week period prior to November 6, 2015 was $12.36, the date that the Company announced the execution of the merger agreement;

  •
  the merger consideration of $27.60 per ADS or one eighteenth of $27.60 per Ordinary Share represents a premium of 115.6% over the offering price per ADS of $12.80 pursuant to the Company's initial public offering of the Ordinary Shares conducted in December 2010;

  •
  notwithstanding that the J.P. Morgan's fairness opinion was delivered to the Special Committee only and none of the Buyer Group members or any of their affiliates was entitled to rely or relied on such opinion, the fact that the Special Committee received an opinion from J.P. Morgan to the effect that, as of November 6, 2015 and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan set forth in J.P. Morgan's written opinion, the Per Share Merger Consideration to be paid to the holders of the Ordinary Shares and the Per ADS Merger Consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the merger was fair, from a financial point of view, to those holders;

  •
  the consideration to be paid to the Company's Unaffiliated Security Holders in the merger is all cash, allowing the Company's Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Ordinary Shares and/or ADSs;

  •
  the Special Committee, consisting entirely of directors who are not affiliated with Alibaba, other members of the Buyer Group or any member of the management of the Company, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to decide not to engage in the merger;

  •
  the members of the Special Committee do not have any interests in the merger different from, or in addition to, those of the Company's Unaffiliated Security Holders, other than (i) the members' receipt of Board and Special Committee compensation (which are not contingent upon the completion of the merger or Special Committee's or Board's recommendation of the merger) and (ii) the Special Committee members' indemnification and liability insurance rights under the merger agreement;

  •
  the Special Committee retained and was advised by independent legal counsel and a financial advisor, both of whom are experienced in advising committees such as the Special Committee in similar transactions;

  •
  the Special Committee and the Board had no obligation to recommend the adoption of the merger agreement and the other transactions contemplated thereby, including the merger;

  •
  the Buyer Group did not influence the deliberative process of, or the conclusions reached by, the Board or the Special Committee or the negotiating positions of the Special Committee;

  •
  the merger was unanimously approved by the Special Committee;

  •
  the merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations between Alibaba and the Special Committee and their respective legal and financial advisors;

  •
  under the terms of the merger agreement, in certain circumstances prior to obtaining shareholder approval of the merger, the Company is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals and the Board is permitted to withhold, withdraw, qualify, amend or modify its recommendation of the merger agreement (see "The Merger Agreement and Plan of Merger—Acquisition Proposals" beginning on page 95);

  •
  the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be completed and the merger consideration will be paid to the Company's Unaffiliated Security Holders;

  •
  the merger agreement requires Parent to pay a $380 million reverse termination fee to the Company if the merger agreement is terminated under certain circumstances; and

  •
  under the law of the Cayman Islands, shareholders have the right to dissent from the merger and to receive payment of the fair value of their Ordinary Shares, which if not agreed will be determined by the Grand Court of the Cayman Islands.

        The Buyer Group did not consider the liquidation value of the Company because it considers the Company to be a viable going concern and view the trading history of the Ordinary Shares as an indication of the Company's going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger. The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger. The Buyer Group did not establish, and did not consider, a going concern value for the Ordinary Shares as a public company to determine the fairness of the merger consideration to the Company's Unaffiliated Security Holders. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company's Ordinary Shares, the merger consideration of $27.60 per ADS or one eighteenth of $27.60 per Ordinary Share represented a premium to the going concern value of the Company.

        The Buyer Group is not aware of, and thus did not consider, any firm offers or proposals made by any unaffiliated person, other than the Buyer Group, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company's securities, (d) the sale or other transfer of a material amount of the assets of the Company or (e) a purchase of the Company's securities that would enable the purchaser to exercise control over the Company.

        Although Cayman Islands law does not require, and the merger agreement is not subject to, approval by a majority of the Unaffiliated Security Holders of the Company, as a result of the procedural safeguards described above, the Buyer Group concluded that the merger is procedurally fair to the Unaffiliated Security Holders of the Company.

        The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the merger to the Company's Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to the Company's Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

        The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company's Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the approval and adoption of the merger agreement.

Certain Financial Projections

        The Company's management does not, as a matter of course, make available to the public future financial projections. However, the Company's management prepared certain financial projections for the Special Committee and its financial advisor in connection with the financial analysis of the merger. These financial projections, which were based on our management's projection of our future financial performance as of the date provided, were prepared by the Company's management for internal use and for use by the Special Committee's financial advisor in their financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

        The financial projections are not a guarantee of performance. In compiling the projections, the Company's management took into account historical performance, combined with estimates regarding net revenue, gross profit, EBIT, EBITDA, net income, content investment and capital expenditures. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products and services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

        Neither our independent registered public accounting firm, Ernst & Young Hua Ming LLP ("E&Y"), nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the financial projections or their achievability. E&Y's report accompanying our audited consolidated financial statements included in the Company's Annual Report on Form 20-F for the year ended December 31, 2014 incorporated by reference in this proxy statement refers exclusively to the Company's historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and its financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the merger, including whether or not to seek appraisal for his, her or its Ordinary Shares pursuant to Section 238 of the Cayman Islands Companies Law.

        The following table sets forth the financial projections prepared by our management and considered by the Special Committee and its financial advisor in connection with their analysis of the merger:

	Management projection (Non-GAAP, in RMBmm)
FY ended December 31	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Net revenue
Advertising revenue	4,832	7,206	10,202	13,536	16,921	20,304	23,103	25,499	27,302	28,124	28,844
Consumer revenue	924	2,416	4,794	7,008	9,624	12,210	14,318	16,269	18,079	20,387	22,571
Others	294	397	491	566	631	692	748	798	839	868	895
Net revenue	6,050	10,019	15,487	21,110	27,176	33,206	38,170	42,566	46,220	49,379	52,310
% Growth	50%	66%	55%	36%	29%	22%	15%	12%	9%	7%	6%
Gross profit	779	1,193	3,528	5,946	8,569	11,575	14,381	17,027	19,329	21,416	23,148
% Net revenue	13%	12%	23%	28%	32%	35%	38%	40%	42%	43%	44%
Sales and marketing expenses	1,306	1,661	2,217	2,941	3,640	4,341	4,750	5,096	5,427	5,676	5,905
% Net revenue	22%	17%	14%	14%	13%	13%	12%	12%	12%	11%	11%
Product and development expenses	484	802	1,239	1,689	2,174	2,490	2,863	3,192	3,466	3,703	3,923
% Net revenue	8%	8%	8%	8%	8%	7%	7%	7%	7%	7%	7%
General administrative expenses	266	441	681	929	1,196	1,461	1,679	1,873	2,034	2,173	2,302
% Net revenue	4%	4%	4%	4%	4%	4%	4%	4%	4%	4%	4%
EBIT	(1,266)	(1,711)	(610)	388	1,560	3,283	5,090	6,866	8,401	9,864	11,018
% Net revenue	(21%)	(17%)	(4%)	2%	6%	10%	13%	16%	18%	20%	21%
EBITDA	(1,082)	(1,452)	(305)	748	1,987	3,790	5,668	7,466	9,001	10,464	11,618
% Net revenue	(18%)	(14%)	(2%)	4%	7%	11%	15%	18%	19%	21%	22%
Net income	(1,179)	(1,632)	(561)	420	1,422	2,919	4,384	5,939	7,327	8,683	9,808
% Net revenue	(19%)	(16%)	(4%)	2%	5%	9%	11%	14%	16%	18%	19%
Content investment (cash)	2,870	4,035	5,018	5,943	6,733	7,350	7,902	8,334	8,650	8,833	8,875
% Net revenue	47%	40%	32%	28%	25%	22%	21%	20%	19%	18%	17%
Capital expenditures	245	279	315	350	419	503	579	600	600	600	600
% Net revenue	4%	3%	2%	2%	2%	2%	2%	1%	1%	1%	1%

        Our management used non-GAAP measures to evaluate the Company's operational trends, including non-GAAP net revenue, non-GAAP gross profit, non-GAAP sales and marketing expenses, non-GAAP product development expenses, non-GAAP general and administrative expenses, EBIT, EBITDA, and non-GAAP net income. All non-GAAP measures exclude, as applicable, barter sublicensing revenues, amortization of licensed copyrights from nonmonetary content exchanges, share-based compensation expenses and amortization of intangible assets from business combination. Accordingly, these measures may not be comparable measurements to those used by other companies, and should not be relied upon as an alternative to GAAP measures.

        The Special Committee's financial advisor reviewed certain financial analyses that were based, in part, on the financial projections above. For additional information regarding the analyses by the Special Committee's financial advisor, see "Discussion Materials prepared by J.P. Morgan Securities (Asia Pacific) Limited for discussion with the Special Committee of the board of directors of the Company, November 6, 2015" filed as Exhibit (c)-(2) to the Company's transaction statement on Schedule 13E-3 and "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 45.

        NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

        The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see "Cautionary Note Regarding Forward-Looking Statements" beginning on page 116 and "Item 3. Key Information—D. Risk Factors" included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Opinion of the Special Committee's Financial Advisor

        Pursuant to an engagement letter dated October 22, 2015, the Special Committee retained J.P. Morgan as its financial advisor to deliver a fairness opinion in connection with the merger. J.P. Morgan is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

        At the meeting of the Special Committee on November 6, 2015, J.P. Morgan rendered its oral opinion to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Per Share Merger Consideration to be paid to the holders of (i) Class A Ordinary Shares, including Class A Ordinary Shares represented by ADSs and (ii) Class B Ordinary Shares and the Per ADS Merger Consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its November 6, 2015, oral opinion by delivering its written opinion to the Special Committee, dated as of the same date, that, as of such date, the Per Share Merger Consideration to be paid to the holders of the Ordinary Shares and the Per ADS Merger Consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the merger was fair, from a financial point of view, to such holders. No limitations were imposed by the Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

        The full text of the written opinion of J.P. Morgan dated November 6, 2015, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid in the merger and does not constitute a recommendation to any shareholder, or holder of ADSs, of the Company as to how such shareholder, or holder of ADSs, should vote with respect to the merger or any other matter.

        In connection with preparing its opinion, J.P. Morgan, among other things:

  •
  reviewed a draft of the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

  •
  compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Ordinary Shares and ADSs and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        J.P. Morgan also held discussions with certain members of the management of the Company with respect to certain aspects of the merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and the Buyer Group or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or any member of the Buyer Group or any other person under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the draft merger agreement, and that the definitive merger agreement will not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan did not act as a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

        The financial projections furnished to J.P. Morgan for the Company and used in connection with J.P. Morgan's analysis of the merger were prepared by or at the direction of the management of the Company. The Company informed J.P. Morgan that it does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        J.P. Morgan's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. It should be understood that subsequent developments may affect J.P. Morgan's opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of the Ordinary Shares and the Per ADS Merger Consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed merger, and J.P. Morgan expressed no opinion as to the fairness of the merger to, or any consideration paid in connection with the merger to, the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the merger. Furthermore J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the Per Share Merger Consideration or the Per ADS Merger Consideration to be paid to the holders of the Ordinary Shares or ADSs (other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the merger or with respect to the fairness of any such compensation.

        J.P. Morgan noted that it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. J.P. Morgan has consented to the inclusion and disclosure of its financial analyses in this proxy statement. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone. In order to fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's financial analyses.

        All values in the sections "Discounted Cash Flow Analysis" and "Public Trading Multiples" below are presented on an equity value per ADS basis. In arriving at equity value per ADS for the Company, the analysis started with a determination of firm value, or "FV", for the Company. FV was then adjusted by subtracting total debt outstanding as of June 30, 2015, adding total cash and cash equivalents, restricted cash and short term investments outstanding as of June 30, 2015, and adding long-term investments as of June 30, 2015 to arrive at equity value for the Company. Equity value was then divided by the diluted number of ADSs outstanding to arrive at equity value per ADS. All market data used by J.P. Morgan in its analyses was as of November 4, 2015. Accordingly, this information may not reflect current or future market conditions. In addition, as each ADS represents 18 underlying Ordinary Shares, all calculations of equity value per ADS or implied equity value per ADS below represent the value attributable to 18 Ordinary Shares.

  Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining a diluted equity value per ADS for the ADSs. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." "Present value" refers to the current value of one or more future cash payments from the asset, which is referred to as that asset's cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. "Terminal value" refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

        J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2016 to 2025 based upon financial projections prepared by the management of the Company. See "Special Factors—Certain Financial Projections" beginning on page 42 for additional information. J.P. Morgan also calculated a range of terminal asset values of the Company at the end of the projection period ending 2025 by applying a perpetual growth rate ranging from 2.5% to 3.5%. The perpetual growth rate range was selected based on a combination of macroeconomic factors, such as general industry trends and expected inflation rates, and the professional judgment of J.P. Morgan. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 13% to 15%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted by subtracting total debt outstanding as of June 30, 2015, adding total cash and cash equivalents, restricted cash and short term investments, and adding long-term investments outstanding as of June 30, 2015. Based on these assumptions, the discounted cash flow analysis indicated a range of per ADS equity values of between $23.06 and $31.96.

  Public Trading Multiples

        Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be most similar to the Company. The companies selected by J.P. Morgan were:

  •
  Qihoo 360 Technology Co. Ltd.

  •
  YY Inc.

  •
  Sina Corporation

  •
  Sohu.com Inc.

        These companies were selected, among other reasons, because they represent the main publicly traded peers in the PRC's internet industry with operations and businesses that, for purpose of J.P. Morgan's analysis, may be considered similar to that of the Company. However, none of the selected companies reviewed is directly comparable to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company's and other factors that could affect the public trading value of the selected companies and the Company.

        In all instances, multiples were based on closing share prices on November 4, 2015. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies' filings with the SEC and any other relevant stock exchanges as well as the publicly available consensus estimates of Wall Street analysts.

        In conducting its analyses, J.P. Morgan reviewed the selected companies' trading multiples based on (1) ratio of FV to estimated revenue for calendar year 2015, and (2) ratio of FV to estimated revenue for calendar year 2016. Results of the analyses were presented for the selected companies, as indicated in the following table:

Company	FV	Revenue 2015E	Revenue 2016E	FV/Revenue 2015E	FV/Revenue 2016E
Qihoo 360 Technology Co. Ltd.	7,871.6	878	1,151	4.1x	3.0x
YY Inc.	3,148.5	1,932	2,586	3.6x	2.7x
Sina Corporation	1,308.2	862	1,017	1.5x	1.3x
Sohu.com Inc.	1,413.8	1,928	2,186	0.7x	0.6x

        Based on the above analyses, J.P. Morgan applied a multiple reference range of (1) 0.7x to 4.1x for FV to the Company's estimated revenue for calendar year 2015 based on management estimates, and (2) 0.6x to 3.0x for FV to the Company's estimated revenue for calendar year 2016 based on management estimates. In comparison to the per ADS consideration, the analyses indicated the following equity values per ADS:

FV/Revenue 2015E	FV/Revenue 2016E
$8.70 to $24.25	$10.04 to $28.22

  Other Analyses for Informational Purposes Only

        J.P. Morgan noted that historical stock trading, precedent Parent investment in the Company and precedent U.S. listed Chinese take-private premium analysis are not valuation methodologies but were presented merely for informational purposes.

        The trading range of closing prices of the ADSs for the 52-week period ended October 15, 2015, the last trading date immediately prior to the Company's announcement of receipt of a going-private proposal from AGHL on October 16, 2015, was between $12.36 and $30.78 per ADS.

        J.P. Morgan also observed that in April 2014, Parent invested an aggregate amount of $1.22 billion in the Company, which corresponded to a purchase price of $1.6944 per Ordinary Share or $30.50 per ADS. J.P. Morgan noted that from April 25, 2014, the last trading date immediately prior to announcement of the Parent investment, to October 15, 2015, the last trading date immediately prior to the Company's announcement of receipt of a going-private proposal from AGHL on October 16, 2015, the closing price of the Company's ADSs decreased from $24.14 per ADS to $20.43 per ADS.

        In addition, J.P. Morgan observed that the closing price on October 15, 2015, the last trading date immediately prior to the Company's announcement of receipt of a going-private proposal from AGHL on October 16, 2015 was $20.43, and the volume weighted average price of the ADSs for the 30 trading days prior to the announcement of receipt of the merger proposal was $17.96. Based on precedent privatization premiums for Chinese companies listed in the U.S. over the last trading day prior to their announcement of a privatization offer, J.P. Morgan selected a range of 20% to 35% which implies an equity value per ADS range of $24.52 to $27.58 when applied to the closing price of the ADSs of $20.43 on October 15, 2015. Based on precedent privatization premiums for Chinese companies listed in the U.S. over the 30-day volume weighted average price prior to their announcement of a privatization offer, J.P. Morgan selected a range of 30% to 45%, which implies an equity value per ADS range of $23.35 to $26.04, when applied to the 30-day volume weighted average price per ADS of $17.96. The selection of the premium ranges referenced above were made by reference to historical, completed privatization transactions involving U.S. listed companies that have operations principally based in China, and involved substantial analyses and judgments by J.P. Morgan in identifying and excluding outliers, adjusting for or excluding cases with special circumstances, and calculating various statistics (such as median and average) to determine the range of premiums paid in such transactions.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results or, should the merger fail to be consummated, the future value of the ADSs, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is directly comparable to the Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the Special Committee with respect to the merger on the basis of such experience and its familiarity with the Company.

        Under the terms of J.P. Morgan's engagement and for its service, the Company has agreed to pay J.P. Morgan (1) a fee of $1.5 million upon delivery of the opinion, (2) an additional fee of $500,000, payable upon closing of the merger, and (3) a discretionary fee of $500,000, payable in the sole discretion of the Special Committee upon closing of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and expenses of outside legal counsel engaged by J.P. Morgan in connection with its performance of services hereunder. The Company has also agreed to indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan's engagement.

        In addition, during the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had, and may continue to have in the future, commercial and/or investment banking relationships with the Company and certain affiliates of certain members of the Buyer Group, including Alibaba and certain of its affiliates, for which J.P. Morgan and such affiliates have received and may in the future receive customary compensation. Such services during such period have included providing or arranging debt and equity financing, M&A advisory services, treasury and securities services and asset and wealth management services. In connection with the services provided to the Company during the two years prior to September 30, 2015, J.P. Morgan and/or its affiliates received aggregate fees of approximately $700,000 to $800,000. In addition, as of November 3, 2015, J.P. Morgan and/or its affiliates beneficially owned an aggregate number of ADSs representing approximately 0.3% of the outstanding Ordinary Shares as of June 30, 2015 as reported in the Company's Form 6-K filing on August 21, 2015. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company and affiliates of certain members of the Buyer Group for its own account or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities.

Purpose of and Reasons for the Merger

  The Buyer Group

        Under SEC rules governing going-private transactions, the Buyer Group is required to express its reasons for the merger to the Unaffiliated Security Holders of the Company. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's Unaffiliated Security Holders will be cashed out in exchange for the Per Share Merger Consideration per Ordinary Share or $27.60 per ADS, so that AIL and Yunfeng Capital will, through Parent, benefit from the rewards and bear the risks of sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company's operations or acquisitions of other businesses.

        The Buyer Group believes that, as a privately held company, the Company will have greater flexibility to focus on addressing the challenges to the Company's long-term profitability without the constraints caused by the public equity market's valuation of the Company and emphasis on short-term period-to-period performance.

        The Company faces a number of challenges in the marketplace, including, among others, the following:

  •
  the market for online video industry in the PRC has become increasingly competitive, including several larger, well-capitalized Internet players in the PRC who have become major competitors of the Company;

  •
  the Company's online video business requires significant capital expenditures as well as continuous and substantial investment in content, technology and infrastructure to compete with these competitors;

  •
  the Company has been experiencing a trend of increasing net losses; and

  •
  monetization and long-term success of the Company's various strategic initiatives remain unproven.

        Responding to these challenges will require tolerance for volatility in the performance of the Company's business and a willingness to make long-term business decisions that carry substantial risks. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. The Buyer Group believes that the Company will benefit from having a strong parent company that will be controlled by Alibaba and that will be committed to investing in the long-term growth of the business and presenting the Company with significant partnership and synergy opportunities and has complementary, rather than competitive, business strategies. In addition, as a privately held company, the Company will have greater flexibility to make decisions that might negatively affect short-term results. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but which could over the long term lead to a reduction in per share price of its publicly traded equity securities.

        As a privately held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act. The need for the management of the Company to be responsive to Unaffiliated Security Holders concerns and to engage in an ongoing dialogue with Unaffiliated Security Holders can distract management's time and attention from the effective operation and improvement of the business.

        Following Parent's investment in the Company on May 21, 2014, Alibaba continuously evaluated the Company's business, prospects and financial condition, market conditions and other developments and factors and regularly engaged in discussions regarding ways in which the existing partnership between Alibaba and the Company could be expanded. In light of the Buyer Group's evaluation of the current competitive landscape in which the Company operates (including the recent growth of competition for the Company by large Internet players in the PRC) and the increasing challenges faced by the Company as described above, the Buyer Group determined that a going-private transaction at this time would enable the Company to have the benefits of being privately held as described above and to respond to these challenges at a time that would allow it to retain its current position as a leader in the online video industry in the PRC while providing a platform for future growth through an expanded partnership with Alibaba. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures.

  The Company

        The Company's purpose for engaging in the merger is to enable its shareholders to receive one eighteenth of $27.60 per Ordinary Share and its ADS holders to receive US$27.60 per ADS in cash, without interest and net of any applicable withholding taxes, which represents a premium of 35.1% over the closing price of the Company's ADSs on October 15, 2015 and a premium of 49.9% to the volume-weighted average closing price of the Company's ADSs during the three months prior to October 15, 2015, one day prior to the date that the Company announced that it had received a going-private proposal from AGHL. The Company did not pursue any similar transactions in the Company's recent history primarily because no going-private transaction had been previously proposed to the Company by the Buyer Group or any other person, and it was unclear to the Board and the Company's management if any such transaction would be likely to provide a favorable valuation to the Company's shareholders and ADS holders in light of the opportunities that the Board and the management of the Company believed were available to the Company at such time. Based on analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption"—Reasons for the Merger and Recommendation of the Special Committee and the Board," as well as the current condition of the U.S. stock market, the Special Committee and the Board believe at this time that the Per Share Merger Consideration and the Per ADS Merger Consideration offered by the Buyer Group provides a fair valuation of the Company for the benefit of the Unaffiliated Security Holders.

Effect of the Merger on the Company

Private Ownership

        ADSs representing Class A Ordinary Shares of the Company are currently listed on the NYSE under the symbol "YOKU." Immediately following the completion of the merger, the Company will cease to be an independent publicly traded company and will instead become a privately held company directly wholly owned by Parent. Following the completion of the merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Class A Ordinary Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Class A Ordinary Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Class A Ordinary Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Class A Ordinary Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

        At the effective time of the merger, each outstanding Ordinary Share (including Ordinary Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash without interest, and each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will be cancelled in exchange for the right to receive $27.60 in cash per ADS without interest (less a cancellation fee of up to $5.00 per 100 ADS (or any fraction thereof) pursuant to the terms of the ADS deposit agreement), in each case, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration.

        At the effective time of the merger, each outstanding vested and unexercised option to purchase Ordinary Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which the Per Share Merger Consideration exceeds the exercise price per Ordinary Share of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Ordinary Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which the Per Share Merger Consideration exceeds the exercise price per Ordinary Share of such unvested option. In the case that the Per Share Merger Consideration does not exceed the exercise price per Ordinary Share of any option, such option will be cancelled for no consideration.

        Furthermore, at the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share unit immediately prior to the effective time of the merger multiplied by the Per Share Merger Consideration.

        Any restricted cash awards will be subject to the same vesting terms applicable to the unvested options or restricted share units from which they were converted without giving effect to the merger, and on the date, and to the extent, that any unvested option or restricted share unit would have become vested without giving effect to the merger, such corresponding portion of the restricted cash award shall be delivered to the holder of such restricted cash award, net of any applicable withholding taxes, as soon as practicable thereafter.

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

        If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Appendix II to the plan of merger (which is substantially in the form of the memorandum and articles of association of Merger Sub, as in effect prior to the effective time of the merger, except that at the effective time of the merger, the memorandum and articles of association shall refer to the name of the surviving company as "Youku Tudou Inc." and references to the authorized capital will be amended to refer to the authorized capital of the surviving company after the effective time of the merger, as contemplated by the plan of merger). In addition, the directors of Merger Sub immediately prior to the effective time (identified below in Annex D—"Directors and Executive Officers of each Filing Person") will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

Primary Benefits and Detriments of the Merger

        The primary benefits of the merger to the Company's Unaffiliated Security Holders include, without limitation, the following:

  •
  the receipt by such security holders of $27.60 per ADS or the Per Share Merger Consideration per Ordinary Share in cash, representing a premium of 49.9% to the volume-weighted average closing price of the Company's ADSs during the three months prior to October 15, 2015, one day prior to the date that the Company announced that it had received a "going private" proposal from AGHL; and

  •
  the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

        The primary detriments of the merger to the Company's Unaffiliated Security Holders include, without limitation, the following:

  •
  such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Ordinary Shares, if any; and

  •
  in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences") of the Ordinary Shares or ADSs who receives cash in exchange for all of such U.S. Holder's Ordinary Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder's aggregate adjusted tax basis in such Ordinary Shares. Additional adverse consequences will also result if the Company is treated as a passive foreign investment company for U.S. federal income tax purposes.

        The primary benefits of the merger to the Buyer Group include, without limitation, the following:

  •
  if the Company successfully executes its business strategies, the value of its equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent and, ultimately, to AIL and Yunfeng Capital;

  •
  the Company will have more flexibility to change its capital spending strategy and deploy new content to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

  •
  the Company will have more freedom to focus on long-term strategic planning in a highly competitive business; and

  •
  there will be a reduction of the costs and administrative burden associated with operating the Company as an independent publicly traded company, including the costs associated with regulatory filings and compliance requirements. In 2014, such costs that would be reduced as a result of the Company no longer being publicly listed totaled approximately $1.14 million (net of fees received from ADS Program) and included, but were not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) printing costs and (iv) and directors' and officers' liability insurance. Such cost savings will directly benefit Parent and, ultimately, AIL and Yunfeng Capital, following the closing of the merger, and will be recurring in nature if and for so long as the Company remains private.

        The primary detriments of the merger to the Buyer Group include the following:

  •
  all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by Parent and, ultimately, AIL and Yunfeng Capital;

  •
  risks associated with any legal or regulatory proceedings against the Company will be borne by Parent and, ultimately, AIL and Yunfeng Capital;

  •
  the business risks facing the Company, will be borne by Parent and, ultimately, AIL and Yunfeng Capital;

  •
  an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

  •
  following the merger, there will be no trading market for the surviving company's equity securities.

Effect of the Merger on the Company's Net Book Value and Net Earnings

        Following the completion of the merger, Parent will own 100% of the outstanding share capital of the Company and will have a corresponding interest in our net book value and net earnings.

        Our net loss attributable to our shareholders for the fiscal year ended December 31, 2014 was approximately $135.0 million and our net book value as of December 31, 2014 was approximately $2,271.5 million.

        The table below sets out the direct or indirect interest in the Company's net book value and net earnings for the Buyer Group before and immediately after the merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2014.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$'000	%(1)	$'000	%(1)	$'000	%(1)	$'000	%(1)
AIL	409.2	18.0	(24.3)	18.0	2,221.4	97.8	(132.0)	97.8
Yunfeng Capital	49.6	2.2	(2.9)	2.2	50.1	2.2	(3.0)	2.2

(1)
Ownership percentages are based on 3,573,326,744 Ordinary Shares issued and outstanding as of the date of this proxy statement.

Plans for the Company after the Merger

        Following the completion of the merger, Parent anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be an independent publicly traded company and will instead be a wholly owned subsidiary of Parent.

        Subsequent to the completion of the merger, the Company will no longer be subject to the Exchange Act and the NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

        The Buyer Group has advised the Company that, except as set forth in this proxy statement, they do not have any current plans, proposals or negotiations that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

  •
  any other material changes in the Company's business, including with respect to the Company's corporate structure or business.

        Subsequent to the completion of the merger, the surviving company's management and board of directors will continuously evaluate and review the surviving company's business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in "Special Factors—Purposes of and Reasons for the

Merger" above, in each case, which they consider to be in the best interests of the surviving company and its shareholders. The Buyer Group expressly reserves the right to make any changes it deems appropriate to the operation of the surviving company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

        The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on October 15, 2015. The Special Committee determined that, in light of the execution of the Support Agreement and Parent's ownership position and rights under the Investment Documents (including its right of first offer with respect to certain change of control transactions involving the Company), a transaction proposed by another party would be challenging. Since the Company's receipt of the proposal letter from AGHL on October 16, 2015, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company's assets or (c) the purchase of all or a substantial portion of the Ordinary Shares that would enable such person to exercise control or significant influence over the Company.

        The Special Committee also took into account that, prior to the receipt of shareholder approval, if the Company received an unsolicited, bona fide written acquisition proposal regarding a competing transaction, the Board may change, withhold, withdraw, qualify, amend or modify its recommendation of the merger to the shareholders of the Company with respect to such acquisition proposal (acting upon the unanimous recommendation of the Special Committee) if the Special Committee has determined in good faith, upon advice by its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal (as defined in the merger agreement) and that failure to take such action would be reasonably likely to violate the directors' fiduciary obligations under applicable law, subject to conditions set forth in the merger agreement. In this regard, the Special Committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, change its recommendation of the merger to the Company's shareholders).

Effects on the Company if the Merger is not Completed

        If the merger agreement, the plan of merger and the transactions, including the merger, are not authorized and approved by the shareholders of the Company or if the merger is not completed for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Ordinary Shares or ADSs in connection with the merger, nor will the holders of any options or restricted share units receive any payment pursuant to the merger agreement. Instead, the Company will remain an independent publicly traded company, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Ordinary Shares or ADSs. Accordingly, if the merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Ordinary Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $160 million, or Parent may be required to pay the Company a termination fee of $380 million, in each case, as described under the caption "The Merger Agreement—Termination Fee" beginning on page 100.

        If the merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

        The Company and Parent estimate that the total amount of funds necessary to complete the merger is anticipated to be approximately $[    •    ] billion, which includes the cash to be paid to the Company's Unaffiliated Security Holders and holders of other equity-based interests in the merger as well as the related costs and expenses in connection with the merger.

        Parent expects to fund the merger and the related transactions with cash on hand held by AGHL or its affiliates, and will not be seeking financing from any third parties in connection therewith. The merger is not conditioned on available funds or other financing for Parent, and Parent has not made any alternative financing arrangements.

Guarantee

        AIL has agreed to unconditionally and irrevocably guarantee the due and punctual performance and payment of all obligations and liabilities of Parent and Merger Sub under the merger agreement without offset or deduction. Such guarantee will terminate after the closing of the merger or payment of a termination fee by Parent.

Remedies and Limitations on Liability

        The Company is entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, the Company's receipt of payment of the termination fee from Parent is our sole and exclusive remedy against Parent, Merger Sub and their respective affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform by Parent or Merger Sub under the merger agreement.

        Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, Parent's receipt of payment of the termination fee from the Company is the sole and exclusive remedy of Parent and Merger Sub against the Company and its affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement by the Company.

        While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in both the completion of the merger and payment of a termination fee.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Special Committee and the Board with respect to the merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. In addition, certain directors and executive officers of the Company may have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions, including the merger. Except as set forth under "Special Factors—Background of the Merger," no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the transactions and/or preparing a report concerning the fairness of the transactions.

  Interests of the Buyer Group

        As the result of the merger, Parent will hold 100% of the equity interest in the surviving company immediately following the completion of the merger. Because of Parent's equity interests in the surviving company, AIL and Yunfeng Capital, will, through Parent, enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their investments in the Company, including the amount paid by Parent as merger consideration to the Unaffiliated Security Holders in the merger. AIL and Yunfeng Capital will, through Parent, also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent's investment, and the indirect investment of AIL and Yunfeng Capital in the surviving company will be illiquid, with no public trading market for the surviving company's shares and no certainty that an opportunity to sell their shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover their investment.

        The merger may also provide additional means to enhance shareholder value for Parent (and, indirectly, for AIL and Yunfeng Capital), including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to Parent (and, indirectly, to AIL and Yunfeng Capital), such as through dividends or other distributions.

  Treatment of Ordinary Shares, Options and Restricted Share Units Held by Officers and Directors

        As of the date of this proxy statement, the Company's directors and executive officers, as a group held an aggregate of 756,258,755 Ordinary Shares, outstanding options to purchase 26,066,790 Ordinary Shares and 24,993,522 restricted share units. Together, as of the date of this proxy statement, the Ordinary Shares held by such persons represent approximately 26.5% of the total Ordinary Shares that are subject to purchase as part of the merger. The maximum total amount of all cash payments the Company's directors and executive officers may receive in respect of their Ordinary Shares, vested and unvested options and restricted share units if the merger is consummated is approximately $1,214.0 million.

        At the effective time of the merger, each outstanding vested and unexercised option to purchase Ordinary Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which the Per Share Merger Consideration exceeds the exercise price per Ordinary Share of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Ordinary Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which the Per Share Merger Consideration exceeds the exercise price per Ordinary Share of such unvested option. In the case that the Per Share Merger Consideration does not exceed the exercise price per Ordinary Share of any option, such option will be cancelled for no consideration.

        At the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share unit immediately prior to the effective time of the merger multiplied by the Per Share Merger Consideration.

        Any restricted cash awards will be subject to the same vesting terms applicable to the unvested options or restricted share units from which they were converted without giving effect to the merger, and on the date, and to the extent, that any unvested option or restricted share unit would have become vested without giving effect to the merger, such corresponding portion of the restricted cash award shall be delivered to the holder of such restricted cash award, net of any applicable withholding taxes, as soon as practicable thereafter. In addition, Parent may offer certain holders of restricted cash awards following the consummation of the merger with an opportunity to elect to exchange such restricted cash awards for equity or equity awards of Parent if 1Verge purchase shares of Parent (or an affiliate of Parent) after the consummation of the merger.

        The table below sets forth, as of the date of this proxy statement, for each of our directors and officers:

  •
  the number of Ordinary Shares issuable under the outstanding and vested options held by such person;

  •
  the number of Ordinary Shares issuable under, and the exercise price payable per Ordinary Share for, the outstanding and unvested options held by such person;

  •
  the number of restricted share units held by such person; and

  •
  the total restricted cash award to be received in respect of such unvested options and restricted share units, calculated by adding, as applicable, (a) the product of (i) the total number of Ordinary Shares subject to unvested options and (ii) the excess of the Per Share Merger

    Consideration over the exercise price of unvested options, and (b) the product of (i) the number of restricted share units and (ii) the Per Share Merger Consideration.

Name	Ordinary Shares Issuable Under Vested Options	Exercise Price for Vested Options	Total Proceeds for Vested Options	Ordinary Shares Issuable Under Unvested Options	Exercise Price for Unvested Options	Restricted Share Units	Total Restricted Cash Award
Victor Wing Cheung Koo	—	—	—	—	N/A	—	—
George Leonard Baker Jr.	—	—	—	—	N/A	—	—
Jonathan Jia Zhu	—	—	—	—	N/A	—	—
Ye Sha	—	—	—	—	N/A	—	—
Dele Liu	—	—	—	—	—	506,250	$776,250
Bryan Zongwei Li	—	—	—	—	—	450,000	$690,000
Jixun Foo	—	—	—	—	N/A	—	—
Leo Jian Yao	—	—	—	1,000,008	$1.00	1,669,374	$3,093,644
Frank Ming Wei	—	—	—	1,500,012	$1.00	3,131,280	$5,602,202
Xiangyang Zhu	—	—	—	1,000,008	$1.00	1,756,890	$3,227,791
Weidong Yang	—	—	—	2,966,706	$0.91-$1.00	2,726,694	$5,871,241
Yawei Dong	—	—	—	1,000,008	$1.00	2,256,876	$3,994,481
Huilong Zhu	—	—	—	1,000,008	$1.00	2,513,124	$4,387,394
Jonathan Zhaoxi Lu	—	—	—	—	N/A	—	—
Teddy Gu	666,666	$0.90	$419,999.58	13,333,356	$0.90	2,000,016	$11,511,150
Jerry Li	—	—	—	1,600,002	$1.00	3,749,400	$6,603,374
Edward Su	—	—	—	—	N/A	1,920,006	$2,944,009
Hugh Wu	—	—	—	2,000,016	$0.69	2,313,612	$5,231,996
All directors and executive officers as a group	666,666	$0.90	$419,999.58	25,400,124	$0.69-$1.00	24,993,522	$53,933,534

*
Aggregate vested and unvested options and restricted share units are less than 1% of issued and outstanding Ordinary Shares as of the date of this proxy statement

        In connection with the merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Ordinary Shares, vested and unvested options and restricted share units is approximately $1,214.0 million, including approximately $1,159.6 million in respect of Ordinary Shares and approximately $54.4 million in respect of vested and unvested options and restricted share units.

  Indemnification and Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

  •
  The memorandum and articles of association of the surviving company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as of the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the effective time of the merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time of the merger, were directors or officers of the Company, unless such modification shall be required by law.

  •
  The surviving company will maintain in effect for six (6) years from the effective time of the merger, the current directors' and officers' liability insurance policies maintained by the Company as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger, including acts or omissions occurring in connection with the merger agreement and consummation of the transactions, including the merger; provided that the surviving company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided further that the surviving company will not be required to expend in any one year an amount in excess of 300% of the annual premium paid by the Company as of the date of the merger agreement for such insurance. The Company may (and at Parent's request shall) purchase a six-year "tail" prepaid policy prior to the effective time of the merger on terms and conditions no less advantageous to the "indemnified parties" (as defined in the merger agreement) than the existing directors' and officers' liability insurance maintained by the Company.

  •
  From and after the effective time of the merger, the surviving company will comply with all of the Company's obligations and will cause its subsidiaries to comply with their respective obligations to indemnify the present and former directors or officers of the Company or any subsidiaries against any "damages" (as defined in the merger agreement) arising out of or in connection with (a) the fact that such party is or was a director or officer of the Company or such subsidiary, or (b) any acts or omissions occurring or alleged to have occurred prior to or at the effective time of the merger to the extent provided under the Company and its subsidiaries' respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law.

The Special Committee

        On October 15, 2015, the Board held a meeting to consider various matters arising from the possibility that AGHL might consider submitting to the Board a preliminary, nonbinding proposal to acquire all of the outstanding Ordinary Shares not owned by AGHL or its affiliates in a possible going-private transaction for cash consideration at a price per Ordinary Share in excess of recent market prices. At the meeting, the Board formed a special committee of independent disinterested directors to, among other things, consider such proposal, if delivered by AGHL.

        On October 16, 2015, the Company received a nonbinding proposal from AGHL for a going-private transaction in which it would acquire all of the outstanding Ordinary Shares, including Ordinary Shares represented by ADSs, not owned by AGHL or its affiliates for $26.60 per ADS in cash, subject to certain conditions. The Board held a meeting on October 16, 2015 upon receipt of the proposal and confirmed that the Special Committee should consider the proposal and proceed to investigate the going-private transaction proposed by AGHL.

        The Special Committee consists of two independent disinterested directors, Mr. Jonathan Jia Zhu and Mr. Jixun Foo. None of the two directors are affiliated with the Buyer Group, and none of the two directors has any financial interest in the merger that is different from that of the Unaffiliated Security Holders other than (i) the directors' receipt of board compensation in the ordinary course and the Special Committee members' compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee's or Board's recommendation of the merger) and (ii) the directors' indemnification and liability insurance rights under the merger agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

        We compensate the members of the Special Committee in exchange for their service in such capacity at a monthly rate of $20,000 (total compensation not exceeding an aggregate of $100,000) for each member of the Special Committee (the payment of which is not contingent upon the completion of the merger or the Special Committee's or Board's recommendation of the merger).

Interests of Certain Shareholders

        As further described above under the caption "Special Factors—Background of the Merger," during the course of negotiating the transactions, Alibaba held preliminary discussions with representatives of 1Verge regarding the potential for 1Verge to purchase shares of Parent (or an affiliate of Parent) after the consummation of the merger. No definitive agreements in respect of the foregoing have been reached as of the date of this proxy statement, and it is expected that the terms (if any) under which 1Verge and/or any of its affiliates may be permitted to purchase shares of Parent (or an affiliate of Parent), and exercise any related liquidity rights which may be agreed by Alibaba, after the consummation of the merger would be negotiated and, if agreed, executed, following the consummation of the merger. However, Alibaba has indicated that, subject to additional terms as may be agreed, any purchase right provided to 1Verge or any of its affiliates following the consummation of the merger will be at a price no less than the price per share implied by the Per Share Merger Consideration and in an aggregate amount of shares of Parent (or an affiliate of Parent) not to exceed the aggregate current economic interests of 1Verge in the Company prior to the closing of the merger.

        In the event that Alibaba and 1Verge agree upon and enter into definitive agreements relating to any opportunity for 1Verge to purchase shares of Parent (or an affiliate of Parent) after the consummation of the merger, and in the event the 1Verge and/or its affiliates exercise such opportunity to purchase shares of Parent (or an affiliate of Parent) after the consummation of the merger upon such terms and conditions as ultimately agreed, then 1Verge and/or such affiliates of 1Verge will:

  •
  enjoy such benefits as proportionate to their economic interest in the Company from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their investments in the Company, including the amount paid by Parent as merger consideration to the Unaffiliated Security Holders in the merger; and

  •
  bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company, will hold shares that will have no public trading market and have no certainty that dividends paid by the surviving company (if any) will be sufficient to recover their investment.

        In addition, Alibaba had indicated that it would require the Company's senior management to enter into customary non-compete arrangements with Alibaba on or following the consummation of the merger, and that Alibaba was prepared to offer consideration in respect of such non-compete undertakings in line with market standards, which amounts may be settled through the issuance of ordinary shares of AGHL (provided, that the total amount of consideration Alibaba would be willing to provide all of the relevant members of the Company's senior management would be less than 0.1% of the currently outstanding ordinary shares of AGHL (or the equivalent cash amount)). The terms, allocation of consideration and identity of the members of the Company's senior management subject to any non-compete restrictions are yet to be negotiated, and no definitive agreements have been reached between Alibaba or any other person relating to any of the foregoing.

        There can be no assurances that any terms will be agreed or that any definitive agreements relating to the foregoing arrangements or any other arrangements will be entered into between Alibaba and/or its affiliates (on the one hand) or 1Verge or any other person, on the other hand.

Position with the Surviving Company

        After completion of the merger, it is currently anticipated that the existing executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions, including Mr. Koo, who is expected to continue as chief executive officer and chairman of the board of directors of the surviving company.

Related Party Transactions

Transactions with Parent, AGHL and Yunfeng Capital

        On May 21, 2014, AGHL and Yunfeng Capital invested $1.22 billion through Parent to subscribe 707,250,870 newly issued Class A Ordinary Shares from us and 13,869,990 Class A Ordinary Shares converted by existing Class B Ordinary Shares from 1Look, at a purchase price of $1.6944 per share, corresponding to $30.50 per ADS. Immediately after the completion of the transaction, AGHL and Yunfeng Capital indirectly held approximately 16.5% and 2.0%, respectively, of the then total issued and outstanding Ordinary Shares on a fully-diluted basis determined under the treasury method, after taking into account the Ordinary Shares to be issued in the transaction.

        As of December 31, 2014, amounts due from related parties of RMB125,204,000 ($20,179,000) mainly represented amounts in connection with advertising services provided to the subsidiaries of AGHL, and amounts due to related parties of RMB4,000 ($1,000) mainly represented amounts in connection with services, namely online payment gateways, provided by the subsidiaries of AGHL. All such transactions arose in the ordinary course of business.

Investors Rights Agreement with Parent, AGHL and Yunfeng Capital

        In connection with the investment by AGHL and Yunfeng Capital through Parent, we also entered into an investor rights agreement, dated as of April 28, 2014, with Parent, AGHL and Yunfeng Capital. Among other things, the investor rights agreement contains the following rights of Parent, AGHL and Yunfeng Capital, as applicable:

  •
  Board Representation Right:  For so long as Parent (together with any affiliates and permitted transferees) beneficially owns a number of Class A Ordinary Shares that, in aggregate, is equal to at least (i) 75% of the Class A Ordinary Shares purchased by Parent at the closing of its investment in the Company, and (ii) 10% of the total number of Ordinary Shares then outstanding calculated pursuant to the investor rights agreement, Parent will be entitled to designate one individual for appointment or election to the Board and appoint such individual as a non-voting observer to each committee of the Board. Jonathan Zhaoxi Lu, the former chief executive officer of AGHL, currently serves as a director of the Company at the designation of Parent.

  •
  Company Change of Control Transaction:  Until the earlier of: (a) May 21, 2022 and (b) the date upon which Parent (together with any affiliates and permitted transferees) ceases to beneficially own a number of Class A Ordinary Shares that, in aggregate, is equal to at least (i) 80% of the Class A Ordinary Shares purchased by Parent at the closing of its investment in the Company, and (ii) 10% of the total number of Ordinary Shares then outstanding calculated pursuant to the investor rights agreement, if at any time our Board desires to authorize us to initiate or pursue a proposal, or recommend that our shareholders approve a proposal, which could reasonably be expected to lead to a Company Change of Control Transaction (as defined in the investor rights agreement), or we otherwise seek to effect a Company Change of Control Transaction, we must provide a written proposal notice regarding such proposal or transaction to Parent and Parent has the right to offer to consummate the Company Change of Control Transaction at a stated price per share that is at least equal to that stated in the proposal notice, and on substantially the same material terms and conditions set forth in the proposal notice provided by us to Parent. If Parent exercises such right, we and Parent must use reasonable best efforts to agree in good faith and enter into definitive documentation and, subject to the terms of such documentation, consummate such Company Change of Control Transaction with Parent as soon as reasonably practicable. In the event that Parent fails to exercise or does not consummate such right of first offer, and we seek to effect an alternative transaction, subject to terms and conditions set forth in the investor rights agreement, we have the right to require Parent to consent to and vote in favor of such alternative transaction, waive dissenters' and similar rights with respect to such alternative transaction and agree to sell a proportionate amount of our securities in such alternative transaction.

  •
  Preemptive Rights:  For so long as Parent (together with any affiliates and permitted transferees) beneficially owns a number of Class A Ordinary Shares that, in aggregate, is equal to at least 50% of the Class A Ordinary Shares purchased by Parent at the closing, Parent has certain preemptive rights to purchase its pro-rata portion of new securities issued by the Issuer, subject to certain exceptions.

  •
  Registration Rights:  Parent has certain demand, piggyback and shelf registration rights with respect to the Ordinary Shares owned by Parent or any of its affiliates, permitted transferees or permitted successors or assigns.

  •
  Transfer Restrictions:  Parent is subject to certain transfer restrictions relating to transfers of Ordinary Shares of the Company to any specified competitor of the Company.

  •
  Additional Agreements:  For so long as Parent (together with any affiliates and permitted transferees) beneficially owns a number of Class A Ordinary Shares that, in aggregate, is equal to at least (i) 80% of the Class A Ordinary Shares purchased by Parent at the closing and (ii) 10% of the total number of Ordinary Shares then outstanding calculated pursuant to the investor rights agreement, the Company is subject to certain restrictions on the grant of any board representation rights, preemptive rights, right of first offer and consent or veto right to any third party and certain requirements regarding the imposition of restrictions on transfer, standstill and non-solicitation restrictive covenants on third parties.

        The above summary of certain provisions of the investor rights agreement does not purport to be complete and is qualified in its entirety by reference to the investor rights agreement, a copy of which is filed as an exhibit to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2014, incorporated by reference into this proxy statement.

Shareholders Agreement among Parent and the 1Verge Shareholders

        In connection with the investment by AGHL and Yunfeng Capital through Parent, Parent also entered into a shareholders agreement, dated as of April 28, 2014, with the 1Verge Shareholders, which are comprised of 1Verge and its various shareholders, including Mr. Koo, 1Verge, 1Look and the Chengwei Funds. Among other things, the shareholders agreement contains the following rights of Parent and the 1Verge Shareholders, as applicable:

  •
  Voting Restrictions:  For so long as Parent (together with any affiliates and permitted transferees) beneficially owns a number of Class A Ordinary Shares that, in aggregate, is equal to at least (i) 75% of the Class A Ordinary Shares purchased by Parent at the closing of its investment in the Company, and (ii) 10% of the total number of Ordinary Shares then outstanding calculated pursuant to the shareholders agreement, none of the 1Verge Shareholders may vote, execute consents or take any other action (and shall cause their respective directors on the Board not to vote, execute consents or take any other action) to (a) remove any director appointed by Parent, (b) approve any amendment to the memorandum and articles of association of the Company that would (x) modify or eliminate the automatic conversion of the Class B Ordinary Shares into Class A Ordinary Shares upon any transfer of such Class B Ordinary Shares by a holder thereof to any person which is not an affiliate of such holder or (y) modify in any respect the voting rights of any existing securities or create a new class of securities of the Company which is entitled to more votes per share than the Class A Ordinary Shares, or (c) increase the size of the Company's board to be comprised of more than nine directors.

  •
  Parent Right of First Offer:  For so long as Parent (together with any affiliates and permitted transferees) beneficially owns a number of Class A Ordinary Shares that, in aggregate, is equal to at least (i) 80% of the Class A Ordinary Shares purchased by Parent at the closing of its investment in the Company, and (ii) 10% of the total number of Ordinary Shares then outstanding calculated pursuant to the shareholders agreement, Parent has a right of first offer, subject to certain exceptions set forth in the shareholders agreement, to purchase Ordinary Shares or securities of 1Verge or 1Look from the applicable 1Verge Shareholder upon any transfer of Ordinary Shares by any 1Verge Shareholder or any transfer or issuance of securities of 1Verge or 1Look.

  •
  1Verge Shareholders Right of First Offer:  1Verge Shareholders have a right of first offer, subject to certain exceptions set forth in the shareholders agreement, to purchase Ordinary Shares from Parent upon any transfer of Ordinary Shares by Parent or any transfer or issuance of securities of Parent.

  •
  Agreement with Third Parties:  Each 1Verge Shareholder is subject to certain restrictions, in connection with any privately negotiated sale of Ordinary Shares or securities of 1Verge to any third party, on granting to any third party rights of first offer, tag-along rights, negative voting or consent rights, negative covenants regarding 1Verge or other rights or preferences that are similar or superior to, or would conflict with or impair, such rights of Parent under the shareholders agreement.

        The above summary of certain provisions of the shareholders agreement does not purport to be complete and is qualified in its entirety by reference to the shareholders agreement, a copy of which is filed as Exhibit D to Schedule 13D filed by Parent with the Securities and Exchange Commission on May 29, 2014, incorporated by reference into this proxy statement.

Amended and Restated Share Purchase and Shareholders Agreement among Parent, AIL and Yunfeng Capital

        In connection with the investment by AGHL and Yunfeng Capital through Parent, Parent also entered into an amended and restated share purchase and shareholders agreement ("SPSA"), dated as of May 21, 2014, with AIL and Yunfeng Capital. Among other things, the SPSA contains the following rights of AIL and Yunfeng Capital, as applicable:

  •
  Yunfeng Capital Veto Right Over Dispositions of Certain Ordinary Shares:  Yunfeng Capital has a veto right with respect to any transfer by Parent of 77,959,008 Class A Ordinary Shares, except as expressly provided in the SPSA or as may be required of Parent pursuant to the investment agreement or the shareholders agreement.

  •
  Transfer Restrictions:  Except as expressly provided in the SPSA, Yunfeng Capital may not transfer any securities of Parent held by Yunfeng Capital without the prior written consent of AIL. Subject to certain requirements, in connection with a proposed transfer of securities of Parent owned by AIL, AIL has a drag-along right to require Yunfeng Capital to transfer a pro-rata portion of any securities of Parent then owned by Yunfeng Capital and Yunfeng Capital has certain tag-along rights with respect to securities of Parent then owned by Yunfeng Capital.

  •
  Exchange Right:  Subject to the purchase right of AIL described below, Yunfeng Capital has the right to request Parent to redeem all of the securities of Parent then owned by Yunfeng Capital in exchange for the transfer of all of the Ordinary Shares held by Parent that are attributable to the securities of Parent then owned by Yunfeng Capital.

  •
  AIL Purchase Right:  If Yunfeng Capital desires to transfer any or all of the Ordinary Shares held by Parent that are attributable to the securities of Parent to be acquired by Yunfeng Capital or held by Yunfeng Capital through the exercise of its exchange right, AIL has the right to purchase all of such Ordinary Shares at a specified purchase price.

  •
  Yunfeng Capital Preemptive Rights and Right of First Offer:  Yunfeng Capital has the right to require Parent to exercise preemptive rights under the investor rights agreement with respect to issuances of certain securities by the Issuer, to the extent corresponding to the proportionate ownership of Yunfeng Capital of the Ordinary Shares to be indirectly owned by Yunfeng Capital through Parent. In addition, if Parent determines to exercise its right of first offer pursuant to the Investor Rights Agreement, Yunfeng Capital may elect to participate to the extent corresponding to the proportionate ownership of Yunfeng Capital of the Ordinary Shares to be indirectly owned by YF Venues through Parent.

        The above summary of certain provisions of the SPSA does not purport to be complete and is qualified in its entirety by reference to the SPSA, a copy of which is filed as Exhibit E to Schedule 13D filed by Parent with the Securities and Exchange Commission on May 29, 2014, incorporated by reference into this proxy statement.

YF Consent Agreement among Parent, AIL and Yunfeng Capital

        Concurrent with the execution of the merger agreement, Parent also entered into an agreement (the "YF Consent Agreement"), dated as of November 6, 2015, with AIL and Yunfeng Capital. Among other things, the YF Consent Agreement contains the following rights of AIL and Yunfeng Capital, as applicable:

  •
  Consents and Waivers of Yunfeng Capital:  Yunfeng Capital has consented to, and waived any provision of the SPSA to the extent it would otherwise restrict or prohibit, certain actions, including but not limited to: (i) formation of Merger Sub, execution of the merger agreement by Parent and Merger Sub, the consummation of the merger (including cancellation of Ordinary Shares held by Parent for no consideration or distribution therefor in the merger) and the taking of any actions reasonably necessary or advisable to consummate the merger, (ii) amendment of the memorandum and articles of association of Parent to be substantially in the form of the memorandum and articles of association of Merger Sub, such amendment to be effective upon the effective time of the merger, (iii) increase in the authorized capital of Parent and issuance of additional securities of Parent to AIL or its affiliates in connection with the funding by AIL or any of such affiliates of additional amounts of cash to Parent for payment by the Company of merger consideration payable by Parent or Merger Sub pursuant to the merger agreement, and (iv) initiation or settlement of any litigation or arbitration proceedings arising out of or relating to the merger agreement or the merger.

  •
  Termination of SPSA:  Parent, AIL and Yunfeng Capital agree that the SPSA will automatically terminate upon the effective time of the merger.

  •
  Yunfeng Capital Share Exchange:  Yunfeng Capital agrees not exercise its exchange right (as described above) under the SPSA without the prior written consent of AIL, unless the merger agreement is terminated in accordance with the terms thereof.

  •
  Yunfeng Capital Post-Closing Arrangement:  Each of Parent, AIL and Yunfeng Capital agrees to use its commercially reasonable efforts and act in good faith to negotiate and enter into mutually acceptable shareholders arrangements in respect of Parent prior to the consummation of the Merger, such shareholders arrangements to govern the relationship among the shareholders of Parent following the consummation of the merger.

        The above summary of certain provisions of the YF Consent Agreement does not purport to be complete and is qualified in its entirety by reference to the YF Consent Agreement, filed as Exhibit (d)-(7) to the Company's transaction statement on Schedule 13E-3 and incorporated into this proxy statement by reference.

Other Related Party Transactions

Acquisition of Trade Lead and Tianshi

        Starting from 2010, we entered into copyright license agreements with Trade Lead Investments Ltd., or Trade Lead, and Zhejiang Dongyang Tianshi Cultural Media Ltd., or Tianshi, PRC companies related to us via the shareholdings of certain of our principal shareholders, Chengwei Partners, L.P., Chengwei Ventures Evergreen Fund, L.P. and Chengwei Ventures Evergreen Advisors Fund, LLC, collectively referred to as Chengwei Funds. In January 2012, we completed the acquisition of the remaining 95% equity interest in Trade Lead and Tianshi. The total purchase price was RMB112.9 million, including cash consideration of RMB78.9 million and 6,202,179 Class A ordinary shares. In addition, the consideration transferred includes the effective settlement of amounts payable by us to Trade Lead and Tianshi of RMB47.1 million and the acquisition-date fair value of the 5% equity interest in Trade Lead and Tianshi previously held by us in the amount of RMB5.1 million.

        Except for the transactions discussed above under this caption titled "Related Party Transactions" or the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company's securities; election of the Company's directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of our consolidated revenues with any member of the Buyer Group, and (iii) none of the Company's executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Buyer Group.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Amount
(in '000)
Description
Legal fees and expenses	$	[•]
Financial advisory fees and expenses	$	[•]
Accounting expenses	$	[•]
Special Committee fees	$	[•]
Printing and mailing costs	$	[•]
Filing fees	$	[•]

Total	$	[•]

        These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Buyer Group at the Extraordinary General Meeting

        Unless the merger agreement has been terminated in accordance with its terms or the Board has changed its recommendation, Parent will, at the extraordinary general meeting, vote all of its Ordinary Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger.

Voting by the Supporting Parties at the Extraordinary General Meeting

        Pursuant to the Support Agreement, each of the Supporting Parties has agreed, until either the closing of the merger or the termination of the Support Agreement in accordance with its terms, and solely in its capacity as the beneficial owner of its Ordinary Shares, to:

  •
  vote or otherwise cause to be voted all of its Ordinary Shares (including Ordinary Shares represented by ADSs):

  (a)
  in favor of the authorization and approval of the merger agreement and the transactions, including the merger;

  (b)
  against any competing acquisition proposal or any other transaction, proposal, agreement or action made in opposition to the merger or in competition or inconsistent with the merger; and

  (c)
  against any other action, agreement or transaction that is intended to facilitate a competing acquisition proposal or that is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the merger or any other transactions contemplated by the merger agreement or the performance by such Supporting Party of its obligations under the Support Agreement; and

  •
  not to, and use its reasonable efforts to cause its representatives not to, directly or indirectly, (a) make any competing acquisition proposal or join with, or invite, any other person to be involved in the making of any competing acquisition proposal, (b) provide any information to any third party with a view to such third party or any other person pursuing or considering to pursue a competing acquisition proposal, (c) finance or offer to finance any competing acquisition proposal, including by offering any equity or debt financing, or contribution of any Ordinary Shares or provision of a voting agreement, in support of any competing acquisition proposal, or (d) solicit, encourage or facilitate, or induce or enter into any negotiation, discussion, agreement or understanding with any person (other than AIL and its affiliates) regarding a competing acquisition proposal.

        The obligations under the Support Agreement terminate, in respect of a Supporting Party, upon the earliest to occur of (i) the consummation of the merger, (ii) the date on which AIL informs the Board (or the Special Committee), or publicly discloses, that the board of directors of AGHL has resolved to terminate its pursuit of the merger and the transactions contemplated under the merger agreement, (iii) the date on which the Company, on the one hand, and AIL and/or its affiliates, on the other hand, execute and deliver to each other a definitive merger agreement in relation to an acquisition, in each case, pursuant to which (A) the per Ordinary Share purchase price or per ADS purchase price to be paid by AIL and/or its affiliates would be less than the price per Ordinary Share and price per ADS, respectively, set forth in the original proposal letter, except for any lower price agreed in writing by the Supporting Parties, and/or (B) AIL and/or its affiliates will acquire less than all of the outstanding Ordinary Shares and ADSs not already beneficially owned by Alibaba, Parent or any of their respective affiliates, except for any exceptions or modifications agreed in writing by the Supporting Parties, (iv) any material breach by AIL of any of its covenants and agreements set forth in Sections 4.6 and 4.7 of the Support Agreement that is not cured by AIL within ten (10) business days following receipt of written notice of such breach from a Supporting Party (provided that, if AIL disputes such breach and/or its cure of such breach, the Support Agreement shall not terminate unless and until such breach and failure to cure have been determined by a court in accordance with the relevant provisions of the Support Agreement), (v) the date that is 18 months after the date of the Support Agreement if, as of such date, the Company, on the one hand, and AIL and/or its affiliates, on the other hand, have not executed and delivered to each other the merger agreement, and (vi) any written agreement of AIL and such Supporting Party to terminate the Support Agreement.

        As of the date of this proxy statement, the Supporting Parties beneficially owned, in the aggregate, 656,394,082 Ordinary Shares (comprised of 10,702,179 Class A Ordinary Shares and 645,691,903 Class B Ordinary Shares), which represents approximately 18.4% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement and approximately 47.1% of the total voting power thereof.

        As of the date of this proxy statement, Parent and the Supporting Parties beneficially owned, in the aggregate, approximately 38.5% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement, representing approximately 60.2% of the total voting power thereof.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions.

Accounting Treatment of the Merger

        Upon completion of the merger, the Company would cease to be an independent publicly traded company, and the merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 "Business Combinations," initially at the fair value of the Company as of the date of the closing of the merger, which is the date of the acquisition.

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under the federal securities laws, any antitrust approvals, filings or notices that Parent may specify in writing may be required or advisable in connection with the merger, and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger.

Dissenter Rights

        Holders of the Ordinary Shares who exercise their rights in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Ordinary Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to this proxy statement. The fair value of Ordinary Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive. These procedures are complex and you should consult your Cayman Islands legal counsel if you intend to exercise such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenter rights (as described under the caption "Dissenter rights" beginning on page 104).

Material U.S. Federal Income Tax Consequences

        The following discussion is a summary of U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of the exchange of Ordinary Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Ordinary Shares include ownership interests in Ordinary Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

        This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including: (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Ordinary Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Ordinary Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a "functional currency" other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Ordinary Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

        As used herein, a "U.S. Holder" is any beneficial owner of Ordinary Shares who or that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Ordinary Shares is urged to consult its own tax advisor.

        ALL HOLDERS OF ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenter rights

        The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its dissenter rights (as described under the caption "Dissenter Rights" beginning on page 104), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Ordinary Shares for cash will generally, subject to the rules described under "Passive Foreign Investment Company Considerations" below, recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Ordinary Shares exchanged therefor. The character of such gain or loss depends on whether we are treated as a "passive foreign investment company" as described under "Passive Foreign Investment Company Considerations" below.

        Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC "resident enterprise" under the PRC tax law and gain from the disposition of Ordinary Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see "Special Factors—Material PRC Income Tax Consequences" beginning on page 74), you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the "Treaty")). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Ordinary Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Ordinary Shares, including the availability of the foreign tax credit, based on their particular circumstances. In addition, a U.S. Holder may be entitled to deduct or credit non-refundable PRC taxes, if any, withheld from payments pursuant to the merger agreement, taking into account treaty benefits, in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder's foreign taxes for a particular tax year). The rules governing the calculation and timing of foreign tax credits and the deduction of foreign taxes are complex and depend upon a U.S. Holder's particular circumstances. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Passive Foreign Investment Company Considerations

        A non-United States corporation, such as us, will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income (the "income test"), or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the "asset test"). For purposes of the income test, passive income is any income that would be foreign personal holding company income under the Code, including, without limitation, dividends, interest, certain rents and royalties, annuities, net gains from the sale or exchange of property producing such income, net gains from commodity transactions, net foreign currency gains and net income from notional principal contracts. For purposes of the asset test, cash, cash equivalents, securities held for investment purposes and other similar assets are generally categorized as passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

        Although the application of these rules is unclear and therefore determinations are not free from doubt, based on the market price of our ADSs and the composition of our income and assets for the taxable year ended December 31, 2014, we do not believe that we were a PFIC for that year. Our PFIC status for the current taxable year will not be determinable until the close of the taxable year ending December 31, 2015. Based on the composition of our assets and income and the market price of our ADSs (which may fluctuate considerably), and the fact that we do not yet know the composition of our assets and income and the market price of our ADSs for the taxable year ending December 31, 2015, however, we believe that there is a meaningful risk that we may be treated as a PFIC for the current taxable year. In addition, we may also be treated as a PFIC in 2016. Because PFIC status is a fact-intensive determination made on an annual basis, and because the IRS does not issue rulings with respect to PFIC status, there can be no assurance that we are not or will not become a PFIC. Accordingly, U.S. Holders are urged to consult their tax advisors with regard to the potential application of the tax consequences to them if we are a PFIC.

        Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. If it were determined, however, that we are not the owner of the above entities for United States federal income tax purposes, we would likely be treated as a PFIC even if we were not otherwise treated as a PFIC based on the analysis described above.

        If we are a PFIC for the 2015 taxable year, for 2016 (if the merger is completed in 2016), or have been a PFIC during any prior year in which a U.S. Holder held Ordinary Shares and the U.S. Holder has not made a valid "deemed sale" election or mark-to-market election, any gain recognized by such U.S. Holder on the disposition of Ordinary Shares generally would be allocated ratably over such U.S. Holder's holding period for the Ordinary Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income and could not be offset by any net operating losses. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year, and such amount would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years. If a U.S. Holder has made a valid mark-to-market election with respect to its ADSs (but not Ordinary Shares), any gain such U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        If we are a PFIC for the 2015 taxable year, for 2016 (if the merger is completed in 2016), or have been a PFIC during any prior year in which a U.S. Holder held ADSs (but not Ordinary Shares) and certain conditions relating to the regular trading of the Company's ADSs have been met in the past, a U.S. Holder of ADSs (but not Ordinary Shares) may have been able to make a so-called "mark-to-market" election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Because a mark-to-market election, as a technical matter, cannot be made for any of our subsidiaries that may have been PFICs, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

        If we are a PFIC for the 2015 taxable year, for 2016 (if the merger is completed in 2016), or have been a PFIC during any prior year in which a U.S. Holder held Ordinary Shares, a U.S. Holder generally would be required to file IRS Form 8621. Significant penalties are imposed for failure to file IRS Form 8621, and the failure to file such form may suspend the running of the statute of limitations on such U.S. Holder's entire tax return. The PFIC rules are complex, and each U.S. Holder is urged to consult its tax advisor regarding the applicable consequences of the merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Ordinary Shares.

        If we are not a PFIC for the 2015 taxable year or for 2016 (if the merger is completed in 2016) and have not been a PFIC for prior years, then recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Ordinary Shares exchanged is greater than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Ordinary Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Ordinary Shares.

Information Reporting and Backup Withholding

        A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

        Certain U.S. Holders may be required to report information with respect to their investment in our Ordinary Shares not held through a custodial account with a financial institution to the IRS. This law also imposes penalties if a U.S. Holder is required to report such information to the IRS and fails to do so. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Ordinary Shares.

Medicare Tax

        A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to an additional tax of 3.8% on the lesser of (1) such holder's "net investment income" (or undistributed "net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between

$125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their disposition of Ordinary Shares, including if we are a PFIC.

Material PRC Income Tax Consequences

        Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of the PRC whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of EIT Tax Law, which defines the "de facto management body" as an establishment that carries out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, and properties of an enterprise. The PRC State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("Circular 82") on April 22, 2009 and Notice on Determination as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("Notice 9") on January 9, 2014. Circular 82 and Notice 9 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a "non-resident enterprise" from transfer of its equity interest in a PRC resident enterprise, provided that the "non-resident enterprise" does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the PRC Individual Income Tax Law, an individual who disposes a capital asset in the PRC or receives gains derived from sources within the PRC is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with the PRC.

        We do not believe we are a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of cash for your Ordinary Share should otherwise be subject to PRC income tax to holders of such Ordinary Shares that are not PRC residents. In addition, the Company is not aware of any offshore holding companies with a similar corporate structure as the Company has ever having been deemed a PRC resident enterprise by the PRC tax authorities. However, as there has not been a definitive determination of the Company's tax resident status by the PRC tax authorities, the Company cannot assure you that it will not be deemed to be a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash for Ordinary Shares would otherwise be subject to PRC tax to holders of such Ordinary Shares that are not PRC tax residents.

        In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698") issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular on Several Issues on the Administration of Enterprises Income Tax on Non-resident Enterprises ("Circular 24") issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-resident Enterprises ("Bulletin 7") issued by the State Administration of Taxation, which became effective on February 3, 2015 which replaced or supplemented certain previous rules under Circular 698 and Circular 24, if a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, the non-resident enterprise may have an obligation to report to the competent PRC tax authorities within 30 days after the execution of relevant equity transfer agreement and be subject to a 10% PRC income tax on the gain from such equity transfer, unless such non-resident enterprise both acquired and disposed shares of such offshore holding company on a public securities market in accordance with standard rules of such market.

        Where non-resident enterprises indirectly transfer PRC resident enterprises' equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, the competent PRC tax authorities will have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises' equity and impose a 10% income tax on the gain from such offshore share transfer. Circular 698, Circular 24 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved and derived gains in respect of their Ordinary Shares or ADSs, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698, Circular 24 or Bulletin 7 and impose tax on the receipt of cash for Ordinary Shares or ADSs, then any gain recognized on the receipt of cash for such Ordinary Shares or ADSs pursuant to the merger by the Company's non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

        Parent is entitled under the merger agreement to deduct and withhold from any amounts payable pursuant to the merger agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under any provisions of applicable law, including PRC tax law. In making such determination, Parent may take into account, among other things, such information as may be provided by the holders of Ordinary Shares or ADSs to Parent or to the paying agent appointed by Parent.

        You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Ordinary Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents, including the merger agreement, are brought to or executed or produced before a court in the Cayman Islands, (ii) registration fees will be payable to the Cayman Islands Registrar to register the plan of merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY'S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low sales prices for ADSs, each representing eighteen Class A Ordinary Shares, on the NYSE under the symbol "YOKU" for (i) each quarter of 2014, 2015 and 2016 and (ii) each of the past six months (through [    •    ]):

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2014
First quarter	37.74	26.52
Second quarter	29.63	17.77
Third quarter	24.60	17.87
Fourth quarter	22.55	15.91
2015
First quarter	18.56	11.85
Second quarter	31.50	12.31
Third quarter	24.54	14.57
Fourth quarter	27.21	16.8
2016
First quarter	[•]	[•]
Monthly:
August 2015	22.64	14.57
September 2015	18.10	15.47
October 2015	25.31	16.80
November 2015	26.93	24.25
December 2015	27.21	26.75
January 2016 (through [•])	[•]	[•]

        On October 15, 2015, the last trading day immediately prior to the Company's announcement on October 16, 2015 that it had received a going-private proposal from AGHL, the reported closing price of our ADSs on the NYSE was $20.43 per ADS. The merger consideration of $27.60 per ADS, represents a premium of 35.1% over the closing price of our ADSs on October 15, 2015, and a 49.9% premium over the volume-weighted average closing price of our ADSs during the three months prior to October 15, 2015. On [    •    ], the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of our ADSs were $[    •    ] and $[    •    ], respectively. You are urged to obtain a current market price quotation for your Ordinary Shares in connection with voting your Ordinary Shares.

Dividend Policy

        We have not paid any dividends in the past two years and, as of the date of this proxy statement, we do not have any declared and unpaid dividend.

        Under the terms of the merger agreement, the Company is not permitted to pay any dividends or repurchase any of its Ordinary Shares pending completion of the merger.

        In the event the merger agreement is terminated for any reason and the merger is not completed, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company's ADS holders to the same extent as holders of the Ordinary Shares, subject to the terms of the ADS deposit agreement, including the fees and expenses payable thereunder. Cash dividends on the Ordinary Shares, if any, will be paid in U.S. dollars.

        We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries and consolidated variable interest entities in the PRC to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries and consolidated variable interest entities to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries and consolidated variable interest entities in the PRC is required to set aside a certain amount of its accumulated after-tax profits, if any, based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reach a certain percent of their registered capital, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in the PRC incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, the EIT Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries and consolidated variable interest entities in the PRC an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of the Ordinary Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on                    , at                    (Hong Kong time) at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

  •
  as special resolutions:

    THAT the agreement and plan of merger, dated as of November 6, 2015, by and among Ali YK Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, Ali YK Subsidiary Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent, the Company and, solely for purposes of Section 9.08, Section 9.09 and Section 9.10 thereof, Alibaba Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of Alibaba Group Holding Limited (such merger agreement being in the form attached as Annex A to this proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be registered with the Cayman Islands Registrar (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company resulting from the merger as a wholly owned subsidiary of Parent, and any and all transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the amendment and restatment of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, be authorized and approved;

    THAT each of the members of the special committee of the board of directors of the Company and any other director or officer of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger; and

  •
  if necessary, as an ordinary resolution:

    THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        At the effective time of the merger, each issued and outstanding Ordinary Share (including Ordinary Shares represented by ADSs), other than the Excluded Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash without interest, and each issued and outstanding ADS (other than any ADS that represents Excluded Shares) will be cancelled in exchange for the right to receive the Per ADS Merger Consideration (less a cancellation fee of up to $5.00 per 100 ADSs (or any fraction thereof) pursuant to the terms of the ADS deposit agreement), in each case, net of any applicable withholding taxes. At the effective time of the merger, all of the Ordinary Shares will be cancelled and cease to exist. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Dissenting Share as determined under the Cayman Islands Companies Law. Each Excluded Share other than Dissenting Share will be cancelled for no consideration. At the effective time of the merger, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

The Board's Recommendation

        The Board, acting upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the transactions, including the merger, under the memorandum and articles of associations of the Company as amended to date and Cayman Islands law, unanimously:

  •
  determined that the merger as contemplated in the merger agreement and the plan of merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the merger agreement, the plan of merger and the transactions, including the merger;

  •
  authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transactions, including the merger; and

  •
  recommended in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the transactions, including the merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Ordinary Shares and ADSs Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Ordinary Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Ordinary Shares at the close of business in the Cayman Islands on the Share Record Date, you should lodge your proxy card so that the proxy card is received by the Company no later than                    at                     (Hong Kong time).

        If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Ordinary Shares underlying such ADSs, as explained below under the caption "The Extraordinary General Meeting—Procedures for Voting"), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Ordinary Shares underlying your ADSs) how to vote the Ordinary Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 5:00 p.m. (New York City time) on                    in order to ensure the Ordinary Shares underlying your ADSs are properly voted at the extraordinary general meeting.

        Each registered holder has one vote for each Class A Ordinary Share and four votes for each Class B Ordinary Share, in each case held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be                    Ordinary Shares entitled to be voted at the extraordinary general meeting. See "The Extraordinary General Meeting—Procedures for Voting" below for additional information.

Quorum

        A quorum of the Company's shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of at least one shareholder holding not less than an aggregate of one third of all voting share capital of the Company in issue entitled to vote on the Share Record Date. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the merger agreement.

Vote Required

        Under the Cayman Islands Companies Law and the merger agreement, in order for the merger to be completed, the merger agreement, the plan of merger and the transactions, including the merger, must be authorized and approved by a special resolution of the Company's shareholders, which requires an affirmative vote of holders of Ordinary Shares representing at least two-thirds of the voting rights of the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        As of the date of this proxy statement, there are 3,573,326,744 Ordinary Shares issued and outstanding (including Ordinary Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "—Procedures for Voting." We expect that, as of the Share Record Date, there will be                    Ordinary Shares issued and outstanding (including Ordinary Shares represented by ADSs), all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "The Extraordinary General Meeting—Procedures for Voting."

        Pursuant to the Support Agreement, the Supporting Parties have agreed to vote all of the Ordinary Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger at the extraordinary general meeting of the Company. As of the date of this proxy statement, the Supporting Parties beneficially owned, in the aggregate, 656,394,082 Ordinary Shares (comprised of 10,702,179 Class A Ordinary Shares and 645,691,903 Class B Ordinary Shares), which represents approximately 18.4% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement and approximately 47.1% of the total voting power thereof.

        As of the date of this proxy statement, Parent and the Supporting Parties beneficially owned, in aggregate approximately 38.5% of the total issued and outstanding Ordinary Shares entitled to vote as of the date of this proxy statement, representing approximately 60.2% of the total voting power thereof.

        Based on the number of Ordinary Shares we expect to be issued and outstanding on the Share Record Date, approximately                    Ordinary Shares held by shareholders other than the Buyer Group or the Supporting Parties must be voted in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, in order for the proposal to be authorized and approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Unless a significant number of shareholders other than Parent and Supporting Parties attend the extraordinary general meeting (in person or by proxy) and vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, at the extraordinary general meeting, the proposal is likely to be adopted.

Procedures for Voting

Ordinary Shares

        Only shareholders registered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Ordinary Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Ordinary Shares. Each registered holder has one vote for each Class A Ordinary Share and four votes for each Class B Ordinary Share.

        Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than                    on                     (Hong Kong time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

        Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact [    •    ].

ADSs

        Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on                    (New York City time) (who do not convert such ADSs and become a registered holder of the Ordinary Shares underlying such ADSs, as explained below) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Ordinary Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 5:00 p.m. (New York City time) on                    .

        The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Ordinary Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If the ADS Depositary timely receives voting instructions from an ADS holder that fail to specify the manner in which the ADS Depositary is to vote any Ordinary Shares represented by the holder's ADSs, then the ADS Depositary will, under the terms of the ADS deposit agreement, deem such ADS holder to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instructions. If the ADS Depositary does not receive voting instructions from an ADS holder with respect to any Ordinary Shares, such holder may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to the Designee. Unless the Company notifies the ADS Depositary that there exists substantial opposition against the outcome for which the Designee would otherwise vote at the extraordinary general meeting or that would have a material adverse impact on the holders of ADSs or on the holders of Ordinary Shares, the Designee will receive a discretionary proxy from the ADS Depositary and will vote all Ordinary Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, FOR the authorization of each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR any adjournment of the extraordinary general meeting.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they convert their ADSs and become holders of Ordinary Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to convert their ADSs need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                    together with (a) delivery instructions for the corresponding Ordinary Shares (name and address of person who will be the registered holder of such Ordinary Shares), (b) payment of the ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the ADS deposit agreement) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being converted, or has given voting instructions to the ADS Depositary as to the ADSs being converted but undertakes not to vote the corresponding Ordinary Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Ordinary Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will arrange for Citibank, N.A.—Hong Kong, the custodian holding the Ordinary Shares, to transfer registration of the Ordinary Shares to the former ADS holder (or a person designated by the former ADS holder). If the merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Ordinary Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have converted your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Ordinary Shares on a stock exchange, you will need to deposit your Ordinary Shares into the Company's ADS Program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs ($5.00 for each 100 ADSs (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

        Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to attend the extraordinary general meeting may appoint another person (including another shareholder, a third party or the chairman of the extraordinary general meeting) as their proxy to attend and vote their Ordinary Shares on their behalf by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

        All Ordinary Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Ordinary Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, FOR the proposal to authorize each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Ordinary Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

        Brokers, banks or other nominees who hold Ordinary Shares in "street name" for customers who are the beneficial owners of such Ordinary Shares may not give a proxy to vote those customers' Ordinary Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Ordinary Shares and no specific instructions are given by such holders, such Ordinary Shares will be voted "FOR" the proposals and in the proxy holder's discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Ordinary Shares are included in the determination of the number of Ordinary Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Ordinary Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

        The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Ordinary Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If the ADS Depositary timely receives voting instructions from an ADS holder that fail to specify the manner in which the ADS Depositary is to vote any Ordinary Shares represented by the holder's ADSs, then the ADS Depositary will, under the terms of the ADS deposit agreement, deem such ADS holder to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instructions. If the ADS Depositary does not receive voting instructions from an ADS holder with respect to any Ordinary Shares, such holder may, under the terms of the ADS deposit agreement, be deemed to have instructed the ADS Depositary to give a discretionary proxy to the Designee. Unless the Company notifies the ADS Depositary that there exists substantial opposition against the outcome for which the Designee would otherwise vote at the extraordinary general meeting or that would have a material adverse impact on the holders of ADSs or on the holders of Ordinary Shares, the Designee will receive a discretionary proxy from the ADS Depositary and will vote all Ordinary Shares underlying such uninstructed ADSs FOR the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company)

from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, FOR the authorization of each of the members of the Special Committee and any other director or officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger, and FOR any adjournment of the extraordinary general meeting.

        Brokers, banks and other nominees who hold ADSs in "street name" for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Ordinary Shares underlying the ADSs with respect to the adoption of the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Ordinary Shares underlying the ADSs with respect to the adoption of the merger agreement.

Revocability of Proxies

        Registered holders of our Ordinary Shares may revoke their proxies in one of three ways:

  •
  First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company's offices at 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, The People's Republic of China, attention: Investor Relations Department.

  •
  Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than                    (Hong Kong time) on                    , which is the deadline for shareholders to lodge proxy cards.

  •
  Third, a registered shareholder can attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Ordinary Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Ordinary Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

        Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on                     . A holder of ADSs can do this in one of two ways:

  •
  First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

  •
  Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who hold their Ordinary Shares in their own name will have the right to dissent from the merger and receive payment of the fair value of their Ordinary Shares if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law. A copy of Section 238 of the Cayman Islands Companies Law is attached as Annex C to this proxy statement. The fair value of Ordinary Shares determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration dissenting shareholders would otherwise receive.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE ORDINARY SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE ORDINARY SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO ORDINARY SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING ORDINARY SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON                    , AND BECOME REGISTERED HOLDERS OF ORDINARY SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE ORDINARY SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. ORDINARY SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS ORDINARY SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS ORDINARY SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($5.00 FOR EACH 100 ADSs (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact [    •    ].

Solicitation of Proxies

        We have engaged [    •    ] to assist in the solicitation of proxies from brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that [    •    ]'s fees for its services will be approximately $[    •    ] plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Ordinary Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

        This section of the proxy statement describes the material terms of the merger agreement and the plan of merger but does not purport to describe all of the terms of the merger agreement and the plan of merger. The following summary is qualified in its entirety by reference to the complete text of the merger agreement and the plan of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger. This description of the merger agreement and the plan of merger have been included to provide you with information regarding their terms.

  Structure and Completion of the Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company continuing as the surviving company resulting from the merger. If the merger is completed, the Company will cease to be an independent publicly traded company. The closing will occur on the fifth business day immediately after all of the closing conditions have been satisfied or waived, except that, notwithstanding the satisfaction or waiver of the closing conditions, if Parent has made a filing with an antitrust authority for which it has not received consent or approval for the merger from such authority, Parent and Merger Sub will not be required to effect the closing until the earlier of the date that is (a) the fifth business day following receipt by Parent of approval or consent to the merger from such governmental authority pursuant to such filing and (b) one business day prior to May 6, 2016, which date may be extended pursuant to the terms of the merger agreement to a date which is no later than August 8, 2016. At the closing, Merger Sub and the Company will execute the plan of merger and register the plan of merger and other related documents with the Cayman Islands Registrar. The merger will become effective on the date specified in the plan of merger.

        We expect that the merger will be completed during the first quarter of 2016, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

  Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        At the effective time of the merger, the memorandum and articles of association in the form attached as Appendix II to the plan of merger (which is substantially in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the effective time of the merger, except that the memorandum and articles of association will refer to the name of the surviving company as "Youku Tudou Inc." and references to the authorized capital will be amended to refer to the authorized capital of the surviving company after the effective time of the merger, as contemplated by the plan of merger) will be the memorandum and articles of association of the surviving company. The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

  Merger Consideration

        At the effective time of the merger, each Ordinary Share issued and outstanding immediately prior to the effective time of the merger, other than the Excluded Shares, will be cancelled in exchange for the right to receive the Per Share Merger Consideration in cash, without interest and net of any applicable withholding taxes. Each outstanding ADS, other than any ADS that represents Excluded Shares, will be cancelled in exchange for the right to receive $27.60 in cash (less cancellation fees of up to $5.00 per 100 ADSs (or fraction thereof) pursuant to the terms of the ADS deposit agreement) without interest and net of any applicable withholding taxes.

        The Excluded Shares (other than Dissenting Shares), including Excluded Shares represented by ADSs will be cancelled for no consideration. Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. Please see "Dissenter Rights" beginning on page 104 for additional information.

        At the effective time of the merger, each outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

  Treatment of Share Options

        At the effective time of the merger, each outstanding vested and unexercised option to purchase Ordinary Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a cash amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount, if any, by which the Per Share Merger Consideration exceeds the exercise price of such vested option. At the effective time of the merger, each outstanding unvested option to purchase Ordinary Shares granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount, if any, by which the Per Share Merger Consideration exceeds the exercise price of such unvested option. Such restricted cash awards will be subject to the same vesting terms applicable to the unvested options from which they were converted without giving effect to the merger, and on the date, and to the extent, that any unvested option would have become vested without giving effect to the merger, such corresponding portion of the restricted cash award shall be delivered to the holder of such restricted cash award, net of any applicable withholding taxes, as soon as practicable thereafter. In the case that the Per Share Merger Consideration does not exceed the exercise price per Ordinary Share of any option, such option will be cancelled for no consideration.

  Treatment of Restricted Share Units

        At the effective time of the merger, each outstanding restricted share unit granted under the Company Share Incentive Plans will be cancelled and converted into the right to receive, as soon as practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of Ordinary Shares underlying such restricted share unit immediately prior to the effective time of the merger multiplied by the Per Share Merger Consideration. On the date that the restricted share units would have become vested without giving effect to the merger, the corresponding portion of the restricted cash awards will be delivered to the holder of the restricted cash awards, less any applicable withholding taxes, as soon as practicable thereafter. Such restricted cash awards will be subject to the same vesting terms applicable to the restricted share units from which they were converted.

        At the effective time, all Company Share Incentive Plans and all relevant award agreements applicable to the Company Share Incentive Plans will be terminated. In addition, each option, whether or not vested, and restricted share unit that is outstanding and unexercised, at the effective time will be cancelled.

  Exchange Procedures

        Prior to the effective time, Parent will deposit with the paying agent for the benefit of the holders of the Ordinary Shares and the ADSs (other than Excluded Shares) in an amount sufficient to pay the merger consideration. As promptly as practicable after the effective time, the paying agent will mail to each registered holder of Ordinary Shares entitled to receive the per share merger consideration (a) a form of letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Ordinary Shares (other than Excluded Shares) will be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. Upon surrender of a share certificate or a declaration of loss, each registered holder of Ordinary Shares will receive an amount equal to (a) the number of Ordinary Shares multiplied by (b) the per Ordinary Share merger consideration.

        As promptly as reasonably practicable after the effective time of the merger (but within five business days thereafter), the paying agent will transmit to the ADS Depositary a cash amount equal to (a) the number of ADSs issued and outstanding (other than ADSs representing Excluded Shares), multiplied by (b) the per ADS merger consideration. The ADS Depositary will distribute the merger consideration for the ADSs (less cancellation fees of up to $5.00 per 100 ADSs (or fraction thereof) pursuant to the terms of the ADS deposit agreement) to ADS holders pro rata to their holdings of ADSs immediately prior to the effective time, without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs. The ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges due to or incurred by the ADS Depositary in connection with the distribution of the ADS merger consideration.

  Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to the date of the merger agreement (subject to certain limitations).

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, valid existence and, where applicable, good standing of the Company and each of its subsidiaries; authority of the Company and each of its subsidiaries to carry on its businesses;

  •
  capitalization of the Company and each of its subsidiaries, the absence of preemptive or other rights with respect to securities of the Company and each of its subsidiaries, or any securities that give their holders the right to vote with the Company's shareholders;

  •
  the Company's corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

  •
  the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the Special Committee and by the Board, and the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, by the Board;

  •
  the required vote of the Company's shareholders;

  •
  the receipt of opinion from J.P. Morgan;

  •
  the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions;

  •
  governmental consents and approvals;

  •
  compliance with applicable laws, licenses and permits (including in relation to anti-bribery and economic sanctions);

  •
  the Company's SEC filings since January 1, 2013 and the financial statements included therein;

  •
  absence of undisclosed liabilities;

  •
  the Company's disclosure controls and procedures and internal controls over financial reporting;

  •
  compliance with the applicable rules and regulations of the NYSE;

  •
  the absence of any "Company Material Adverse Effect" (as defined below) on the Company or certain other changes or events since December 31, 2014;

  •
  the absence of any legal proceedings and governmental orders against the Company;

  •
  labor and employment matters (including share incentive plans of the Company and awards issued pursuant to such plans);

  •
  real property;

  •
  intellectual property;

  •
  tax matters;

  •
  indebtedness and security interests;

  •
  material contracts and the absence of any default under, or breach or violation of, any material contract;

  •
  interested party transactions;

  •
  insurance matters;

  •
  environmental matters;

  •
  control of operating subsidiaries;

  •
  the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the merger;

  •
  the absence of any undisclosed broker's or finder's fees; and

  •
  acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the merger agreement.

        Many of the representations and warranties made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the merger agreement, a "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, properties, liabilities or results of operations of the Company and the subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the transactions, including the merger. However, none of the following items occurring after the date of the merger agreement, either alone or in combination, constitute or will be taken into account in determining whether there has been or would reasonably be expected to have a Company Material Adverse Effect:

  i.
  changes affecting the economic conditions in the PRC or the United States;

  ii.
  changes in generally accepted accounting principles or any interpretation thereof, or changes in law or any interpretation thereof;

  iii.
  changes generally affecting the industries or markets in which the Company and its subsidiaries operate;

  iv.
  changes in financial, credit or securities markets in the United States or the PRC, including changes in interest rates or foreign exchange rates;

  v.
  effects resulting from the public announcement of the merger agreement, the pendency or the consummation of the transactions, including the impact or effect thereof on the relationship of the Company or its subsidiaries with any employees, customers, suppliers or partners of the Company;

  vi.
  natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities; or

  vii.
  any change in the price of the ADSs or trading volume as quoted on the NYSE or any failure to meet any financial projects, forecasts or forward-looking statements (except that facts and circumstances giving rise to any such change or failure may constitute or be taken into account in determining whether there has been or would reasonably be expected to have a "Company Material Adverse Effect");

  viii.
  actions taken (or omitted to be taken) at the written request of Parent or Merger Sub;

provided, however, that events, circumstances, changes or effects set forth in clauses (i), (ii), (iii), (iv) and (vi) will be taken into account in determining whether a "Company Material Adverse Effect" has occurred or reasonably would be expected to occur if and to the extent such events, circumstances, changes or effects, individually or in the aggregate, have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its subsidiaries conduct their businesses.

        The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  their due organization, valid existence and good standing; authority to carry on their businesses;

  •
  capitalization of Merger Sub, ownership of the share capital of Merger Sub by Parent, Merger Sub being formed solely for the purposes of engaging in the transactions, and the absence of secured creditors holding any fixed or floating security interests in Merger Sub;

  •
  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions, and the enforceability of the merger agreement against them;

  •
  the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the transactions;

  •
  governmental consents and approvals;

  •
  sufficiency of funds to pay the merger consideration at closing;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  the absence of any legal proceedings and governmental orders against Parent, Merger Sub or AIL;

  •
  non-reliance by Parent and Merger Sub on the Company's estimates;

  •
  independent investigation of the Company conducted by Parent and Merger Sub; and

  •
  acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent and/or Merger Sub contained in the merger agreement.

  Conduct of Business Prior to Closing

        The Company has agreed that from the date of the merger agreement until the effective time, (a) the businesses of the Company will be conducted only in, and the Company will not take any action except in, a lawfully permitted manner in the ordinary course of business consistent with past practice, and (b) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, maintain in effect all material permits, to keep available the services of the current officers, key employees, and key consultants and contractors of the Company and to preserve the current material relationships and goodwill of the Company with governmental authorities, key customers and suppliers, and any other persons with which the Company has material business relations.

        From the date of the merger agreement until the effective time, without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of its subsidiaries to, among other things:

  •
  amend its organizational documents;

  •
  issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) with limited exceptions, any shares of any class of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest of the Company or any subsidiary, or (ii) any material property or assets of the Company or any subsidiary, except (x) sale of such property or assets or non-exclusive licenses, in each case, in the ordinary course of business and consistent with past practice or (y) in transactions solely among the Company's wholly owned subsidiaries or between the Company and its wholly owned subsidiaries;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares, other than dividends or other distributions from any subsidiary of the Company to the Company or a wholly owned subsidiary of the Company;

  •
  with limited exceptions, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its Ordinary Shares;

  •
  effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction (other than the merger or any merger or consolidation among wholly owned subsidiaries of the Company), or create any new subsidiaries;

  •
  acquire or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof, or acquire any assets, other than in the ordinary course of business consistent with past practice or assets of a wholly owned subsidiary of the Company;

  •
  incur, assume, alter, amend or modify any indebtedness, guarantee any indebtedness, or issue any debt securities, in each case, in excess of $7 million individually or $15 million in the aggregate, or make any loans or advances to any director or executive officer of the Company or any loans or advances in excess of $500,000 individually or $2 million in the aggregate to any other person, in each case, other than indebtedness receivable or payable solely between or among the Company's wholly owned subsidiaries or between or among the Company and any of its wholly owned subsidiaries;

  •
  create or grant any lien on any material assets of the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

  •
  authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $3 million, unless included in the Company's current budget and operating plan, or any capital expenditures are in the aggregate (including capital expenditures included in the Company's current budget and operating plan) in excess of $20 million, in each case other than ordinary course expenditures necessary to maintain existing assets in good repair;

  •
  guarantee the performance or other obligations of any person (other than guarantees in connection with any indebtedness as permitted in the merger agreement);

  •
  except as required by law or pursuant to any employee compensation and benefits plan of the Company or any of its subsidiaries in existence as of the date of the merger agreement, (a) enter into any new employment agreement or terminate or amend current employment agreements with (i) any director or officer or (ii) any employee or individual service provider who has an annual base salary in excess of $100,000, (b) grant or provide any severance or termination payments or benefits to any director, officer, employee or individual service provider, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or individual service provider except annual base salary increases to non-officer employees of the Company or its subsidiaries made in the ordinary course consistent with past practice, (d) establish, adopt, amend or terminate any employee plan or amend the terms of any outstanding share awards, (e) take any action to accelerate or otherwise alter the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under an employee plan, to the extent not already required in any such plan, including voluntarily accelerating the vesting of any share award in connection with the merger, or (f) change any actuarial or other assumptions used to calculate funding obligations with respect to any employee plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles;

  •
  make any material changes with respect to any method of financial accounting, or financial accounting policies or procedures;

  •
  enter into, or materially amend or modify, or consent to the termination of, any material contract, or any contract that would be a material contract if it had been entered into prior to the date of the merger agreement, amend, waive, modify or consent to the termination of the Company's or any subsidiary's material rights under any such contract, or fail to comply with or breach in any material respect the investment documents between the Company, Parent and certain other parties thereto;

  •
  except as otherwise permitted, enter into any contract between the Company or any of its subsidiaries, on the one hand, and any of their respective directors or executive officers, on the other hand, in each case as would be required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act;

  •
  terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by the Company which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

  •
  commence any material action (other than in respect of collection of amounts owed in the ordinary course of business) or settle any action other than any settlement involving only the payment of monetary damages not in excess of $1 million not relating to the merger agreement or the transactions, including the merger;

  •
  engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

  •
  except for limited exceptions, permit any item of the Company's material intellectual property to lapse or to be abandoned, dedicated, or disclaimed, or fail to perform or make any applicable filings, recordings or other similar actions or filings with respect to material intellectual property, or fail to pay all required fees and taxes required or advisable to maintain and protect the Company's interest in material intellectual property;

  •
  fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

  •
  make or revoke any material tax election, or materially amend any tax return, enter into any material closing agreement with respect to taxes, surrender any right to claim a material tax refund, settle or compromise any material tax controversy, consent to any extension or waiver of the statute of limitations applicable to any tax claim or assessment relating to the Company and its subsidiaries or change any method of tax accounting; and

  •
  authorize or agree to take, or enter into any letter of intent or similar written agreement or arrangement, in each case, with respect to any of the foregoing actions.

  Shareholders' Meeting

        As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, the Company will cause an extraordinary general meeting of its shareholders to be duly called and held. The Board will recommend to the shareholders of the Company that they approve and authorize the merger agreement, the plan of merger and the transactions, including the merger, and include its recommendation in this proxy statement. The Company will use its reasonable best efforts to solicit proxies from its shareholders to obtain the required shareholder authorization and approval. In the event that the Board withholds, withdraws, qualifies, amends or modifies its recommendation to the shareholders of the Company, the Company will nevertheless submit the merger agreement, the plan of merger and the transactions, including the merger, to the shareholders of the Company for authorization and approval at the extraordinary general meeting.

        Unless the merger agreement has been terminated in accordance with its terms or the Board has changed its recommendation, Parent will, at the extraordinary general meeting, vote all of its Ordinary Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger.

  Acquisition Proposals

        None of the Company, and of its subsidiaries or any of their respective directors, officers or representatives will, directly or indirectly, (a) solicit, initiate or knowingly encourage (including by way of furnishing information in a matter designed to encourage), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to shareholders of the Company) that constitutes, or would reasonably be expected to lead to, any competing transaction, (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or any of its subsidiaries or the merger to, any person or entity in connection with, or in order to obtain, a competing transaction, (c) agree to approve, adopt, endorse or recommend (or publicly propose to agree to approve, adopt, endorse or recommend) any competing transaction, or enter into any letter of intent, contract, commitment or obligation contemplating or otherwise relating to, or consummate, any competing transaction, or (d) authorize or permit any of the officers, directors or representatives of the Company or any of its subsidiaries acting directly or indirectly under the direction of the Company or any of its subsidiaries, to take any action set forth in (a) through (c) above (in each case, other than to the extent expressly permitted pursuant to the provisions set forth in the immediately following paragraph or described below under "—No Change in Recommendation"). The Company will immediately cease and cause to be terminated all discussions with any third parties existing as of the date of the merger agreement regarding a competing transaction.

        Prior to obtaining the required shareholder authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger, if the Company receives an unsolicited, written, bona fide proposal or offer regarding a competing transaction from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, the Company and its representatives may (a) contact such person solely to clarify the terms and conditions of the proposal or offer so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal and (b) furnish information to, and enter into discussions with, such person to the extent that the Special Committee has (i) determined in good faith (after consultation with a financial advisor and outside legal counsel) that such proposal or offer constitutes or is reasonably likely to result in a superior proposal, and failure to furnish information or enter into discussions with such person would be reasonably likely to violate the directors' fiduciary duties under applicable law and (ii) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the confidentiality agreement between the Company and AIL; provided, that the Company will provide written notice to Parent at least one business day prior to taking any action set forth in (a) above, provide written notice to Parent at least forty-eight hours prior to taking any action set forth in (b) above and will concurrently make available to Parent any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives.

        A competing transaction means (i) any merger, reorganization, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or its subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company or to which 10% or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, license, exchange, transfer or other disposition of assets which results in a third party acquiring assets constituting 10% or more of the consolidated assets of the Company and its subsidiaries or to which 10% or more of the total revenue or net income of the Company and its subsidiaries are attributable, (iii) any sale of 10% or more of the equity securities of the Company, (iv) any tender or exchange offer that, if consummated would result in a third party beneficially owning 10% or more of any class of equity securities of the Company, (v) any public solicitation of proxies in opposition of the merger or (vi) any transaction proposed in writing to the Special Committee which would reasonably be expected to prevent, impede or materially delay the merger.

        A superior proposal means any unsolicited bona fide written competing transaction (but with each reference to "10% or more" in the paragraph above replaced with "more than 50%") on terms the Special Committee determines in good faith (after receiving the advice of its financial advisor and outside legal counsel) (i) would be reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including conditionality) and the person making the proposal), and (ii) would result in a more favorable transaction, from a financial point of view, to shareholders (other than Parent) than the merger, after taking into account any amendments proposed by Parent (as described below under "—No Change of Recommendation"); provided, that none of the following shall be deemed a superior proposal: (x) any offer subject to due diligence review, (y) any offer in which closing of the proposed transaction is conditioned financing or (z) any offer in which closing of the proposed transaction is conditioned upon the consent or approval by a governmental authority or other third party that is not required by the merger agreement.

  No Change of Recommendation

        The Board will not:

  •
  withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, or propose (publicly or otherwise) to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions, including the merger;

  •
  if a tender offer or exchange offer that constitutes a competing transaction is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days after commencement; or

  •
  subject to certain exceptions, (i) adopt, approve, endorse or recommend, or propose (publicly or otherwise) to adopt, approve, endorse or recommend any competing transaction, or (ii) cause or permit the Company or any of its subsidiaries to enter into any letter of intent, contract, commitment or obligation with respect to any competing transaction.

        However, the Board may withhold, withdraw, qualify, amend or modify its recommendation prior to obtaining the required shareholder approval if (i) the Company has received an unsolicited, written bona fide proposal or offer regarding a competing transaction that was not initiated or solicited in breach of the provisions described above under "—Acquisition Proposal" and (ii) the Special Committee determines in its good faith judgment (upon advice by a financial advisor and outside legal counsel) that such competing transaction constitutes a superior proposal and failure to make a change in its recommendation would be reasonably likely to violate the directors' fiduciary duties under applicable law; provided, however, that prior to taking such action:

  •
  in response to a superior proposal, the Board has given at least thirty days' prior written notice to Parent advising Parent that the Board has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal, and indicating that the Board intends to change its recommendation and the manner in which it intends (or may intend) to do so;

  •
  the Company has negotiated in good faith with Parent during the period described in the immediately preceding bullet point, to the extent Parent wishes to negotiate, to enable Parent to make such adjustments in the terms and conditions of the merger agreement to that such superior proposal would cease to constitute a superior proposal or so that a failure to effect a change in recommendation would no longer be reasonably likely to violate the directors' fiduciary duties under applicable law;

  •
  the Company has permitted Parent to make a presentation, to the extent Parent desires to make such presentation, to the Board and the Special Committee regarding the merger agreement and any adjustments with respect thereto, and the Company has considered in good faith any such adjustments;

  •
  Parent has not exercised its right of first offer under the investor's rights agreement between the Company, Parent and certain other parties thereto; and

  •
  the Special Committee has unanimously determined in good faith (after consultation with a financial advisor and outside legal counsel) after considering the terms of any modifications or adjustments to the merger agreement prepared by Parent that the competing transaction continues to constitute a superior proposal and that, with respect to a change in recommendation, failure to take such action would be reasonably likely to violate the directors' fiduciary duties under applicable law.

  Directors' and Officers' Indemnification and Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

  •
  The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors or officers of the Company, unless such modification is required by law.

  •
  The surviving company will maintain the Company's directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage no less favorable than the Company's existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. The Company may purchase a six-year "tail" prepaid policy prior to the effective time of the merger on terms and conditions no less advantageous to the indemnified parties than the existing directors' and officers' liability insurance maintained by the Company.

  •
  From and after the effective time of the merger, the surviving company will comply with all of the Company's obligations and will cause its subsidiaries to comply with their respective obligations to indemnify the current and former directors and officers of the Company or any subsidiaries against liabilities arising out of or in connection with (a) the fact that such party is or was a director or officer of the Company or such subsidiary, or (b) any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries' respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law.

  Other Covenants

        The merger agreement contains additional agreements between the Company and Parent and /or Merger Sub relating to, among other things:

  •
  the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

  •
  reasonable access by Parent and its representatives to the Company's offices, properties, books and records between the date of the merger agreement and the effective time of the merger (subject certain restrictions);

  •
  notification of certain events;

  •
  making filings or submissions and cooperating with the other parties in relation thereto;

  •
  participation in litigation relating to the merger;

  •
  resignation of the directors of the Company and its subsidiaries to the extent requested by Parent;

  •
  delisting and deregistration of the Class A Ordinary Shares;

  •
  matters relating to takeover statutes; and

  •
  assisting management members of the Company, and causing the Company's PRC subsidiaries, to make requisite registrations with the PRC foreign exchange authorities.

  Conditions to the Merger

        The completion of the transactions, including the merger, is subject to the satisfaction of the following conditions:

  •
  the merger agreement, the plan of merger and the transactions, including the merger, being authorized and approved by a special resolution of the Company's shareholders; and

  •
  no governmental authority of competent jurisdiction having issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the transactions, including the merger.

        The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  (1) representations and warranties of the Company in the merger agreement regarding (i) the Company's corporate power and authority to perform its obligations under and to consummate the transactions under the merger agreement, (ii) the valid execution and delivery of the merger agreement by the Company and the merger agreement as a legal, valid and binding obligation of the Company, (iii) the absence of violations of, or conflict with, the governing documents of the Company, and (iv) the absence of any undisclosed broker's or finder's fees, being true and correct in all respects as of the date of the merger agreement and as of the closing date as if made on such date and time, (2) representations and warranties of the Company in the merger agreement regarding the Company's capitalization being true and correct in all but de minimis respects that do not individually or in the aggregate increase the aggregate amount of the merger consideration by more than $200,000 as of the date of the merger agreement and as of the closing date of the merger as if made on such date and time, and (3) all other representations and warranties of the Company set forth in the merger agreement (disregarding any limitation or qualification by "materiality" or "Company Material Adverse Effect" or any words of similar import) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as if made on such date and time, except where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

  •
  the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the time of closing;

  •
  since the date of the merger agreement, there not having occurred and be continuing a Company Material Adverse Effect; and

  •
  the Company having delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions.

        The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the merger agreement (disregarding any limitation or qualification by "materiality") being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, as if made on and at date and time, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent the consummation of any of the transactions, including the merger;

  •
  each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

  •
  Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the fulfillment of the above conditions.

        In addition, if Parent has made a filing with an antitrust authority specified in writing to the Company for which Parent has not received consent or approval for the merger from the applicable antitrust authority, Parent and Merger Sub shall not be required to effect the Closing until the earlier of the date that is (a) the fifth business day following receipt by Parent of such consent or approval and (b) one business day prior to May 6, 2016, which date may be extended pursuant to the terms of the merger agreement to a date which is no later than August 8, 2016.

  Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained:

  •
  by mutual written consent of the Company and Parent;

  •
  by either Parent or the Company, if:

  •
  the effective time of the merger has not occurred on or before May 6, 2016 (which may be extended at the written request of the Company or Parent to a date which is no later than August 8, 2016 in the event that on the original termination date, (i) all conditions to the closing of the merger have been satisfied or waived, (ii) Parent has made a filing with an antitrust authority specified in writing to the Company for which Parent has not received consent or approval of from the applicable antitrust authority and (iii) closing has not occurred as a result of the extension of the closing date for failure to obtain such consent or approval), provided that this termination right is not available to a party if the failure of the merger to have been completed on or before the termination date is primarily caused by such party's failure to comply with its obligations under the merger agreement;

  •
  a final, non-appealable judgment, restraining order or permanent injunction prohibiting consummation of the merger has been issued (and is in effect as of such date) by any governmental authority in any jurisdiction that is material to the business of Parent or the Company; or

  •
  the Company's shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof.

  •
  by the Company, if:

  •
  Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall not be true and correct, in each case, such that the corresponding condition to closing would not be satisfied; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement;

  •
  by Parent, if:

  •
  the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall not be true and correct, in each case, such that the corresponding condition to closing would not be satisfied; provided that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement;

  •
  the Board has changed its recommendation to the shareholders of the Company to approve the merger agreement, the plan of merger and the transactions, including the merger;

  •
  the Board has adopted, approved, endorsed or recommended, or has proposed publicly to adopt, approve, endorse or recommend, any competing transaction, or has consummated or entered into any letter of intent, contract, commitment or similar obligation with respect to any competing transaction;

  •
  the Company has failed to include the recommendation of the Board to the shareholders of the Company to approve the merger agreement, the plan of merger and the transactions, including the merger, in this proxy statement; or

  •
  a tender offer or exchange offer by a third party for 10% or more of the outstanding Ordinary Shares is commenced, and the Board does not recommend against accepting such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within ten business days after the public announcement of such offer.

  Termination Fee

        The Company is required to pay Parent a termination fee of $160 million, if:

  •
  the merger agreement is terminated by Parent due to (a) a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or a failure of any of the Company's representations or warranties in the merger agreement being true and correct, in each case, such that the corresponding condition to closing cannot be satisfied, (b) a change in the recommendation of the Board to approve the merger agreement, the plan of merger and the transactions, including the merger, (c) the Board adopting, approving, endorsing or recommending, or publicly proposing to adopt, approve, endorse or recommend a competing transaction, or consummating or entering into any letter of intent, contract, commitment or similar obligation with respect to any competing transaction, (d) the Company failing to include the recommendation of the Board to the shareholders of the Company in this proxy statement or (e) the Board fails to recommend against acceptance of a tender offer or exchange offer by a third party for 10% or more of the outstanding Ordinary Shares within ten business days after the public announcement of such offer; or

  •
  (a) the merger agreement is terminated by Parent or the Company if either the effective time of the merger has not occurred on or before May 6, 2016 (subject to extension at the written request of the Company or Parent to a date that is no later than August 8, 2016 under certain circumstances provided in the merger agreement and described above), or the Company's shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, (b) at or prior to the time of termination of the merger agreement, a third party has publicly disclosed or communicated to the Board or the Special Committee any competing transaction that has not been withdrawn prior to the time of termination of the merger agreement or prior to the time of the Company's extraordinary general meeting at which the merger agreement is voted upon, as applicable, and (c) at any time prior to the date that is 12 months after the date of termination of the merger agreement, the Company consummates or enters into a definitive agreement with respect to a competing transaction (except each reference to "10% or more" in the definition of "competing transaction" are deemed to be replaced with "more than 50%").

        Parent is required to pay the Company a termination fee of $380 million, if:

  •
  (i) the Company or Parent terminates the merger agreement because any final, non-appealable judgment, restraining order or permanent injunction that prohibits the consummation of the merger has been issued (and is in effect) by any governmental authority in any jurisdiction that is material to the business of Parent or the Company, (ii) the Company has not breached in any material respect any of its covenants or other agreements under the merger agreement and (iii) all other conditions to closing (other than those conditions to closing that by their terms are to be satisfied at the closing) have been satisfied or waived;

  •
  the Company terminates the merger agreement due to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements in the merger agreement, or a failure of any of their representations or warranties in the merger agreement being true and correct, such that the corresponding condition to closing cannot be satisfied; or

  •
  the Company or Parent terminates the merger agreement because (a) the effective time of the merger has not occurred on or before May 6, 2016 (subject to extension at the written request of the Company or Parent to a date which is no later than August 8, 2016, under certain circumstances provided in the merger agreement and described above), (b) the Company has not breached in any material respect any of its covenants or other agreements under the merger agreement and (c) all other conditions to closing have been satisfied or waived (except for those conditions to closing that by their terms are to be satisfied at the closing).

  Fees and Expenses

        All expenses incurred in connection with the merger agreement and the transactions, including the merger, shall be paid by the party incurring such expenses, whether or not the transactions are consummated.

        However, if Parent or the Company terminates the merger agreement because the Company's shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof, then the Company will reimburse Parent and Merger Sub for up to $5 million of their reasonably documented reasonable out-of-pocket expenses incurred prior to such termination, provided that if the Company becomes obligated to pay Parent a termination fee after such termination because the Company consummates or enters into a definitive agreement for a competing transaction within 12 months after the date of termination, the Company will be entitled to credit the amount of any expenses reimbursed by the Company to Parent against the amount of such termination fee.

  Guarantee

        AIL has agreed to unconditionally and irrevocably guarantee the due and punctual performance and payment of all obligations and liabilities of Parent and Merger Sub under the merger agreement without offset or deduction. Such guarantee will terminate after the closing of the merger or payment of a termination fee by Parent.

  Remedies and Limitations on Liability

        The Company is entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, the Company's right to receive payment of a termination fee from Parent is our sole and exclusive remedy against Parent, Merger Sub and their respective affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform by Parent or Merger Sub under the merger agreement.

        Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, Parent's right to receive payment of a termination fee from the Company is the sole and exclusive remedy of Parent and Merger Sub against the Company and its affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement by the Company.

        While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and payment of a termination fee.

  Modification or Amendment

        The merger agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before the effective time of the merger, whether before or after approval of the merger by the shareholders of the Company, but, after any such approval, no amendment shall be made that reduces the amount or changes the type of consideration into which each Ordinary Share will be converted upon consummation of the merger.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Company's Unaffiliated Security Holders access to corporate files of the Company or other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTER RIGHTS

        The following is a brief summary of the rights of holders of the Ordinary Shares to dissent from the merger and receive payment equal to the fair value of their Ordinary Shares ("dissenter rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger and exercising dissenter rights, you should carefully review the text of Annex C, particularly the procedural steps required to exercise your dissenter rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenter rights.

Requirements for Exercising Dissenter Rights

        A registered shareholder of the Company is entitled to payment of the fair value of its, his or her Ordinary Shares upon dissenting from the merger in accordance with Section 238 of the Cayman Islands Companies Law.

        The valid exercise of your dissenter rights will preclude the exercise of any other rights by virtue of holding Ordinary Shares in connection with the merger, other than the right to participate fully in proceedings to determine the fair value of Ordinary Shares held by you and to seek relief on the grounds that the merger is void or unlawful. To exercise your dissenter rights, the following procedures must be followed:

  •
  You must give written notice of objection to the Company prior to the vote to authorize and approve the merger. The notice of objection must include a statement that you propose to demand payment for your Ordinary Shares if the merger is authorized by the vote at the extraordinary general meeting.

  •
  Within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization ("Approval Notice") to all dissenting shareholders who have served a notice of objection. Under section 2.03 of the merger agreement the Company has agreed to serve the Approval Notice to all such dissenting shareholders within two (2) days of the approval of the merger by the Company's shareholders.

  •
  Within 20 days immediately following the date on which the Approval Notice is given (the "Dissent Period"), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a "Notice of Dissent") to the Company stating its, his or her name and address and the number and class of the Ordinary Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Ordinary Shares. A dissenting shareholder must dissent in respect of all the Ordinary Shares which it, he or she holds and the dissenting shareholder will case to have any rights as a shareholder upon the giving of such Notice of Dissent, except for (a) the right to be paid the fair value of its, his or her Shares, (b) the right to participate in the court proceedings to determine the fair value of its, his or her Shares, and (c) the right to institute proceedings on the grounds that the merger is unlawful or void.

  •
  Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Cayman Islands Registrar, whichever is later, the Company, as the Surviving Corporation, must make a written offer (a "Fair Value Offer") to each dissenting shareholder to purchase its, his or her Ordinary Shares at a price determined by the Company to be the fair value of such Ordinary Shares. Under section 2.07 of the merger agreement the Company has agreed that the Per Share Merger Consideration represents the fair value of the Ordinary Shares.

  •
  If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree a price at which the Company will purchase the dissenting shareholder's Ordinary Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Ordinary Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed the fair value with the Company. Any petition by the Company must be accompanied by a verified list containing the names and addresses of all dissenting shareholders who have filed a Notice of Dissent and who have not agreed the fair value of their Ordinary Shares with the Company. If a dissenting shareholder files a petition the Company must file such verified list of dissenting shareholders within ten (10) days of the service of such petition on the Company.

  •
  If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenter rights, (b) the fair value of such Ordinary Shares held by those shareholders together with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by or by a person duly authorized on behalf of the shareholder of record, fully and correctly, as such shareholder's name appears on the register of members of the Company. If Ordinary Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or by a person duly authorized on behalf of the fiduciary. If Ordinary Shares are owned by or for more than one person such notices and petitions must be executed by a person duly authorized on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the registered owner and expressly disclose the fact that, in exercising the notice, he or she is acting as duly authorized agent for the registered owner. A person having a beneficial interest in Ordinary Shares registered in the name of another person in the register of members of the Company, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to validly exercise any dissenter rights attached to such Ordinary Shares.

        You must be a registered holder of Ordinary Shares in order to exercise your dissenter rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Ordinary Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and then become a registered holder of such Ordinary Shares and comply with the procedures described above in order to exercise the dissenter rights with respect to the Ordinary Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenter rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary's office at Citibank, N.A., 388 Greenwich Street, New York, New York 10013.

        If you do not satisfy each of these requirements, you cannot exercise dissenter rights and will be bound by the terms of the merger agreement and the plan of merger.

        Submitting a valid proxy card that does not direct how the Ordinary Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Ordinary Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions, including the merger, will not alone enable any dissenting shareholders to exercise their dissenter rights.

        You must send all notices to the Company's offices at Youku Tudou Inc., 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, The People's Republic of China, attention: Investor Relations Department.

        If you are considering dissenting, you should be aware that the fair value of your Ordinary Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration, for each Ordinary Share that you would otherwise receive as consideration pursuant to the merger agreement if you do not exercise dissenting rights with respect to your Ordinary Shares. In addition, in any proceedings for determination of the fair value of the Ordinary Shares, the Company and Alibaba intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Ordinary Shares. You may also be responsible for the cost of any appraisal proceedings which are at the discretion of the Grand Court.

        The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenter rights. You should consult your Cayman Islands legal counsel without delay if you wish to exercise dissenter rights.

FINANCIAL INFORMATION

        The Company uses Renminbi as its reporting currency in its consolidated financial statements. The Company's business is primarily conducted in the PRC. A significant portion of its sales, costs and expenses are denominated in Renminbi. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this section were made at a rate of RMB6.2046 to $1.00, the exchange rate on December 31, 2014 as set forth in the H.10 statistical release published by the Federal Reserve Board. The Company makes no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currency and through restrictions on foreign exchange activities.

Selected Historical Financial Information

        The following sets forth a summary of historical consolidated financial information of the Company for each of the two years ended December 31, 2013 and 2014 and the nine months ended September 30, 2015. The historical financial information for 2013 and 2014 and as of December 31, 2013 and 2014 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company's Annual Report on Form 20-F for the year ended December 31, 2014, beginning on page F-1, which are incorporated into this proxy statement by reference. The historical financial information for the nine months ended September 30, 2014 and as of September 30, 2015 has been derived from our unaudited consolidated financial information for the nine months ended September 30, 2015, prepared in accordance with U.S. GAAP, included in the Company's 2015 third quarter earnings release in our report on Form 6-K furnished to the SEC on November 23, 2015.

        The information set forth below is not necessarily indicative of future results and should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's Annual Report on Form 20-F for the year ended December 31, 2014, which are incorporated into this proxy statement by reference, and the report on Form 6-K furnished to the SEC on November 23, 2015.

Please see "Where You Can Find More Information" for a description of how to obtain a copy of such Annual Report and the Form 6-K furnished on November 23, 2015.

	Years Ended			Nine Months Ended
	December 31, 2013	December 31, 2014		September 30, 2014	September 30, 2015
	(As Restated)			(Unaudited, As Revised)	(Unaudited)
	RMB	RMB	US$	RMB	RMB	US$
Consolidated Statements of Comprehensive Loss Data:
Net revenues	3,068,994	4,223,394	680,688	2,941,025	4,603,986	724,398
Cost of revenues	(2,524,979)	(3,399,697)	(547,932)	(2,351,961)	(4,036,896)	(635,172)

Gross profit	544,015	823,697	132,756	589,064	567,090	89,226
Operating expenses
Sales and marketing	(691,148)	(1,027,508)	(165,604)	(683,861)	(1,113,167)	(175,147)
Product development	(284,581)	(413,822)	(66,696)	(290,551)	(526,875)	(82,899)
General and administrative	(267,721)	(250,726)	(40,410)	(172,005)	(316,514)	(49,801)

Total operating expenses	(1,243,450)	(1,692,056)	(272,710)	(1,146,417)	(1,956,556)	(307,847)

Government grant income	25,489	22,631	3,647	1,990	11,577	1,822
Loss from operations	(673,946)	(845,728)	(136,307)	(555,363)	(1,377,889)	(216,799)
Interest income	29,972	61,330	9,885	38,670	92,754	14,594
Interest expense	(545)	—	—	—	(42,449)	(6,679)
Change in fair value of derivative financial liabilities and warrant liability	—	—	—	—	—	—
Share of net loss of equity investee	—	(840)	(135)	—	(4,684)	(737)
Other income (loss), net	45,084	(461)	(74)	734	36,414	5,730

Loss before income taxes	(599,435)	(785,699)	(126,631)	(515,959)	(1,295,854)	(203,891)
Income tax benefit (expense)	(673)	(51,827)	(8,353)	(12)	813	128

Net loss	(600,108)	(837,526)	(134,984)	(515,971)	(1,295,041)	(203,763)

Net loss per share:
Basic	(0.20)	(0.25)	(0.04)	(0.15)	(0.37)	(0.06)
Diluted	(0.20)	(0.25)	(0.04)	(0.15)	(0.37)	(0.06)
Net loss per ADS:
Basic	(3.62)	(4.44)	(0.71)	(2.76)	(6.66)	(1.05)
Diluted	(3.62)	(4.44)	(0.71)	(2.76)	(6.66)	(1.05)
Ordinary Shares used in computation, basic and diluted:	2,986,223,088	3,398,404,551	3,398,404,551	3,369,848,757	3,501,670,935	3,501,670,935
ADSs used in computation, basic and diluted:	165,901,282	188,800,252	188,800,252	187,213,819	194,537,274	194,537,274

	Years Ended			Nine Months Ended
	December 31, 2013	December 31, 2014		September 30, 2015
	(As Restated)			(Unaudited)
	RMB	RMB	US$	RMB	US$
Consolidated Balance Sheet Data:
Cash and cash equivalents	1,764,221	3,820,742	615,792	2,523,301	397,020
Restricted cash	2,679	617,586	99,537	829,691	130,545
Short-term investments	1,409,439	4,021,199	648,100	4,130,942	649,969
Total current assets	4,750,906	10,644,642	1,715,605	10,503,075	1,652,569
Total assets	10,557,023	17,081,261	2,752,999	17,449,244	2,745,489
Total current liabilities	1,351,273	2,767,367	446,019	3,742,059	588,781
Total liabilities	1,572,230	2,987,545	481,505	3,999,070	629,219
Total shareholders' equity	8,984,793	14,093,716	2,271,494	13,449,218	2,116,120

Ratio of Earnings to Fixed Charges

        The Company incurred bank loan charges during the two most recent fiscal years. The Company incurred losses in the two most recent fiscal years, hence the ratio of earnings to fixed charges was not meaningful for the Company for the two most recent fiscal years.

        For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, capitalized debt issuance costs, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries.

        The ratio of earnings to fixed charges should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated into this proxy statement by reference, and the report on Form 6-K for the relevant periods. See "Where You Can Find More Information" for a description of how to obtain a copy of such Annual Report and Form 6-K.

Net Book Value per Share of Our Ordinary Shares

        The net book value per Share as of December 31, 2014 was $0.65 based on 3,479,962,202 issued and outstanding Ordinary Shares as of that date.

 TRANSACTIONS IN THE ORDINARY SHARES AND ADSs

Purchases by the Company

        On August 25, 2014, the Company was authorized by the Board but not obligated to repurchase up to $300 million worth of its own ADSs (the "2014 Repurchase Plan").

        As of the date of this proxy statement, we repurchased a total of 16,081,800 ADSs, representing 289,472,400 Class A Ordinary Shares, with a total consideration of approximately $300,000 from the open market at the price range of $16.33 to $19.91 per ADS, including brokerage commissions, pursuant to the 2014 Repurchase Plan. The table below sets forth the details of the repurchases of our ADSs for each applicable month in 2014:

Period	Total Number of the ADSs Repurchased	Range of Prices Paid per ADS	Average Price Paid per ADS
		$
August 2014	—	—	—
September 2014	10,917,851	18.10-20.03	19.10
October 2014	5,163,949	16.50-18.22	17.24
November 2014	—	—	—
December 2014	—	—	—

Total	16,081,800

Purchase by the Buyer Group

        On May 21, 2014, AGHL and Yunfeng Capital invested $1.22 billion through Parent to subscribe 707,250,870 newly issued Class A Ordinary Shares from us and 13,869,990 Class A Ordinary Shares converted by existing Class B Ordinary Shares from 1Look, at a purchase price of $1.6944 per share, corresponding to $30.50 per ADS. Immediately after the completion of the transaction, AGHL and Yunfeng Capital indirectly held approximately 16.5% and 2.0%, respectively, of the then total issued and outstanding Ordinary Shares on a fully-diluted basis determined under the treasury method, after taking into account the Ordinary Shares to be issued in the transaction. Please see "Related Party Transactions" starting on page 63.

Prior Public Offerings

        We completed our initial public offering of ADSs in December 2010 and our follow-on public offering of ADSs in May 2011. We did not make any underwritten public offering of our securities during the past three years.

Transactions in the Prior 60 Days

        Except as described above and other than the merger agreement and the agreements entered into in connection with the merger agreement, including the Support Agreement, there have been no transactions in Ordinary Shares or ADSs during the 60 days prior to the date of this proxy statement by the Company, any of the Company's officers or directors, Parent, Merger Sub, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of Ordinary Shares, as of the date of this proxy statement, by:

  •
  each of our directors and executive officers;

  •
  our directors and executive officers as a group; and

  •
  each person known to us to beneficially own more than 5.0% of the total issued and outstanding Ordinary Shares.

        The calculations in the shareholder table below are based on 3,573,326,744 Ordinary Shares issued and outstanding as of the date of this proxy statement, including 2,927,634,841 Class A Ordinary Shares and 645,691,903 Class B Ordinary Shares.

Ordinary Shares Beneficially Owned
	Number(1)	%(2)
Directors and Executive Officers:**
Victor Wing Cheung Koo(3)	635,653,159	17.8
George Leonard Baker Jr.(4)	*	*
Jonathan Jia Zhu(5)	—	—
Ye Sha(6)	647,514,072	18.1
Dele Liu(7)	*	*
Bryan Zongwei Li(8)	*	*
Jixun Foo(9)	79,142,386	2.2
Leo Jian Yao(7)	*	*
Frank Ming Wei(7)	*	*
Weidong Yang(7)	*	*
Sunny Xiangyang Zhu(7)	*	*
Hugh Wu(7)	—	—
Yawei Dong(7)	*	*
Huilong Zhu(7)	*	*
Jonathan Zhaoxi Lu(7), (10)	—	—
Teddy Gu(7)	*	*
Jerry Li(7)	*	*
Edward Su(7)	—	—
All Directors and Executive Officers as a Group(7)	757,514,975	21.2
Principal Shareholders:
Ali YK Investment Holding Limited(12)	721,120,860	20.2
1Verge Holdings Ltd.(11)	626,773,149	17.5
Fidelity Management & Research Company(13)	271,260,810	7.6

*
Beneficially owns less than 1% of our Ordinary Shares.

**
Except for Messrs. George Leonard Baker Jr., Jonathan Jia Zhu, Ye Sha, Bryan Zongwei Li and Jixun Foo, the business address of our directors and executive officers is 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, The People's Republic of China.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes voting or investment power with respect to the securities and outstanding share options exercisable, and restricted share units vesting, within 60 days from the date of this proxy statement.

(2)
For each person or group included in this column, the percentage ownership is calculated by dividing the number of Ordinary Shares beneficially owned by such person or group (including Ordinary Share underlying any options or restricted share units held by such person or group that are exercisable or will be vested within 60 days from the date of this proxy statement) by the sum of (a) the number of Ordinary Shares outstanding as of the date of this proxy statement and (b) the number of Ordinary Shares underlying any options or restricted share units held by such person or group that are exercisable or will be vested within 60 days from the date of this proxy statement.

(3)
Represents (i) 10 Class B Ordinary Shares owned by 1Look Holdings Ltd., a British Virgin Islands company ultimately owned by Mr. Koo; (ii) 626,773,149 Class B Ordinary Shares owned by 1Verge Holdings Ltd., a British Virgin Islands company owned by 1Look Holdings Ltd., Chengwei Partners, L.P., Chengwei Preferred Holdings 2012, LLC, Chengwei Ventures Evergreen Advisors Fund, LLC and Chengwei GP Holdings Ltd., collectively referred to as Chengwei Funds, and certain other affiliates of Chengwei Funds (the "Chengwei Holders"), and Mr. Koo is one of the two directors of 1Verge Holdings Ltd.; (iii) 4,380,000 Class B Ordinary Shares owned by the Koo 2012 Irrevocable Children's Trust, an irrevocable trust established by Mr. Victor Wing Cheung Koo under the laws of the State of California, USA, for the benefit of his designated family members, of which Mr. Koo is the grantor and trustee; and (iv) 4,500,000 Class A Ordinary Shares owned by Mr. Koo. Mr. Koo disclaims beneficial ownership of Ordinary Shares mentioned in (ii) except to the extent of his pecuniary interest therein.

(4)
Represents Class A Ordinary Shares beneficially owned by Mr. George Leonard Baker Jr. The business address of Mr. Baker is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304.

(5)
The business address of Mr. Jonathan Jia Zhu is 51/F Cheung Kong Center, 2 Queen's Road, Central, Hong Kong.

(6)
Represents (i) 6,202,179 Class A Ordinary Shares owned by Chengwei Partners, L.P., Chengwei Ventures Evergreen Advisors Fund, LLC and Chengwei Evergreen Capital, L.P.; (ii) 14,538,744 Class B Ordinary Shares owned by Chengwei Partners, L.P., Chengwei Ventures Evergreen Advisors Fund, LLC and Chengwei Evergreen Capital, L.P. (Chengwei Partners, L.P., Chengwei Ventures Evergreen Advisors Fund, LLC and Chengwei Evergreen Capital, L.P. are managed by their general partner and managing member, Chengwei Evergreen Management, LLC, a Cayman Islands exempted limited liability company of which Ye Sha is a managing director and holds voting and dispositive power over Chengwei Partners, L.P., Chengwei Ventures Evergreen Advisors Fund, LLC and Chengwei Evergreen Capital, L.P.); and (iii) 626,773,149 Class B Ordinary Shares owned by 1Verge Holdings Ltd., a British Virgin Islands owned by 1Look Holdings Ltd. and Chengwei Holders. As a managing director of Chengwei Funds, Mr. Sha may be deemed to have voting and dispositive power over the Ordinary Shares held by 1Verge Holdings Ltd. The business address of Mr. Sha is Suite C, No. 33, Lane 672 Changle Road, Shanghai 200040.

(7)
Certain of our directors and executive officers have been granted options or restricted share units pursuant to the Company Share Incentive Plans. See "Item 6B. Directors, Senior Management and Employees—Compensation of Directors and Executive Officers." In calculating the beneficial ownership of all directors and executive officers as a group, the overlapping beneficial ownership of Mr. Victor Wing Cheung Koo and Mr. Ye Sha over the 626,773,149 Class B Ordinary Shares owned by 1Verge Holdings Ltd. was counted only once.

(8)
The business address of Mr. Bryan Zongwei Li is 3399 North Chaoyang Avenue, Baoding 071051, PRC.

(9)
Represents Class A Ordinary Shares held on record by GGV II Delaware L.L.C. and such Ordinary Shares are beneficially owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. as follows: (i) 77,519,996 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) are beneficially owned by Granite Global Ventures II L.P., and (ii) 1,622,390 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) are beneficially owned by GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. are members of GGV II Delaware L.L.C. Granite Global Ventures II L.L.C. serves as a general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. As such, Granite Global Ventures II L.L.C. possesses power to direct the voting and disposition of the Ordinary Shares beneficially owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of Ordinary Shares beneficially held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. Granite Global Ventures II L.L.C. owns no securities directly. Hany M. Nada, Thomas K. Ng, Joel Kellman, Jixun Foo, Glenn Solomon, and Jenny Lee are managing directors of Granite Global Ventures II, L.L.C. As such Hany M. Nada, Thomas K. Ng, Joel Kellman, Jixun Foo, Glenn Solomon, and Jenny Lee possess power to direct the voting and disposition of the Ordinary Shares owned by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the Ordinary Shares held by Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P., Hany M. Nada, Thomas K. Ng, Joel Kellman, Jixun Foo, Glenn Solomon, and Jenny Lee own no securities of the issuer directly. Mr. Foo disclaims beneficial ownership of Ordinary Shares mentioned above except to the extent of his pecuniary interest therein. The business address of Mr. Foo is Unit 3501, IFC II, 8 Century Avenue, Pudong district, Shanghai 200120, The People's Republic of China.

(10)
The business address of Mr. Jonathan Zhaoxi Lu is 969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, The People's Republic of China.

(11)
Represents Class B Ordinary Shares held by 1Verge Holdings Ltd., a British Virgin Islands company owned by 1Look Holdings Ltd. and Chengwei Holders. Victor Koo and Eric Xun Li are the two directors of 1Verge Holdings Ltd. The registered address of 1Verge Holdings Ltd. is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands.

(12)
Represents Class A Ordinary Shares beneficially held by Ali YK Investment Holding Limited. Information regarding beneficial ownership is reported as of November 6, 2015, based on the information contained in the Amendment No. 2 to Schedule 13D jointly filed on November 9, 2015 by (a) Ali YK Investment Holding Limited, or Ali YK, an exempted company with limited liability incorporated under the laws of the Cayman Islands, (b) Alibaba Investment Limited, or AIL, a business company incorporated under the laws of the British Virgin Islands, (c) Alibaba Group Holding Limited, or AGHL (together with Ali YK, AIL and other affiliates of AGHL, the Alibaba Group), an exempted company with limited liability incorporated under the laws of the Cayman Islands, (d) YF Venus Ltd, or YF Venus, an exempted company with limited liability incorporated under the laws of the Cayman Islands, (e) Yunfeng Fund II, L.P., or Yunfeng Fund II, an exempted limited partnership organized under the laws of the Cayman Islands, (f) Yunfeng Investment II, L.P., or Yunfeng Investment II, an exempted limited partnership organized under the laws of the Cayman Islands, (g) Yunfeng Investment GP II, Ltd., or Yunfeng Investment GP II, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and (h) Yu Feng, a citizen of the People's Republic of China. Please see Amendment No.2 to Schedule 13D for information relating to Ali YK. The business address of Ali YK, AIL, and AGHL is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square,

  1 Matheson Street, Causeway Bay, Hong Kong. AGHL is a holding company of the Alibaba Group. AIL is a wholly owned subsidiary of AGHL and principally engages in investment activities on behalf of Alibaba Group. The business address of YF Venus, Yunfeng Fund II, Yunfeng Investment II, Yunfeng Investment GP II and Yu Feng is c/o Yunfeng Investment Management (HK) Limited, Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong. Yunfeng Fund II is the sole shareholder of YF Venus. Yunfeng Investment II is the general partner of Yunfeng Fund II. Yunfeng Investment GP II is the general partner of Yunfeng Investment II. Yu Feng holds a controlling interest in Yunfeng Investment GP II.

(13)
Represents Class A Ordinary Shares, in the form of ADSs, held by Fidelity Management & Research Company as an institutional investment manager. Information regarding holdings of FMR is reported on Form 13F with the SEC. The business address of FMR LLC is 245 Summer Street, Boston, MA, 02210.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to the completion of the merger, including the authorization and approval of the merger agreement by the Company's shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the cash position of the Company and its subsidiaries at the effective time of the merger;

  •
  the effect of the announcement or pendency of the merger on our business relationships, results of operations and business generally;

  •
  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Ordinary Shares and ADSs;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the caption "Item 3D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2014. Please see "Where You Can Find More Information" beginning on page 118 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at http://ir.youku.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the merger is a going-private transaction, the Company and Alibaba have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit with the SEC. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on April 28, 2015 is incorporated herein by reference. The Company's report on Form 6-K furnished to the SEC on November 23, 2015 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

        We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to [    •    ].

        If you have any questions or need assistance in voting your Ordinary Shares or ADSs, you can contact [    •    ].

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR ORDINARY SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH

INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED                . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

among

ALI YK INVESTMENT HOLDING LIMITED,

ALI YK SUBSIDIARY HOLDING LIMITED,

YOUKU TUDOU INC.,

and

solely for purposes of Section 9.08, Section 9.09 and Section 9.10 hereof,

ALIBABA INVESTMENT LIMITED

Dated as of November 6, 2015

        AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2015 (this "Agreement"), among Ali YK Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Ali YK Subsidiary Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), Youku Tudou Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), and, solely for purposes of Section 9.08, Section 9.09 and Section 9.10 hereof, Alibaba Investment Limited, a business company incorporated under the laws of the British Virgin Islands ("AIL").

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2013 Revision, as amended from time to time) of the Cayman Islands (the "CICL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company being the surviving company in the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the special committee of independent directors of the Company Board (the "Special Committee"), has (i) determined that it is in the best interests of the Company and its shareholders (other than Parent), and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the "Transactions"), and (iii) resolved to recommend the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders' Meeting;

        WHEREAS, the boards of directors of each of Parent and Merger Sub have (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger; and

        WHEREAS, Parent, acting in the capacity as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.01    The Merger.     Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the "Surviving Company") under the Laws of the Cayman Islands as a wholly-owned subsidiary of Parent.

        SECTION 1.02    Closing; Closing Date.     The closing of the Merger (the "Closing") shall take place at 9:00 p.m. (Hong Kong time) on the fifth (5th) Business Day immediately following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or another date or time agreed in writing by the Company and Parent

(the "Closing Date") at the offices of Simpson Thacher & Bartlett, 35/F ICBC Tower, 3 Garden Road, Central, Hong Kong, or at another place agreed in writing by the Company and Parent; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, if Parent has made a Specified Filing for which it has not received consent or approval for the Merger from the applicable Governmental Authority, Parent and Merger Sub shall not be required to effect the Closing until the earlier of the date that is (a) the fifth (5th) Business Day immediately following receipt by Parent of approval or consent to the Merger from the applicable Governmental Authority pursuant to such Specified Filing and (b) one (1) Business Day prior to the Termination Date (as extended pursuant to Section 8.01(b)(i), if applicable).

        SECTION 1.03    Effective Time.     Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the "Plan of Merger") substantially in the form set out in Annex A and the parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective on the date specified in the Plan of Merger (the "Effective Time").

        SECTION 1.04    Memorandum and Articles of Association of Surviving Company.     At the Effective Time, the memorandum and articles of association of the Surviving Company shall be amended to read in their entirety the same as the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time (which shall include the provisions required by Section 6.05(a)), until thereafter amended as provided by Law and such memorandum and articles of association; provided, however, that, at the Effective Time, (a) all references in the memorandum and articles of association to the name of the Surviving Company shall be amended to refer to "Youku Tudou Inc." and (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger.

        SECTION 1.05    Directors and Officers.     The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company as set out in the Plan of Merger, and (b) the officers (other than the directors) of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

        SECTION 2.01    Effect of Merger on Issued Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

          (a)   (i) Each Class A ordinary share, par value US$0.00001 per share, of the Company (a "Class A Ordinary Share" or, collectively, the "Class A Ordinary Shares"), including Class A Ordinary Shares represented by American Depositary Shares, each representing eighteen (18) Class A Ordinary Shares (the "ADSs"), issued and outstanding immediately prior to the Effective Time, and each Class B ordinary share, par value US$0.00001 per share, of the Company (a "Class B Ordinary Share" or, collectively, the "Class B Ordinary Shares", and together with Class A Ordinary Shares, each an "Ordinary Share" and, collectively, the "Ordinary Shares"), other than (A) any Parent Shares, (B) any Dissenting Shares, (C) any Ordinary Shares owned by any Group Company (if any), and (D) any Ordinary Shares (including Ordinary Shares held by the

  Depositary in respect of ADSs) reserved (but not yet allocated) by the Company, immediately prior to the Effective Time, for issuance and allocation upon exercise of any Company Share Awards (collectively, the "Excluded Shares"), shall be cancelled and shall thereafter represent the right to receive an amount in cash (in United States dollars) per Ordinary Share equal to one eighteenth of the Per ADS Merger Consideration (as defined below) without interest (the "Per Share Merger Consideration") pursuant to the terms and conditions set forth in this Agreement, and as each ADS represents eighteen (18) Ordinary Shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for US$27.60 in cash per ADS without interest (the "Per ADS Merger Consideration"), pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; and (ii) the register of members of the Company will be amended accordingly.

          (b)   Each Excluded Share (other than the Dissenting Shares), including Excluded Shares represented by ADSs (other than ADSs that represent the Dissenting Shares), issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of its holder, shall be cancelled and cease to exist without payment of any consideration or distribution therefor, and the register of members of the Company shall be amended accordingly.

          (c)   Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Company. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Company, and the Surviving Company shall make entries in its register of members to reflect the holder of ordinary shares of Merger Sub immediately prior to the Effective Time as the holder of the ordinary shares of the Surviving Company immediately after the Effective Time.

        SECTION 2.02    Share Incentive Plans and Outstanding Company Share Awards.     (a) As soon as practicable following the date hereof, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall (i) terminate the Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans, as of the Effective Time, (ii) cancel each Company Share Award that is outstanding and unexercised, whether or not vested or exercisable, as of the Effective Time, and (iii) otherwise effectuate the provisions of this Section 2.02. From and after the Effective Time, neither Parent nor the Surviving Company shall be required to issue any Ordinary Shares, other share capital of the Company or the Surviving Company or any other consideration (other than as required by this Section 2.02) to any person pursuant to or in settlement of any Company Share Award.

          (b)   Each former holder of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by or at the direction of the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option and (ii) the number of Ordinary Shares underlying such Vested Company Option, net of any applicable withholding taxes; provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled without any payment therefor.

          (c)   Each former holder of an Unvested Company Option and/or Company Restricted Share Award that is cancelled at the Effective Time shall, in exchange therefor, receive as soon as practicable after the Effective Time, a restricted cash award ("RCA") in an amount in cash that is the equivalent of, (i) in the case of an Unvested Company Option, the product of (A) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Unvested Company Option and (B) the number of Ordinary Shares, underlying such Unvested Company Option, and (ii) in the case of a Company Restricted Share Award, the product of (A) the Per Share Merger Consideration and (B) the number of Ordinary Shares underlying such Company Restricted Share Award; provided that, if the Exercise Price of any such Unvested Company Option is equal to or greater than the Per Share Merger Consideration, such Unvested Company Option shall be cancelled without any payment therefor. Any RCA issued by Parent or the Surviving Company in respect of any Unvested Company Option or Company Restricted Share Award shall be subject to the same vesting conditions and schedules applicable to such Unvested Company Option or Company Restricted Share Award without giving effect to the Transactions, and on the date, and to the extent, that any Unvested Company Option or Company Restricted Share Award would have become vested without giving effect to the Transactions, such corresponding portion of the RCA shall be delivered to the holder of such RCA, net of any applicable withholding taxes, as soon as practicable thereafter.

          (d)   As of the Effective Time, all Company Share Awards shall automatically cease to exist, and each holder of a Company Share Award shall cease to have any rights with respect thereto, except the right to receive the cash payment and/or the RCAs as provided in this Section 2.02. Promptly following the date hereof, the Company shall deliver written notice to each holder of each Share Award informing such holder of the effect of the Merger on such Share Award.

        SECTION 2.03    Dissenting Shares.     (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger ("dissenter's rights") in accordance with Section 238 of the CICL (collectively, the "Dissenting Shares"; holders of Dissenting Shares being referred to as "Dissenting Shareholders") shall at the Effective Time be cancelled and cease to exist, and each such Dissenting Shareholder shall be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the CICL, except that all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter's rights in respect of such Shares under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04.

          (b)   The Company shall give Parent (i) prompt notice of any objection or dissent to the Merger or demands for appraisal received by the Company, attempted withdrawals of such dissenter's rights or demands, and any other instruments or proceedings served pursuant to the CICL or applicable Law and received by the Company relating to the Transactions or its shareholders' dissenter's rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter's rights or any demands for appraisal under the CICL or applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of dissenter's rights or any demands for appraisal or offer to settle or settle any such dissenter's rights or any demands or approve any withdrawal of any such dissenter's rights or demands.

          (c)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the CICL within two (2) days of the approval of the Merger by shareholders of the Company at the Shareholders' Meeting.

        SECTION 2.04    Exchange of Share Certificates, etc.     (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the "Paying Agent") for all payments required to be made pursuant to Section 2.01(a) and the exception set forth in Section 2.03(a) (collectively, the "Merger Consideration"). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Ordinary Shares and ADSs (other than Excluded Shares), cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund").

          (b)   Exchange Procedures.    As promptly as practicable after the Effective Time, the Surviving Company shall cause the Paying Agent to mail (or in the case of the Depositary, deliver) or otherwise disseminate to each person who was, at the Effective Time, a registered holder of Ordinary Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Ordinary Shares (other than Excluded Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Ordinary Shares (the "Share Certificates") (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Ordinary Shares represented by such Share Certificate and each registered holder of Ordinary Shares which are not represented by a Share Certificate (the "Uncertificated Shares") shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Ordinary Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time (but in any event not later than five (5) Business Days thereafter) an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The holders of ADSs shall bear any applicable fees, charges and expenses of the Depositary and government charges due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs, including applicable ADS cancellation fees, and any such fees, charges and expenses incurred by the Depositary shall be treated for all purposes of this Agreement as having been paid to the holders of ADSs. No interest shall be paid or will accrue on any amount payable in respect of the Ordinary Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Ordinary Shares that is not registered in the register of members of the Company, the Per Share Merger Consideration in respect of such Ordinary Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such transferee's entitlement to the relevant Ordinary Shares and to receive the Per Share Merger Consideration, to the exclusion of the applicable transferor and evidence that any applicable share transfer taxes have been paid or are not applicable.

          (c)   Lost Certificates.    If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Ordinary Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Ordinary Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

          (d)   Untraceable Shareholders.    Remittances for the Per Share Merger Consideration shall not be sent to holders of Ordinary Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Ordinary Shares will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or, (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (iii) notice of the Shareholders' Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Dissenting Shareholders and holders of Ordinary Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

          (e)   Adjustments to Merger Consideration.    The Per Share Merger Consideration and the Per ADS Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Ordinary Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares, change or readjustment in the ratio of Ordinary Shares represented by each ADS or other like change with respect to Ordinary Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time.

          (f)    Investment of Exchange Fund.    The Exchange Fund, pending its disbursement to the holders of Ordinary Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (c) short-term commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard & Poor's Corporation or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks acceptable to Parent. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Company.

          (g)   Termination of Exchange Fund.    Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the holders of Ordinary Shares or ADSs for nine (9) months after the Effective Time shall automatically and promptly be delivered to the Surviving Company, and any holders of Ordinary Shares or ADSs (other than Excluded Shares) that were issued and outstanding immediately prior to the Effective Time who have not theretofore complied with this Article II, shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Sections 2.01(a). Any portion of the Exchange Fund remaining unclaimed by holders of Ordinary Shares or ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

          (h)   No Liability.    None of the Paying Agent, Parent or the Surviving Company shall be liable to any holder of Ordinary Shares in respect of any such Ordinary Shares (including Ordinary Shares represented by ADSs) or Company Share Awards (or dividends or distributions with respect thereto) for which payment was delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (i)    Withholding Rights.    Each of Parent, the Surviving Company, the Paying Agent and the Depositary (and any other Person that has a payment obligation pursuant to this Agreement), as applicable, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under any provisions of applicable Law. In the event that Parent or Merger Sub determines that any deduction or withholding is required to be made from any Merger Consideration payable pursuant to this Agreement, Parent or Merger Sub, as applicable, shall promptly inform the Company in writing of such determination and consult with the Company in good faith regarding such determination. To the extent that any such amounts are deducted, withheld and remitted to the applicable Governmental Authority by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be. Each former holder of Ordinary Shares, ADSs or Company Share Awards shall be personally responsible for the proper reporting and payment of all Taxes related to any Merger Consideration or amounts paid under Section 2.02, as applicable, payable by such holder under this Agreement.

        SECTION 2.05    No Transfers.     From and after the Effective Time, (a) no transfers of Ordinary Shares shall be effected in the register of members of the Company, and (b) the holders of Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Ordinary Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be canceled and (except for the Excluded Shares) exchanged for the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

        SECTION 2.06    Termination of Deposit Agreement.     As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to Citibank, N.A. (the "Depositary") to terminate the deposit agreement, dated as of December 8, 2010 between the Company, the Depositary and the Holders and Beneficial Owners of American Depositary Shares issued thereunder (the "Deposit Agreement") in accordance with its terms.

        SECTION 2.07    Agreement of Fair Value.     Parent, Merger Sub and the Company agree that the Per Share Merger Consideration represents the fair value of the Ordinary Shares for the purposes of Section 238(8) of the CICL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in (a) the section of the Company Disclosure Schedule that corresponds to a section of this Article III or any other section of the Company Disclosure Schedule to the extent that it is readily apparent that such information qualifies a section of this Article III, or (b) the Company SEC Reports filed prior to the date hereof (without giving effect to any amendment to any such Company SEC Reports filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the "Risk Factors" or "Forward Looking Statements" sections or any other forward-looking statements or other disclosures to the extent they are general, non-specific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

        SECTION 3.01    Organization and Qualification.     (a) The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of the Company is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except to the extent the failure of any such Subsidiary to be so organized, existing or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each Subsidiary of the Company is duly qualified or licensed to do business, and is in good standing, where such concept is recognized, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except to the extent such failures to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   A true and complete list of all Subsidiaries of the Company and any other entities in which any Group Company owns any equity interest, together with (i) the jurisdiction of organization of each such Subsidiary or entity, (ii) the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary or entity, and (iii) a list of shareholders or other equity holders of, and their respective percentage ownership in, each such Subsidiary or entity, is set forth in Section 3.01(b) of the Company Disclosure Schedule. There are no other entities in which any Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and neither the Company nor any of its Subsidiaries is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole.

        SECTION 3.02    Memorandum and Articles of Association.     The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of (a) the memorandum and articles of association or equivalent organizational documents, each as amended or modified as of the date hereof, of the Company and (b) the memorandum and articles of association or equivalent organizational documents of each Subsidiary of the Company, and all material amendments and modifications thereto as of the date hereof. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

        SECTION 3.03    Capitalization.     (a) (i) The authorized share capital of the Company is US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share. As of the date of this Agreement, (1) 2,880,578,665 Class A Ordinary Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (2) 36,749,878 Class A Ordinary Shares are represented by ADSs held by the Depositary in the name of the Company and have been reserved for future grant of Company Share Awards under the Share Incentive Plans, (3) 289,472,400 Ordinary Shares are held in the treasury of the Company, (4) 645,691,903 Class B Ordinary Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (5) Company Options with respect to 87,708,060 Class A Ordinary Shares are issued and outstanding, and (6) Company Restricted Share Awards with respect to 207,870,444 Class A Ordinary Shares are outstanding. As of the date of this Agreement, (x) no Ordinary Shares are held by any Group Company, and, (y) other than as set forth in clause (a)(i)(2) above, no Ordinary Shares are held in brokerage accounts in a Group Company's name.

            (ii)   The outstanding share capital or registered capital, as the case may be, of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, and except as set forth in Section 3.03(a)(ii) of the Company Disclosure Schedule, all of the outstanding share capital or registered capital, as the case may be, of each such Subsidiary is owned by a Group Company free and clear of all Liens or controlled by a Group Company pursuant to the Control Agreements. Subject to limitations imposed by applicable Law and the applicable Control Agreements, each Group Company has the unrestricted right to vote, and to receive dividends and distributions on, all equity securities of its Subsidiaries.

            (iii)  Except as set forth in this Section 3.03(a) or in Section 3.03(a)(iii) of the Company Disclosure Schedule, there is no share capital or other equity interest in the Company or any options, warrants, convertible debt, other convertible instruments, share appreciation rights, performance units, restricted share units, contingent value rights, "phantom" share units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital of or other equity interest in, the Company or any of its Subsidiaries, or any preemptive, conversion, redemption or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any share capital, or other equity interests in, the Company or any of its Subsidiaries. All Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Ordinary Shares or other equity interests in, the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries or any other Person. Each grant of Company Share Awards was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) and issued in compliance with all applicable Laws and the terms set forth in the applicable Share Incentive Plan, and the per share exercise price of each Company Option requiring exercise was equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an "incentive stock option", and within the meaning of Section 409A of the Code, in the case of each other Company Option awarded to a U.S. person). There are no commitments or agreements of any character to which any Group Company is bound obligating any Group Company to accelerate or otherwise alter the vesting of any Company

    Share Award as a result of the Transactions, and each Company Share Award may, by its terms, be treated at the Effective Time as set forth in Section 2.02.

            (iv)  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

          (b)   Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of the date hereof: (i) the name of the Company Share Award recipient; (ii) the particular Share Incentive Plan pursuant to which such Company Share Award was granted and the type of such Company Share Award; (iii) the number and type of Ordinary Shares subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; (vi) the vesting schedule or other vesting conditions, if any, of each such Company Share Award; and (vii) the date on which such Company Share Award expires.

          (c)   The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plans pursuant to which the Company has granted the Company Share Awards that are currently outstanding, (y) the form of all award agreements evidencing such Company Share Awards and (z) any award agreements evidencing any Company Share Award with terms that are materially different from those set forth in the form of award agreement.

        SECTION 3.04    Authority Relative to this Agreement; Fairness.     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the approval of this Agreement, the Plan of Merger and the Merger by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the Ordinary Shares present and voting in person or by proxy as a single class at the Shareholders' Meeting (the "Requisite Company Vote") in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (the "Bankruptcy and Equity Exception").

          (b)   The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders (other than Parent), (ii) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, and (iii) subject to Section 6.04(c), resolved to recommend approval of this Agreement, the Plan of Merger and the Transactions to the holders of Ordinary Shares (the "Company Recommendation"). The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Ordinary Shares for approval.

          (c)   The Special Committee has received the written opinion of J.P. Morgan Securities (Asia Pacific) Limited (the "Financial Advisor"), dated the date of this Agreement, to the effect that, subject to the limitations, qualifications and assumptions set forth therein and as of the date hereof, the Per Share Merger Consideration to be paid to the holders of Ordinary Shares and the

  Per ADS Merger Consideration to be paid to the holders of ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Merger is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent for its information promptly after the date of this Agreement. The Financial Advisor has consented to the inclusion of a copy of its opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent or any of its affiliates.

        SECTION 3.05    No Conflict; Required Filings and Consents.     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any Law applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any properties or assets of any Group Company are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay the consummation of the Transactions or (y) have a Company Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the "SEC"), if any, on such documents), (ii) for compliance with the rules and regulations of the New York Stock Exchange ("NYSE"), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule and Governmental Authorities with authority over the enforcement of applicable antitrust or competition Laws in any jurisdiction that is material to the business of Parent or the Company, and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.06    Permits; Compliance with Laws.     (a) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for such Group Company to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted other than those the lack thereof would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the "Material Company Permits"). As of the date hereof, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. All such Material Company Permits are valid and in full force and effect, except for any failure to be valid or in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   No Group Company is in default, breach or violation of any Material Company Permit, in each case except for any such default, breach or violation that individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   Each Group Company is in compliance in all material respects with applicable Law (including, without limitation, (i) any Laws applicable to its business and (ii) any Laws related to the protection of personal data). To the knowledge of the Company, no Group Company has received any written notice or communication from any applicable Governmental Authority of any material non-compliance with any applicable Laws or Material Company Permits that has not been cured. This section shall not apply to infringement of any patent, trademark or copyright.

          (d)   All approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People's Republic of China ("PRC") that are material to the Group Companies taken as a whole and required to be made by the Company or its Subsidiaries in respect of the Company and its Subsidiaries and their capital structure and operations, including but not limited to registrations with the State Administration for Industry and Commerce, the State Administration of Foreign Exchange ("SAFE"), the State Administration of Taxation, the State Administration of Press, Publication, Radio, Film and Television, the National Health and Family Planning Commission, and the Ministry of Industry and Information Technology and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws in all material respects. Each Onshore Subsidiary has complied in all material respects with all applicable PRC Laws regarding the contribution and payment of its registered capital.

          (e)   The directors, officers and employees of the Group Companies, and to the knowledge of the Company, any other ultimate beneficial owners of the Company who are PRC residents subject to the requirements of SAFE Circular 37 or any other SAFE Rules and Regulations, have complied in all material respects with the requirements of the SAFE Rules and Regulations. The relevant Onshore Subsidiaries have complied in all material respects with the filing and registration requirements of SAFE Circular 7 and any other applicable SAFE Rules and Regulations in respect of the Share Incentive Plans.

          (f)    Neither the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any agent of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, have offered, paid, promised to pay or authorized the payment of any money or anything else of value, whether directly or through another person, to any person in any manner that would constitute official or commercial bribery or an illegal kickback, or would otherwise violate any Applicable Anti-Bribery Law.

          (g)   The Company has maintained complete and accurate books and records and effective internal controls in accordance with the Applicable Anti-Bribery Laws.

          (h)   Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its Subsidiaries, or any person or company acting on behalf of the Company (i) is currently subject to or the target of any U.S. sanctions administered by the office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority; or pursuant to the Comprehensive Iran Sanctions and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act of 2012, the National Defense Authorization Act for Fiscal Year 2012, the Iran

  Freedom and Counter-Proliferation Act of 2012, each as amended, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued pursuant to such authority (collectively, "Sanctions"); or (ii) has violated any applicable Sanctions or anti-money laundering Law, anti-terrorism Law, export restrictions, anti-boycott regulations or embargo regulation.

          (i)    No action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to anti-money laundering Law is pending or, to the knowledge of the Company, threatened in writing.

        SECTION 3.07    SEC Filings; Financial Statements.     (a) The Company has filed or otherwise furnished (as applicable) all forms, reports and documents required to be filed with or furnished to the SEC by the Company since January 1, 2013 (the "Applicable Date") (the forms, reports and other documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof as have been supplemented, modified or amended since the time of filing or furnishing, collectively, the "Company SEC Reports"). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the "Securities Act") (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

          (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders' equity and cash flows of the Group Companies, as applicable, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case, in accordance with GAAP.

          (c)   No Group Company has any liabilities of any nature (whether accrued, absolute, determined, determinable, fixed, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except liabilities (i) reflected or reserved against in the consolidated balance sheet for the period ended December 31, 2014 (including the notes thereto) included in the Company SEC Reports, (ii) incurred pursuant to this Agreement or in connection with the Transactions, (iii) incurred since December 31, 2014 in the ordinary course of business and in a manner consistent with past practice, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d)   The Company has timely filed and made available to Parent all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the United States Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the United States Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures (as defined in Rule 13a-15 or Rule 15d-15 under the Exchange Act) that are designed to ensure that all material information relating to the Company and its Subsidiaries is made known on a timely basis to its Chief Executive Officer and Chief Financial Officer or other persons performing similar functions. The Company's Chief Executive Officer and Chief Financial Officer (the "Certifying Officers") have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed annual report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the Certifying Officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date, including any change in the Company's internal control over financial reporting that occurred during the period ending on the Evaluation Date that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. Since the Evaluation Date, to the knowledge of the Company, there has been no change in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. To the knowledge of the Company, there is no reason to believe that the matters certified by the Certifying Officers are not true and correct in all material respects.

          (e)   Neither the Company nor, to the knowledge of the Company, the Company's independent registered public accounting firm, has identified or been made aware of "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company's internal controls and procedures which could reasonably adversely affect the Company's ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

          (f)    The Group Companies maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (g)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE, subject to availing itself of any "home country" exemption from such rules and regulations available to a "foreign private issuer" (as defined under the Exchange Act and under the relevant rules and regulations of the NYSE).

          (h)   There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Reports nor any obligations to enter into any such arrangements.

        SECTION 3.08    Absence of Certain Changes or Events.     Since December 31, 2014 to the date hereof, except as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, (c) the Company has not taken or permitted any of its Subsidiaries to take any of the following actions (i) declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Ordinary Shares (other than dividends or other distributions from any Subsidiary of the

Company to the Company or to another wholly-owned Subsidiary of the Company), or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares or other securities (other than in connection with the settlement of any Company Share Awards in accordance with the appropriate Share Incentive Plans and this Agreement) or (ii) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of any Group Company (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company), (d) there has not been any material change by the Company or any of its Subsidiaries in its method of accounting or accounting practice, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, (e) other than in the ordinary course of business and consistent with past practice (including with respect to amount and timing), there has not been any material increase in the compensation or benefits payable or to become payable to its officers or key employees, (f) none of the Group Companies has incurred any Indebtedness, other than Indebtedness receivable or payable solely between or among the Company's wholly-owned Subsidiaries (including, for the purposes of this Section 3.08(f), the Operating Subsidiaries) or between or among the Company and any of its wholly-owned Subsidiaries (including, for the purposes of this Section 3.08(f), the Operating Subsidiaries) and accounts receivable and payable incurred in the ordinary course of business consistent with past practice, (g) none of the Group Companies has (i) acquired or made any capital contributions to or investments in any business or entity or (ii) acquired any assets outside of the ordinary course of business consistent with past practice, (h) no receiver, trustee, administrator or other similar person has been appointed in relation to the affairs of any Group Company or its property or any part thereof material to the Company and its Subsidiaries taken as a whole, (i) there has not been any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) in any material aspect of the method of accounting of the Company or any of its Subsidiaries for Tax purposes, and (j) there has not been any adoption of resolution to approve or petition or similar proceeding or order in relation to a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

        SECTION 3.09    Absence of Litigation.     (a) There is no litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an "Action") pending or, to the knowledge of the Company, threatened against any Group Company, or any property or asset of any Group Company, before any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   Neither the Company nor any Subsidiary of the Company nor any property or asset of the Company or any Subsidiary of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.10    Labor and Employment Matters; Employee Plans.     (a) No Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by any Group Company as of the date hereof, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of any Group Company. There are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority, and there is no pending dispute with any director, employee or former employee of any

Group Company, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no organized strike, slowdown, work stoppage or lockout, or similar activity currently occurring or, to the knowledge of the Company, threatened against or involving any Group Company, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Group Company is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, (ii) each Group Company has withheld and paid in full to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to each Group Company's employees (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), (iii) no Group Company is liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing, (iv) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Group Company, and (v) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the knowledge of the Company, threatened with respect to any Group Company.

          (c)   Section 3.10(c) of the Company Disclosure Schedule contains a list of each Company Employee Plan. The Company has provided or otherwise made available to Parent true and complete copies of each Company Employee Plan (other than any Company Employee Plan mandated by applicable Law to which the sole liability of the Company and its Subsidiaries is to make contributions required by Law, including plans or programs maintained by a Government Authority requiring the payment of social insurance taxes or similar contributions by the Company or its Subsidiaries to a fund of a Governmental Authority with respect to wages of an employee), including (i) a copy of each trust agreement or other funding arrangement, (ii) each summary or other document delivered to participants, (iii) all forms of participation agreement, share purchase agreement, share option agreement or other agreement with participants, (iv) all documents filed with any Governmental Authority and (v) all documents received from any Governmental Authority.

          (d)   No Company Employee Plans is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended or is a defined benefit pension plan. Each Company Employee Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Except as would not, individually or in the aggregate, have a Company Material Effect, (i) all contributions or other amounts payable by a Group Company with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, and (ii) there are no claims (other than for benefits incurred in the ordinary course) or, to the knowledge of the Company, threatened with respect to any Company Employee Plan or against the assets thereof, and no fact or event exists that could give rise to any such lawsuit, action, proceeding or claim. The Company does not maintain any funded Company Employee Plans (other than any Company Employee Plan mandated by applicable Law to which the sole liability of the Company and its Subsidiaries is to make contributions required by Law, including plans or programs maintained by a Government Authority requiring the payment of social insurance taxes or similar contributions by the Company or its Subsidiaries to a fund of a Governmental Authority with respect to wages of an employee).

          (e)   Except as otherwise specifically provided in this Agreement regarding the Company Share Awards, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Employee Plans, (ii) increase any benefits otherwise payable under any of the Company Employee Plans or (iii) result in any acceleration of the time of payment or vesting of any such benefits or result in the payment of any amount under any Company Employee Plan that would be, individually or in combination with any other such payment, an "excess parachute payment" within the meaning of Section 280G of the Code. The Company is not obligated, pursuant to any of the Company Employee Plans, to grant any options or other rights to purchase or acquire Shares to any employees, consultants or directors of the Company after the date hereof.

        SECTION 3.11    Real Property.     (a) The Group Companies do not own any real property.

          (b)   All current leases and subleases of real property entered into by any Group Company (the "Leased Real Property") are in full force and effect, are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by such Group Company or, to the knowledge of the Company, by the other party to such lease or sublease, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The applicable Group Company has good and valid leasehold or subleasehold interests in each parcel of Leased Real Property, free and clear of any Liens other than Permitted Property Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.12    Intellectual Property.

          (a)   Section 3.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all material (i) registered Intellectual Property owned by any Group Company and (ii) pending applications (whether or not published) for the registration of Intellectual Property owned by any Group Company (the "Registered Intellectual Property").

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Group Companies exclusively own, free and clear of all Liens, their proprietary Intellectual Property, and own or have a valid and enforceable right or license to use all other Intellectual Property that is used in or necessary for the conduct of the Group Companies' businesses as presently conducted or as presently planned to be conducted, (ii) no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the knowledge of the Company, threatened against the Group Companies, in which the scope, validity, or enforceability of any Intellectual Property owned by a Group Company is being or has been contested or challenged, (iii) (A) the Group Companies (1) are not subject to any agreement with any person pursuant to which they have deposited, or would be required to deposit into escrow the source code of any Software owned by them and (2) have not disclosed to or provided any person with past, current or contingent access to, or possession of, the source code of any Software owned by them to any third party or pursuant to duties and obligations arising by operation of applicable Law, and (B) no Software owned or used by the Group Companies is subject to any obligation that would require any Group Company to disclose to any person (other than non-employee contractors, consultants and other persons engaged by any Group Company who are subject to valid and enforceable written confidentiality obligations) any proprietary source code or Trade Secret that is part of any Software, (iv) all Registered Intellectual Property is subsisting and, to the knowledge of the Company, is valid and enforceable, (v) all Intellectual

  Property disclosed as owned by a Group Company belongs to such Group Company and is not the property of a third party customer, (vi) (A) all current and former employees, consultants, contractors, and any other persons who have participated in the creation or development of any proprietary Intellectual Property created or developed by, for or under the direction or supervision of any Group Company, have executed and delivered to such Group Company valid and enforceable agreements (1) providing for the non-disclosure by such person of confidential information, and (2) providing for the assignment by such person to such Group Company of their rights in any Intellectual Property developed or arising out of such person's employment by, engagement by or contract with such Group Company and (B) no such current or former employees, consultants, contractors, or any other persons have excluded works or inventions from their assignment of their rights in any such Intellectual Property pursuant to any such agreements and no such employee or consultant is in violation thereof, (vii) the Group Companies have paid all such rewards and remuneration that are either legally required or due and payable to such persons pursuant to such valid agreements, and no Actions pending or, to the knowledge of the Company, threatened, regarding the payment of such legally required rewards and remuneration to such persons, (viii) there are no (A) Actions pending or, to the knowledge of the Company, threatened against a Group Company (including cease-and-desist letters or offers to license any Intellectual Property), by any person alleging infringement, dilution, unauthorized disclosure, or misappropriation by any Group Company of the Intellectual Property rights of such person, or (B) challenges to the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by a Group Company, (ix) the conduct of the business of the Group Companies does not infringe, dilute, or misappropriate and has not infringed, diluted, or misappropriated any Intellectual Property rights of any person, (x) no Group Company has interfered with, infringed upon, disclosed without authorization, misused, misappropriated or otherwise violated any Intellectual Property rights, any rights of privacy (including personal data privacy and related Laws), name, portrait, reputation, or personality under applicable Law or any personal or sensitive information (including personally identifiable information) owned by any other person, and (xi) no person is infringing, diluting or misappropriating, or has infringed, diluted or misappropriated, any Intellectual Property owned by any Group Company.

          (c)   None of the material Software (including Software embodied in any material products and services) of the Company or any of its Subsidiaries is subject to any "open source", "copyleft" or analogous license (including any GPL, AGPL or other open source software license) in a manner or relation which has or would require any licensing, availability or distribution of the source code to any such material Software or impose any material economic limitations on the Company's and its Subsidiaries' commercial exploitation thereof if such Software were licensed, distributed, conveyed or made available to any person.

          (d)   The Group Companies have taken commercially reasonable measures to protect the confidentiality, integrity, and security of (i) the material confidential or proprietary information, of the Group Companies (or third parties for which the Group Companies have a legal or contractual obligation of protection), (ii) personally identifiable information, material confidential or proprietary information, and material Trade Secrets entrusted to any Group Company by its customers, clients, or other persons to whom the such Group Company owes a duty or obligation under applicable Law or any written Contract to maintain the security or confidentiality thereof, (iii) their material Trade Secrets and (iv) the IT Assets (and all material information and transactions stored or contained therein or transmitted thereby), and there have been no material outages, malfunctions, or unauthorized intrusions or breaches of security with respect to any Group Company system or IT Asset, other than those that were resolved without material liability or the obligation to disclose same to any third party.

          (e)   Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect, no Group Company is in breach of any requirements for or restrictions regarding subcontracting, sublicensing, or disclosure of Intellectual Property, Trade Secrets, or personally identifiable information of the Company, its Subsidiaries, or of their clients or customers to any person (including the Company's Subsidiaries), contained in any applicable Contracts with any of the Company's or its Subsidiaries' customers or clients or under applicable Law. No proceedings before any Governmental Authority are pending, or, to the knowledge of the Company, threatened, against a Group Company by any person alleging a violation of such person's, or any other person's, privacy, publicity, personal or confidentiality rights by such Group Company under applicable Laws, or a breach or other violation of any of the Group Companies' internal rules, policies and procedures with respect to privacy, publicity, data protection, collection, storage, transfer, use or disclosure of personally identifiable information by such Group Company, in each case, except as would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect.

        SECTION 3.13    Taxes.     (a) Each Group Company has timely filed all material Tax Returns required to be filed by or with respect such Group Company and all such Tax Returns are true, accurate and complete in all material respects.

          (b)   Each Group Company has paid and discharged all material Taxes due and payable (whether or not shown to be due on any Tax Return), and where payment is not yet due, each Group Company has made adequate provision for all material Taxes in its financial statements in accordance with GAAP.

          (c)   There are no material Liens with respect to Taxes upon any of the assets or properties of any Group Company, other than with respect to Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (d)   As of the date hereof, no Governmental Authority has asserted in writing or, to the knowledge of the Company, is threatening to assert against any Group Company any deficiency or claim for any material Taxes.

          (e)   Each Group Company has properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law, and to the extent required, such Taxes have been paid to the relevant taxing authority.

          (f)    There is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of any Group Company, nor is one pending to the knowledge of any Group Company.

          (g)   No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

          (h)   There are no unresolved claims by any Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that any Group Company is or may be subject to Taxes in such jurisdiction.

          (i)    No Group Company (i) is or has ever been a member of a combined, consolidated, unitary, affiliated or similar Tax group (other than a group the common parent of which is or was one of the Group Companies) or (ii) has any material liability for Taxes of any person as a result of being a member of such a Tax group or arising from the application of any provision of Tax Law, or as a transferee or successor, by contract, or otherwise.

          (j)    No Group Company has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

          (k)   Neither the Company nor any Subsidiary that is not an Onshore Subsidiary takes the position for tax purposes that it is a "resident enterprise" of the PRC.

          (l)    No Group Company is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, other than any such agreement or arrangement (A) solely between the Group Companies or (B) entered into in the ordinary course of business and for which the primary purpose does not relate to Taxes.

          (m)  Each Group Company is in material compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a Governmental Authority. Any submissions made on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax incentives or other Tax reduction agreement or order of a Government Authority are accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a Governmental Authority is pending or, to the knowledge of the Company, threatened.

        SECTION 3.14    Indebtedness and Security.     No Group Company has any Indebtedness nor any secured creditors holding fixed or floating security interests, other than (x) Indebtedness receivable or payable solely between or among the Company's wholly-owned Subsidiaries (including, for the purposes of this Section 3.14, the Operating Subsidiaries) or between or among the Company and any of its wholly-owned Subsidiaries (including, for the purposes of this Section 3.14, the Operating Subsidiaries) and (y) accounts receivable and payable incurred in the ordinary course of business consistent with past practice. No Group Company has taken any steps to seek protection pursuant to any bankruptcy law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Group Companies on a consolidated basis are not Insolvent.

        SECTION 3.15    Material Contracts.     (a) Except for this Agreement, the Contracts filed as exhibits to the Company SEC Reports filed with the SEC prior to the date of this Agreement and as set forth on Section 3.15(a) of the Company Disclosure Schedule, no Group Company is a party to, and no Group Company's properties or assets are bound by, any of the types of Contracts listed in clauses (i) through (xi) of this Section 3.15(a) (such types of Contracts being the "Material Contracts"):

            (i)    each Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company's most recently filed annual report on Form 20-F;

            (ii)   each Contract relating to any Indebtedness in respect of any counterparty involving actual or potential liability to the Group Companies in excess of US$7,000,000 during any 12-month period, other than (x) Indebtedness receivable or payable solely between or among the Company's wholly-owned Subsidiaries (including, for the purposes of this Section 3.15(a)(ii), the Operating Subsidiaries) or between or among the Company and any of its wholly-owned Subsidiaries (including, for the purposes of this Section 3.15(a)(ii), the Operating Subsidiaries) and (y) accounts receivable and payable incurred in the ordinary course of business consistent with past practice;

            (iii)  each Contract in respect of any (A) joint venture, strategic cooperation or collaboration arrangement, joint sales or marketing agreement, or partnership arrangement, in each case, that is material to the business of the Group Companies taken as a whole or (B) other agreement involving a sharing of profits, losses, costs or liabilities by any Group Company that is material to the business of the Group Companies taken as a whole;

            (iv)  each of the Contracts described under the caption "Item 4. Information on the Company—C. Organizational Structure" in the Company's most recently filed annual report on Form 20-F, which (A) provide the Company with effective control over any of its Subsidiaries in respect of which it does not, directly or indirectly, own a majority of the equity interests (each, an "Operating Subsidiary"), (B) provide any Group Company the right or option to purchase the equity interests in any Operating Subsidiary, or (C) transfer economic benefits from any Operating Subsidiary to any other Subsidiary of the Company (the contracts and agreements described in (A), (B) and (C), together, the "Control Agreements");

            (v)   each Contract pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license to any material Intellectual Property (other than any non-exclusive license to off-the-shelf Software generally available on non-discriminatory pricing terms and other than a non-exclusive license granted in the ordinary course of the grantor's business) or (B) grants any license to any material Intellectual Property (other than a non-exclusive license granted in the ordinary course of the grantor's business), or each other Contract relating to Intellectual Property or IT Assets not covered by the foregoing (A) or (B) that is material to the Company and its Subsidiaries, taken as a whole;

            (vi)  each Contract that involves the acquisition or disposition, directly or indirectly (by merger, license or otherwise), of any securities of any person (other than a Company Share Award) or any assets that have a fair market value or purchase price of more than US$3,000,000;

            (vii) each Contract (including any distribution agreements) that limits, or purports to limit, the ability of any Group Company to compete in any line of business in any geographic area or during any period of time in a manner that is material to the Group Companies, taken as a whole, or any Contract that grants any exclusive rights to any third party (including any exclusive license or exclusive distribution or usage arrangements) if such Contract, exclusive rights or restrictions resulting therefrom are material to the Group Companies, taken as a whole;

            (viii)  each Contract between any Group Company, on the one hand, and any directors or officers of any Group Company or their immediate family members or shareholders (other than Parent) of any Group Company holding more than 5% of the voting securities of any Group Company, on the other hand, under which there are material rights or obligations outstanding;

            (ix)  each Contract providing for any earn-out or similar payment payable by any Group Company to any person (other than to another Group Company);

            (x)   each Contract providing for any change of control or similar payments to any Third Party in excess of US$2,500,000;

            (xi)  each Contract involving payments by the Company or any of its Subsidiaries in excess of US$7,000,000 in the aggregate under each Contract, other than payments between or among the Company's wholly-owned Subsidiaries (including, for the purposes of this Section 3.15(a)(xi), the Operating Subsidiaries) or between or among the Company and any of its wholly-owned Subsidiaries (including, for the purposes of this Section 3.15(a)(xi), the Operating Subsidiaries);

            (xii) each Contract relating to any capital expenditure or any disbursement Contract with a contract value exceeding US$7,000,000;

            (xiii)  each Contract relating to a royalty or dividend arrangement that involves payment by the Company of more than US$5,000,000 annually based on revenues or profits of the Company or any of its Subsidiaries or based on the revenues or profits derived from any material Contract;

            (xiv)  each share or stock redemption or purchase or other Contract affecting or relating to the share capital of the Company or any of its Subsidiaries, including each Contract with any shareholder of the Company or any of its Subsidiaries which includes anti-dilution rights, voting arrangements or operating covenants;

            (xv) each Contract under which the Company or any of its Subsidiaries has granted any Person any registration rights, or any right of first refusal, first offer or first negotiation with respect to any Ordinary Shares or securities of any Subsidiaries of the Company; and

            (xvi)  each Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Company's knowledge, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception, (iii) no Group Company and, to the Company's knowledge, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract, (iv) to the Company's knowledge, no person intends to terminate any Material Contract and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

        SECTION 3.16    Environmental Matters.     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Group Company is in compliance with all applicable Environmental Laws and has obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the "Environmental Permits"), and all such Environmental Permits are in full force and effect, (ii) to the knowledge of the Company, no property currently or formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law, (iii) no Group Company has received any written notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law, which remains unresolved, and (iv) no Group Company is subject to any Order with any Governmental Authority or agreement with any person concerning liability under any Environmental Law or relating to Hazardous Substances.

        SECTION 3.17    Operating Subsidiaries.     The Company controls its Operating Subsidiaries through the Control Agreements, and there is no enforceable written agreement to rescind, amend or change the material terms of such Control Agreements other than as contemplated by this Agreement.

        SECTION 3.18    Interested Party Transactions.     None of the officers or directors of any Group Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K of the SEC (other than for services as officers, directors and employees of a Group Company), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries), (b) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other employee benefits, including Company Share Awards, in each case, in the ordinary course of business and consistent with past practice.

        SECTION 3.19    Insurance.     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (i) all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Group Companies are in full force and effect, (ii) the Company has no reason to believe that any Group Company will not be able to (A) renew its existing insurance policies as and when such policies expire or (B) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost, (iii) no Group Company has received any written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of its respective insurance policies, and (iv) no Group Company has been denied any insurance coverage which it has sought or for which it has applied.

        SECTION 3.20    Anti-Takeover Provisions.     The Company is not party to a shareholder rights agreement, "poison pill" or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, "fair price", "control share" or other similar Laws enacted under any Laws applicable to the Company (each, a "Takeover Statute") does not, and will not, apply to this Agreement or the Transactions other than the CICL.

        SECTION 3.21    Brokers.     Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        SECTION 3.22    No Other Representations and Warranties.     Except for the representations and warranties made by the Company in Article III and Section 6.01(c), neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of their respective affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        SECTION 4.01    Corporate Organization.     Each of Parent and Merger Sub is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets to carry on its business as it is now being conducted.

        SECTION 4.02    Capitalization of Merger Sub; No Prior Activities.     As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value US$1.00 per share, one (1) ordinary share of which is validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, solely owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than in connection with those incident to its formation and capitalization pursuant to this Agreement and the Transactions. Merger Sub has no secured creditors holding any fixed or floating security interests.

        SECTION 4.03    Authority Relative to This Agreement.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub and the Plan of Merger by Merger Sub and the consummation by them of the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        SECTION 4.04    No Conflict; Required Filings and Consents.     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming (solely with respect to performance of this Agreement and the consummation of the Transactions) that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which any property or asset of either of them is bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the Transactions by Parent or Merger Sub.

          (b)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of a Schedule 13E-3 and furnishing of the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to the Governmental Authorities with authority over the enforcement of applicable antitrust or competition Laws in any jurisdiction that is material to the business of Parent or the Company, and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, be expected to, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub.

        SECTION 4.05    Sufficient Funds.     At the Closing, Parent will have available sufficient funds to pay the Merger Consideration in accordance with and subject to the terms and conditions of this Agreement.

        SECTION 4.06    Brokers.     Except for Morgan Stanley Asia Limited, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

        SECTION 4.07    Absence of Litigation.     As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or AIL that, individually or in the aggregate, would prevent or materially delay consummation of the Transactions by Parent or Merger Sub. As of the date of this Agreement, none of Parent, Merger Sub or AIL is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that, individually or in the aggregate, would prevent or materially delay consummation of the Transactions by Parent or Merger Sub.

        SECTION 4.08    Non-Reliance on Company Estimates.     The Company has made available to Parent, Merger Sub or their respective affiliates and Representatives, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub hereby acknowledges and agrees that (a) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or budgets), and (d) except to the extent expressly set forth in Article III, the Company does not make any representations or warranties with respect to any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective affiliates and Representatives; provided that, nothing contained in this Section 4.08 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

        SECTION 4.09    Independent Investigation.     Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date of this Agreement, it, its affiliates and their respective Representatives have been provided sufficient access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose.

        SECTION 4.10    No Other Representations and Warranties.     Except for the representations and warranties made by Parent and Merger Sub in Article IV and Section 6.01(b), neither Parent nor Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 5.01    Conduct of Business by the Company Pending the Merger.     (a) The Company agrees that, between the date of this Agreement and the Effective Time, except as required by applicable Law or as set forth in Section 5.01 of the Company Disclosure Schedule, unless Parent shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)    the businesses of the Group Companies shall be conducted only in, and no Group Company shall take any action except in, a lawfully permitted manner in the ordinary course of business consistent with past practice; and

            (ii)   the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Group Companies, maintain in effect all Material Company Permits, keep available the services of the current officers, key employees, and key consultants and contractors of the Group Companies and preserve the current material relationships and goodwill of the Group Companies with Governmental Authorities, key customers and suppliers, and any other persons with which any Group Company has material business relations.

          (b)   In furtherance and without limitation of Section 5.01(a), except as set forth in Section 5.01(b) of the Company Disclosure Schedule, or as required by applicable Law or as expressly provided in Section 6.14, the Company will not, and will not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

            (i)    amend or otherwise change the memorandum and articles of association or equivalent organizational documents of the Company, or make any material amendments to the memorandum and articles of association or equivalent organizational documents of any other Group Company;

            (ii)   issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (A) any shares of any class of any Group Company, or any options, warrants, convertible securities or other rights of any kind (including any Company Share Award) to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company (other than (x) in connection with the exercise or settlement of any Company Share Awards outstanding on the date hereof in accordance with the applicable Share Incentive Plan and applicable award agreement or (y) in transactions solely among the Company's wholly-owned Subsidiaries or between the Company and any of its wholly-owned Subsidiaries), or (B) any material property or assets (whether real, personal or mixed, and including leasehold interests, intangible property and Intellectual Property) of the Company or any Subsidiary (other than (x) sale of such property or assets or non-exclusive licenses, in each case, in the ordinary course of business and consistent with past practice or (y) in transactions solely among the Company's wholly-owned Subsidiaries or between the Company and any of its wholly-owned Subsidiaries);

            (iii)  declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares, other than dividends or other distributions from any Group Company to the Company or another Group Company which is wholly-owned by the Company;

            (iv)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its share capital, in each case other than in connection with the settlement of any Company Share Awards in accordance with the applicable Share Incentive Plans and this Agreement;

            (v)   (A) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, recapitalization, restructuring, reorganization or similar transaction involving any Group Company (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company), or (B) create any new Subsidiaries;

            (vi)  (A) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof (other than a wholly-owned Subsidiary of the Company), or (B) acquire any assets (other than (x) in the ordinary course of business consistent with past practice or (y) assets of a wholly-owned Subsidiary of the Company);

            (vii) (A) incur, assume, alter, amend or modify any Indebtedness, guarantee any Indebtedness, or issue any debt securities, in each case, in excess of US$7,000,000 individually or US$15,000,000 in the aggregate, or (B) make (x) any loans or advances to any director or executive officer of the Company or (y) any loans or advances in excess of US$500,000 individually or US$2,000,000 in the aggregate to any other person, in each case, other than Indebtedness receivable or payable solely between or among the Company's wholly-owned Subsidiaries (including, for the purposes of this Section 5.01(b)(vii), the Operating Subsidiaries) or between or among the Company and any of its wholly-owned Subsidiaries (including, for the purposes of this Section 5.01(b)(vii), the Operating Subsidiaries);

            (viii)  create or grant any Lien on any material assets (including material Intellectual Property) of the Company or any Subsidiaries of the Company other than in the ordinary course of business consistent with past practice;

            (ix)  (A) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$3,000,000, unless included in the Company's current budget and operating plan approved by the Company Board, or (B) authorize or make any commitment with respect to capital expenditures which are, in the aggregate (including capital expenditures included in the Company's budget and operating plan), in excess of US$20,000,000 for the Group Companies taken as a whole, in each case other than ordinary course expenditures necessary to maintain existing assets in good repair; or

            (x)   guarantee the performance or other obligations of any person (other than guarantees in connection with any Indebtedness as permitted by the foregoing clause (vii));

            (xi)  except as otherwise required by Law or pursuant to any Company Employee Plan in existence as of the date hereof, (A) enter into any new employment or compensatory agreements in connection with employment or service (including the renewal of any such agreements), or terminate or amend any such agreements, with any director or officer of any Group Company or any other employee or individual service provider of any Group Company who has an annual base salary in excess of US$100,000, (B) grant or provide any severance or termination payments or benefits to any director, officer, employee or individual service provider of any Group Company, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or grant, issue or make any new equity awards to any director, officer, employee or individual service provider of any Group Company, except annual base salary increases to non-officer employees of any Group Company made in the ordinary course consistent with past practice, (D) establish, adopt, amend or terminate any Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement or amend the terms of any outstanding Company Share Awards, (E) take any action to accelerate or otherwise alter the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan, to the extent not already required in any such plan, including voluntarily accelerating the vesting of any Company Share Award in connection with the Merger, or (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

            (xii) make any material changes with respect to any method of financial accounting, or financial accounting policies or procedures, except as required by changes in GAAP or applicable Law;

            (xiii)  enter into, or materially amend or modify, or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder, or fail to comply with or breach in any material respect the Investment Documents;

            (xiv)  enter into any Contract between any of the Group Companies, on the one hand, and any of their respective directors or officers, on the other hand, in each case required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (except as permitted under Section 5.01(b)(xi));

            (xv) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

            (xvi)  commence any material Action (other than in respect of collection of amounts owed in the ordinary course of business) or settle any Action other than any settlement involving only the payment of monetary damages not in excess of US$1,000,000 not relating to this Agreement or the Transactions;

            (xvii)  engage in the conduct of any new line of business material to the Group Companies, taken as a whole;

            (xviii)  permit any item of material Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, other than (i) with respect to such Intellectual Property that is no longer used or useful in any of the Company's or its Subsidiaries' respective businesses and (ii) as required pursuant to Contracts in effect prior to the date hereof which have been provided or otherwise made available to Parent, fail to perform or make any applicable filings, recordings or other similar actions or filings with respect to material Intellectual Property, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material Intellectual Property;

            (xix)  fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

            (xx) make or change any material Tax election, amend any material Tax Return, enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment relating to the Group Companies, or change any method of Tax accounting; or

            (xxi) authorize or agree to take any of the foregoing actions, or enter into any letter of intent (binding or nonbinding) or similar written agreement or arrangement with respect to any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

        SECTION 6.01    Proxy Statement and Schedule 13E-3.     (a) Promptly following the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare and cause to be filed with the SEC a proxy statement relating to the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"). Concurrently with the preparation of the Proxy Statement, the Company and Parent shall jointly prepare and cause to be filed a Schedule 13E-3 with the SEC. Each of the Company and Parent shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3. Each of the Company and Parent shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed). If at any time prior to the Shareholders' Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

          (b)   Parent represents and covenants that the information supplied by Parent for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, and (iii) the time of the Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

          (c)   The Company represents and covenants that the information supplied by the Company for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy

  Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, and (iii) the time of the Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3. The Company covenants that all documents that the Company is responsible for filing with and/or furnishing to the SEC in connection with any of the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, other than with respect to any information supplied by Parent or Merger Sub.

        SECTION 6.02    Company Shareholders' Meeting.     (a) As soon as reasonably practicable following the date of this Agreement, the Company shall cause a definitive Proxy Statement, letter to shareholders, notice of meeting and form of proxy accompanying the definitive Proxy Statement that will be provided to the holders of Ordinary Shares in connection with the solicitation of proxies for use at the Shareholders' Meeting, to be mailed to the holders of Ordinary Shares at the earliest practicable date after the date that the SEC confirms it has no further comments, and, if necessary in order to comply with applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

          (b)   As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall take, in accordance with applicable Law and its memorandum and articles of association, regardless of whether the Company Board determines at any time that this Agreement is no longer advisable or recommends that the shareholders of the Company reject it or any other Change in the Company Recommendation has occurred at any time, all actions reasonably necessary to (i) call, give notice of, set a record date for, and convene the shareholders' meeting for the purpose of obtaining the Requisite Company Vote (the "Shareholders' Meeting"), (ii) instruct or otherwise cause the Depositary to (A) fix the record date established by the Company for the Shareholders' Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Ordinary Shares represented by ADSs (the "Record ADS Holders"), (B) provide all proxy solicitation materials to all Record ADS Holders and (C) vote all Ordinary Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Except with the prior written consent of Parent, the only matter (other than procedural matters) that shall be proposed to be acted upon by the shareholders of the Company at the Shareholders' Meeting shall be approval of this Agreement, the Plan of Merger and the Merger.

          (c)   The Company may, and Parent may request that the Company, adjourn the Shareholders' Meeting for up to thirty (30) days (but in any event no later than five (5) Business Days prior to the Termination Date) (x) if as of the time for which the Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) voting in favor of approval of this Agreement and the Transactions to obtain the Requisite Company Vote or (y) at the reasonable request of any party hereto, in order to allow reasonable additional time for the filing and, if necessary or desirable, mailing of any supplemental or amended disclosure to be reviewed by the Company's shareholders prior to the Shareholders' Meeting, in which event the Company shall, in each case, cause the Shareholders' Meeting to be adjourned.

          (d)   Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Shareholders' Meeting without the prior written consent of Parent, unless required to do so by applicable Law, the memorandum and articles of association of the Company, or if the Board has determined (based on the advice of outside legal counsel) that failure to do so would be reasonably likely to violate the directors' fiduciary duties under applicable Law. In the event that the date of the Shareholders' Meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that, unless Parent shall have otherwise approved in writing, it shall implement such adjournment or other delay in such a way that the Company does not establish a new record date for the Shareholders' Meeting, as so adjourned or delayed, except as required by applicable Law or the memorandum and articles of association of the Company, or if the Board has determined (based on the advice of outside legal counsel) that failure to do so would be reasonably likely to violate the directors' fiduciary duties under applicable Law.

          (e)   Subject to Section 6.04(c), the Company Board shall recommend to holders of the Ordinary Shares that they approve and authorize this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Plan of Merger and the Transactions and shall take all other actions reasonably necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company under this Section 6.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change in the Company Recommendation.

          (f)    Unless this Agreement has been terminated in accordance with its terms or the Company Board has effected a change in the Company Recommendation, Parent shall, at the Shareholders' Meeting, vote all Ordinary Shares for which Parent has voting power (including, without limitation, to the extent permitted under AIL's proxy pursuant to the Support Agreement), in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

        SECTION 6.03    Access to Information.     (a) From the date hereof until the Effective Time and subject to applicable Law, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of the Group Companies, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct the Representatives of the Group Companies to reasonably cooperate with Parent and its Representatives in its investigation; provided that the Company shall not be required to (A) furnish, or provide access to, any information to any person not a party to, or otherwise covered by, the Confidentiality Agreement with respect to such information, or (B) provide access to or furnish any information if doing so would (x) violate any Contract with any third party or any applicable Law, or (y) cause any Group Company, upon advice of outside legal counsel, to waive any privilege with respect to such information, provided that the Company shall take all commercially reasonable steps to permit inspection of or to disclose such information on a basis that does not waive such Group Company's privilege with respect thereto, including, without limitation, by means of a joint interest or defense agreement.

          (b)   No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        SECTION 6.04    No Solicitation of Transactions.     (a) The Company agrees that no Group Company and none of the directors or officers of any Group Company shall, and that it shall direct its and its Subsidiaries' Representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information in a manner designed to encourage), or take any other action to facilitate, any inquiries or the making of any Acquisition Proposal (including, without limitation, any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to any Group Company or the Transactions to, any person or entity in connection with, or in order to obtain, an Acquisition Proposal, or (iii) agree to, approve, adopt, endorse or recommend (or publicly propose to agree to approve, adopt, endorse or recommend) any Acquisition Proposal, or enter into any letter of intent, Contract, commitment or obligation contemplating or otherwise relating to, or consummate, any Acquisition Proposal, or (iv) authorize or permit any of the officers, directors or Representatives of any Group Company to take any action set forth in clauses (a)(i)—(a)(iii) of this Section 6.04 (in each case, other than to the extent expressly permitted pursuant to Section 6.04(b) or Section 6.04(c)). The Company shall notify Parent in writing as promptly as practicable (and in any event within forty-eight (48) hours after the Company has knowledge thereof), of any proposal or offer, or any request for information or other inquiry or request, that could reasonably be expected to lead to an Acquisition Proposal, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has determined to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party which prohibits the Company from providing such information to Parent, or release any Third Party from, or waive any provision of, any confidentiality or standstill agreement in connection with an Acquisition Proposal.

          (b)   Subject to compliance with the other provisions of this Section 6.04, prior to obtaining the Requisite Company Vote, the Company Board may directly or indirectly through the Company's Representatives (i) contact any Third Party that has made an unsolicited, written, bona fide proposal or offer regarding an Acquisition Proposal that was not initiated or solicited in breach of Section 6.04(a) solely in order to clarify the terms and conditions thereof so as to assess whether such proposal or offer constitutes or is reasonably expected to result in a Superior Proposal, and (ii) furnish information to, and enter into discussions with, such Third Party to the extent the Special Committee has (A) determined in good faith (after consultation with a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, as applicable) that such proposal or offer constitutes or is reasonably likely to result in a Superior Proposal, and that, in light of such Superior Proposal, failure to furnish such information to or enter into discussions with such Third Party would be reasonably likely to violate the directors' fiduciary duties under applicable Law, and (B) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement); provided that the Company shall provide written notice to Parent at least one (1) Business Day prior to taking any action set forth in clauses (b)(i) of this

  Section 6.04, provide written notice to Parent at least forty-eight (48) hours prior to taking any action set forth in (b)(ii) of this Section 6.04 and shall concurrently make available to Parent any material information concerning any Group Company that is provided to any such person and that was not previously made available to Parent or its Representatives.

          (c)   Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, or propose (publicly or otherwise) to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or (B) if a tender offer or exchange offer that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) Business Days after commencement (any of such actions described in the foregoing clause (A) or (B), a "Change in the Company Recommendation") or (C) adopt, approve, endorse or recommend, or propose (publicly or otherwise) to adopt, approve, endorse or recommend any Acquisition Proposal, provided that a "stop, look and listen" communication by the Company Board or the Special Committee pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication with respect to an Acquisition Proposal, which did not result from any breach of this Section 6.04(c) shall not be deemed to be a Change in the Company Recommendation, nor (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, Contract, commitment or obligation with respect to any Acquisition Proposal. Notwithstanding the foregoing but subject to compliance by the Company and the Company Board with this Section 6.04, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received an unsolicited, bona fide written Acquisition Proposal and the Special Committee determines, in its good faith judgment, upon advice by a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation would be reasonably likely to violate the directors' fiduciary duties under applicable Law, the Company Board may, upon the unanimous recommendation of the Special Committee, effect a Change in the Company Recommendation with respect to such Superior Proposal but only if:

            (1)   prior to effecting a Change in the Company Recommendation, the Company shall have complied with the requirements of Sections 6.04(a) and 6.04(b) and shall (x) provide at least thirty (30) days' prior written notice to Parent (the "Notice Period") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that such notice or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (y) negotiate with and cause its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal or so that a failure to effect a Change in the Company Recommendation would no longer be reasonably likely to violate the directors' fiduciary duties under applicable Law, and (z) permit Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any proposed modifications or adjustments with respect thereto (to the extent Parent desires to make such presentation) and consider in good faith any modifications or adjustments regarding this Agreement proposed by Parent; provided that any material modifications to such Acquisition Proposal that the Special Committee previously determined to be a Superior Proposal shall be deemed a new Acquisition Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(c);

            (2)   Parent has not exercised its right of first offer under the Investor Documents with respect to such Superior Proposal prior to the end of the Notice Period; and

            (3)   following the end of the Notice Period (and any renewed period thereof), the Special Committee shall have unanimously determined in good faith (after consultation with a financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel, as applicable) after considering the terms of any modifications or adjustments to this Agreement proposed by Parent, that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) with respect to a Change in the Company Recommendation, failure to effect a Change in the Company Recommendation would be reasonably likely to violate the directors' fiduciary duties under applicable Laws, and shall have communicated its unanimous recommendation to the Company Board to effect a Change in the Company Recommendation with respect to such Superior Proposal.

        SECTION 6.05    Directors' and Officers' Indemnification and Insurance.     (a) The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by Law.

          (b)   The Surviving Company shall maintain in effect for six (6) years from the Effective Time, the current directors' and officers' liability insurance policies maintained by the Company as of the date hereof with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the "Indemnified Parties"); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent's request, the Company shall, purchase a six (6)-year "tail" prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

          (c)   Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply with all of the Company's obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of the Company or such Subsidiary or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any such person; provided that this Section 6.05(c) is not intended to confer any new or additional rights on any such person, and the indemnification and other obligations of the Company set forth above shall be subject to any limitation imposed from time to time under applicable Law and the Company's and its Subsidiaries' respective organizational and governing documents in effect as of the date hereof.

          (d)   In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.05.

          (e)   The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05.

          (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

        SECTION 6.06    Notification of Certain Matters.     Each of the Company and Parent shall promptly notify the other in writing of:

          (a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

          (b)   any notice or other communication from any Governmental Authority in connection with the Transactions;

          (c)   any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party's representations and warranties contained herein, or that relate to such party's ability to consummate the Transactions; and

          (d)   if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such party set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

  together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) be deemed to amend or supplement the Company Disclosure Schedule, or (C) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        SECTION 6.07    Further Action; Reasonable Best Efforts.     (a) Upon the terms and subject to the conditions of this Agreement, Parent shall as promptly as practicable make any filings, and thereafter make any other required submissions, with respect to the Transactions with or to each Governmental Authority with jurisdiction over enforcement of the antitrust or competition Laws if such filing is specified by Parent to the Company in writing (the "Specified Filings"), and each party shall reasonably coordinate and cooperate with the other parties in exchanging such information and providing such assistance as Parent may reasonably request in connection therewith. In addition, each of the parties hereto shall (i) notify the other parties as promptly as practicable of any communication (whether oral or written) it or any of its affiliates receives from any Governmental Authority in connection with the Transactions, (ii) permit the other parties to review in advance, and consult with the other parties on (and obtain the prior written consent of Parent with respect to), any proposed filing, submission or communication (whether oral or written) by such party with or to any Governmental Authority in connection with the Transactions (including, for the avoidance of doubt, the Specified Filings), and (iii) to the extent permitted by such Governmental Authority, give the other parties the opportunity to attend and participate at (and obtain the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Company or Parent, as applicable, with respect to agreeing to or scheduling) any meeting or conference with any Governmental Authority in connection with the Transactions. Notwithstanding the foregoing or anything contained herein to the contrary, neither the Company nor Parent or Merger Sub shall make any filings or submissions with respect to the Transactions with or to, or seek any approvals from, any Governmental Authority with jurisdiction over enforcement of antitrust or competition Laws other than the Specified Filings.

          (b)   Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 6.07, Parent shall, after consulting with the Company and considering the Company's views in good faith, to the extent permitted by applicable Law, take the lead in communicating with any Governmental Authority with respect to the Transactions and developing strategy for responding to any investigation or other inquiry by any Governmental Authority related to the Transactions, and, subject to its obligations under Section 6.07, shall make all final decisions with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Authority related to the Transactions, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions by any Governmental Authority related to the Transactions.

          (c)   Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective affiliates to any Governmental Authority in connection with the Merger and the Transactions.

          (d)   Subject to the restrictions and other provisions of this Section 6.07, each party hereto shall use its reasonable best efforts to do and perform, or cause to be done and performed, all such further acts and things as may be necessary or desirable in order to consummate the Transactions.

        SECTION 6.08    Participation in Litigation.     Prior to the Effective Time, (a) each of Parent and the Company shall give prompt notice to the other of any Actions by shareholders of the Company commenced or, to the knowledge of Parent or the Company, as the case may be, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any such shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and, no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        SECTION 6.09    Resignations.     To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, which shall include a waiver of any claims against the Group Companies in respect of such resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent.

        SECTION 6.10    Public Announcements.     Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and shall not, without the prior written consent of the other party (such consent to not be unreasonably withheld), issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation; provided, however, that, in the event a party is required by applicable Law to make any press release, communication, other public statement, press conference or conference call, as the case may be, such party may do so without Parent's (if the Company is the disclosing Party) or the Company's (if Parent or Merger Sub is the disclosing party) prior written consent provided such party (i) individually notifies Parent (if the Company is the disclosing Party) or the Company (if Parent or Merger Sub is the disclosing party), in each case, in writing, of such press release, communication, other public statement, press conference or conference call to the extent legally permissible, (ii) only discloses information in respect of this Agreement and the Transactions to the extent required by applicable Law, upon the advice of outside counsel, and (iii) incorporates all reasonable comments of Parent (if the Company is the disclosing party) or the Company (if Parent or Merger Sub is the disclosing party), to the extent legally permissible. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.04(c).

        SECTION 6.11    Stock Exchange Delisting.     Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the Surviving Company from NYSE and the deregistration of the Class A Ordinary Shares under the Exchange Act as promptly as practicable after the Effective Time.

        SECTION 6.12    Takeover Statutes.     If any Takeover Statute other than the CICL is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Merger and the other Transactions.

        SECTION 6.13    SAFE Registration.     The Company shall as soon as practicable after the date hereof, (a) assist in the preparation of applications to SAFE by management members of the Company who are PRC residents for the registration of their respective holdings of Ordinary Shares (whether directly or indirectly) in accordance with the requirements of the SAFE Rules and Regulations (or any successor PRC Law), including by promptly providing such management members with such information relating to any Group Company as is required for such application, and (b) cause its Onshore Subsidiaries (to the extent applicable) to comply with the requirements of the SAFE Rules and Regulations (or any successor PRC Law), including without limitation the required filings with SAFE in respect of the termination of any Share Incentive Plan, as applicable, at the Effective Time.

        SECTION 6.14    Other Actions.     Prior to the Effective Time, the Company shall take the actions set forth in Section 6.14 of the Company Disclosure Schedule.

ARTICLE VII

CONDITIONS TO THE MERGER

        SECTION 7.01    Conditions to the Obligations of Each Party.     The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a)   Shareholder Approval.    The Requisite Company Vote shall have been obtained in accordance with the CICL and the Company's memorandum and articles of association.

          (b)   No Injunction.    No Governmental Authority of competent jurisdiction shall have issued any injunction, restraining order or judgment which is then in effect that prohibits the consummation of the Transactions.

        SECTION 7.02    Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a)   Representations and Warranties.    (i) Other than the representations and warranties of the Company contained in Sections 3.03(a) (Capitalization), 3.04 (Authority Relative to this Agreement; Fairness), 3.05(a)(i) (No Conflict; Required Filings and Consents) and 3.21 (Brokers), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by "materiality" or "Company Material Adverse Effect" or any words of similar import set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Sections 3.03(a), 3.04, 3.05(a)(i) and 3.21 shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date and except, with respect to Section 3.03(a), de minimis inaccuracies that do not, individually or in the aggregate, increase the aggregate amount of the Merger Consideration by more than US$200,000).

          (b)   Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

          (c)   Officer Certificate.    The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(d).

          (d)   Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

        SECTION 7.03    Conditions to the Obligations of the Company.     The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a)   Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by "materiality") shall be true and correct in all material respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, would not, individually or in the aggregate, reasonably be expected to prevent the consummation of any of the Transactions.

          (b)   Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

          (c)   Officer Certificate.    Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

        SECTION 7.04    Frustration of Closing Conditions.     Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party's failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.01    Termination.     This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (provided that, in the case of the Company, any such action must be authorized by a unanimous recommendation of the Special Committee), as follows:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, if:

            (i)    the Effective Time shall not have occurred on or before May 6, 2016 (such date as may be extended in accordance with this Section 8.01(b)(i), the "Termination Date"), provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party if the circumstances described in this Section 8.01(b)(i) are primarily caused by such party's failure to comply with its obligations under this Agreement; and provided, further, that the Termination Date may be extended by Parent or the Company (by written notice to the other party) to a date which is no later than August 8, 2016 in the event that, on the Termination Date, (x) all of the conditions to Closing (other than those that by their terms are to be satisfied at the Closing) have been satisfied or waived (provided that the conditions to Closing that by their terms are to be satisfied at the Closing would be satisfied as of the Termination Date if the Closing were to occur on the Termination Date), (y) Parent has made a Specified Filing for which it has not received consent or approval for the Merger from the applicable Governmental Authority and (z) the Closing has not occurred pursuant to the proviso in Section 1.02, and following any such extension, the "Termination Date" for all purposes hereunder shall be deemed to be such extended date;

            (ii)   an Injunction shall have been issued; or

            (iii)  if the Requisite Company Vote is not obtained at the Shareholders' Meeting or any adjournment thereof at which this Agreement has been voted upon;

          (c)   by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement (including a failure by Parent and Merger Sub to complete the Closing subject to and in accordance with Section 1.02), or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or

          (d)   by Parent:

            (i)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if either Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or other agreements hereunder; or

            (ii)   if (A) there shall have been a Change in the Company Recommendation, (B) the Company Board shall have adopted, approved, endorsed or recommended, or shall have proposed publicly to adopt, approve, endorse or recommend, an Acquisition Proposal, (C) the Company or any of its Subsidiaries shall have consummated or entered into any letter of intent, Contract, commitment or obligation with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 6.04(b)), (D) the Company shall have failed to include the Company Recommendation in the Proxy Statement, or (E) a tender offer or exchange offer by a Third Party for any Ordinary Shares representing ten percent (10%) or more of the outstanding Ordinary Shares is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within ten (10) Business Days after the public announcement of such tender offer or exchange offer.

        SECTION 8.02    Effect of Termination.     In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representatives of any party hereto); provided, however, that the terms of Section 6.10, this Article VIII and Article IX shall survive any termination of this Agreement.

        SECTION 8.03    Fees and Expenses.

          (a)   Subject to Section 8.03(b), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, financing sources and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the Schedule 13E-3 and the mailing or other dissemination of the Proxy

  Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the consummation of the Transactions.

          (b)   The Company agrees that:

            (i)    if Parent shall terminate this Agreement pursuant to Section 8.01(d)(i) or Section 8.01(d)(ii); or

            (ii)   if (A) either Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii), (B) at or prior to the time of termination of this Agreement, a Third Party shall have publicly disclosed or communicated to the Company Board or Special Committee an Acquisition Proposal, that has not been withdrawn prior to the time of termination of this Agreement (in the case of termination pursuant to Section 8.01(b)(i)) or prior to the time of the Shareholders' Meeting or any adjournment thereof at which this Agreement has been voted upon (in the case of termination pursuant to Section 8.01(b)(iii)), and (C) at any time prior to the date that is twelve (12) months after the date of such termination, the Company consummates or enters into a definitive agreement with respect to an Acquisition Proposal; provided, that for purposes of this Section 8.03(b)(ii), all references to "ten percent (10%)" in the definition of "Acquisition Proposal" shall be deemed to be references to "fifty percent (50%)";

  then the Company shall, subject to the next sentence, pay or cause to be paid to Parent promptly (but in any event, no later than two (2) Business Days after the first of such events shall have occurred) a fee of US$160,000,000 (one hundred sixty million United States dollars) (the "Company Termination Fee"), by wire transfer of same day funds to one or more accounts designated in writing by Parent. In addition, if (x) either Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(iii) under circumstances in which the Company Termination Fee is not then payable pursuant to this Section 8.03(b), the Company shall, within twenty (20) Business Days following receipt of an invoice therefor, reimburse Parent and Merger Sub for all of their reasonably documented Expenses incurred prior to such termination, which amount shall in no event exceed US$5,000,000 (five million United States dollars) in the aggregate, by wire transfer of same day funds to one or more accounts designated in writing by Parent, regardless of the existence of circumstances which could require the Company thereafter to pay or cause to be paid to Parent a Company Termination Fee pursuant to this Section 8.03(b); provided, that in the event the Company shall be required to pay a Company Termination Fee pursuant to this Section 8.03(b), the Company shall be entitled to credit the aggregate amount of Expenses of Parent and Merger Sub actually reimbursed by the Company to Parent (or an affiliate designated by Parent) pursuant to this Section 8.03(b) against the amount of such Company Termination Fee.

          (c)   Parent agrees that if (i) (A) the Company or Parent shall terminate this Agreement pursuant to Section 8.01(b)(ii) as a result of an Injunction having been issued and in effect by an applicable Governmental Authority of competent jurisdiction with authority over the enforcement of applicable antitrust or competition Laws, (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder and (C) all conditions to Closing (other than the condition to Closing set forth in Section 7.01(b) and other than those conditions to Closing that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) the Company shall terminate this Agreement pursuant to Section 8.01(c), or (iii) (A) the Company or Parent shall terminate this Agreement pursuant to Section 8.01(b)(i), (B) the Company has not breached in any material respect any of its covenants or other agreements hereunder and (C) all conditions to Closing (other than those conditions to Closing that by their terms are to be satisfied at the Closing) have been satisfied or waived, then Parent shall pay or cause to be paid to the Company promptly (but in any event no later than two (2) Business Days after the date of such termination) a fee of US$380,000,000 (three hundred eighty million United States dollars)

  (the "Parent Termination Fee"), by wire transfer of same day funds to one or more accounts designated in writing by the Company.

          (d)   In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate established by the Wall Street Journal Table of Money Rates on such date plus 2.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

          (e)   Each party acknowledges that (i) the agreements contained in this Section 8.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.03(b) or Section 8.03(c) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.03, the parties hereto would not have entered into this Agreement.

        SECTION 8.04    Limitations on Liabilities.     In no event shall any party or any of such party's affiliates be entitled to seek the remedy of specific performance of this Agreement other than as set forth in Section 9.07. For the avoidance of doubt, while the Company or Parent may pursue both a grant of specific performance as permitted by Section 9.07 and the payment of the Parent Termination Fee pursuant to Section 8.03(c) or the Company Termination Fee pursuant to Section 8.03(b), as applicable, and any amounts pursuant to Section 8.03(d) (if any), under no circumstances shall the Company or Parent be permitted or entitled to receive both such grant of specific performance and the payment of the Parent Termination Fee, in the case of the Company, or the Company Termination Fee, in the case of Parent. If Parent pays the Parent Termination Fee pursuant to Section 8.03(c), then such payment shall be the sole and exclusive remedy of the Company, its Subsidiaries, its shareholders and holders of ADSs (collectively, the "Company Related Parties") against Parent and Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or successors (collectively, the "Parent Related Parties") and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, including the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, knowingly, willfully or otherwise) or otherwise. If the Company pays the Company Termination Fee pursuant to Section 8.03(b), then such payment shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, including the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, knowingly, willfully or otherwise) or otherwise.

        SECTION 8.05    Amendment.     This Agreement may be amended by the parties hereto by action taken by Parent and the Company (provided that, in the case of the Company, such action must be taken or authorized by the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Ordinary Share (including Ordinary Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        SECTION 8.06    Waiver.     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE IX
GENERAL PROVISIONS

        SECTION 9.01    Non-Survival of Representations, Warranties and Agreements.     The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles I and II, Section 6.05, Section 6.10 and this Article IX shall survive the Effective Time.

        SECTION 9.02    Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

  if to Parent or Merger Sub, to:

    Ali YK Investment Holding Limited
    Ali YK Subsidiary Investment Holding Limited
    c/o Alibaba Group Services Limited
    26th Floor, Tower One
    Times Square, 1 Matheson Street
    Causeway Bay, Hong Kong S.A.R.
    Attention: General Counsel
    Facsimile: + (852) 2215-5200
    Email: legalnotice@hk.alibaba-inc.com

  with a copy to:

    Simpson Thacher & Bartlett
    35/F ICBC Tower
    3 Garden Road
    Central, Hong Kong
    Attention: Kathryn King Sudol
    Facsimile: + (852) 2869-7694
    Email: ksudol@stblaw.com

  if to the Company:

    Youku Tudou Inc.
    7/F, Tower B, World Trade Center,
    No. 36 North Third Ring Road, Dongcheng District,
    Beijing 100029, People's Republic of China
    Attention: Victor Koo
    Facsimile: + (8610) 5890-6803

  with a copy to:

    Skadden Arps Slate Meagher & Flom
    42/F, Edinburgh Tower, The Landmark
    15 Queen's Road Central
    Central, Hong Kong
    Attention: Z. Julie Gao
    Facsimile: + (852) 3740-4727
    Email: julie.gao@skadden.com

        SECTION 9.03    Certain Definitions and Interpretations.     (a) For purposes of this Agreement:

        "Acquisition Proposal" means any proposal or offer relating to any of the following (other than the Transactions): (i) any merger, reorganization, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of the Company or to which ten percent (10%) or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, license, exchange, transfer or other disposition of assets which would result in a Third Party acquiring assets, individually or in the aggregate, constituting ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries or to which ten percent (10%) or more of the total revenue or net income of the Company and its Subsidiaries are attributable, (iii) any sale, exchange, transfer or other disposition of ten percent (10%) or more of any class of equity securities of the Company to any Third Party, (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning ten percent (10%) or more of any class of equity securities of the Company, (v) any public solicitation of proxies in opposition to approval and adoption of this Agreement and approval of the Merger by the Company's shareholders or (vi) any other transaction proposed in writing to the Special Committee by any Third Party the consummation of which would reasonably be expected to prevent, impede or materially delay the Transactions.

        "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For the avoidance of doubt, prior to the Closing, the Company and its Subsidiaries, officers and directors are not affiliates of Parent or Merger Sub.

        "Agreement" has the meaning set forth in the Preamble, which shall, for the avoidance of doubt, include all annexes and schedules hereto.

        "Applicable Anti-Bribery Law" means any anti-bribery or anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the PRC Law Criminal Law, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable, and all other anti-bribery and anti-corruption laws to which a Group Company is subject.

        "beneficial owner", "beneficially owned" or "beneficially owning", with respect to any Ordinary Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, the PRC or Hong Kong.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to, and accepted by, Parent and Merger Sub on the date hereof.

        "Company Employee Plan" means any written plan, program, policy, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, housing funds, insurance arrangements, material fringe benefits, material perquisites, superannuation funds retirement benefits, pension schemes or other employee benefits, that is maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or would reasonably expect to have any liability or obligation, other than, in each case, one that is sponsored and maintained by a Governmental Authority.

        "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, properties, liabilities or results of operations of the Group Companies, taken as a whole, or (b) prevent or materially delay the consummation of the Transactions; provided, however, that in no event shall any of the following, either alone or in combination, constitute or be taken into account in determining whether there has been or would reasonably be expected to have a "Company Material Adverse Effect" under clause (a): (A) changes after the date hereof affecting general economic conditions in the PRC or the United States; (B) changes in GAAP or any interpretation thereof after the date hereof, or changes to applicable Laws or the interpretation thereof after the date hereof; (C) changes after the date hereof generally affecting the industries or markets in which the Company and its Subsidiaries operate; (D) changes after the date hereof in financial, credit or securities markets in the U.S. or the PRC, including changes in interest rates or foreign exchange rates; (E) effects resulting from the public announcement of this Agreement, the pendency or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.05), or the identity of Parent as the acquirer of the Company, including the impact or effect thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with any employees, customers, suppliers or partners of the Company, (F) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, in each case occurring after the date hereof, (G) any change in the price of the ADSs or trading volume as quoted on NYSE or any failure to meet any financial projections, forecasts or forward-looking statements (provided that facts and circumstances giving rise to any such change or failure may constitute or be taken into account in determining whether there has been or would reasonably be expected to have a "Company Material Adverse Effect"), or (H) actions taken (or omitted to be taken) at the written request of Parent or Merger Sub; provided, further that events, circumstances, changes or effects set forth in clauses (A), (B), (C), (D) and (F) above shall be taken into account in determining whether a "Company Material Adverse Effect" has occurred or reasonably would be expected to occur if and to the extent any such events, circumstances, changes or effects, individually or in the aggregate, have a materially disproportionate impact on the Group Companies, taken as a whole, relative to the other participants in the industry or geographic markets in which the Company and its Subsidiaries conduct their businesses.

        "Company Option" means each outstanding option award issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to purchase one (1) Class A Ordinary Share upon the vesting of such award.

        "Company Restricted Share Award" means each outstanding restricted share unit issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to be issued one (1) Class A Ordinary Share upon the vesting of such award.

        "Company Share Award" means each Company Option and each Company Restricted Share Award.

        "Confidentiality Agreement" means the confidentiality agreement, dated as of October 28, 2015, between the Company and AIL.

        "Contract" means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract (including, without limitation, contractual arrangements similar to those provided by the Control Agreements) or credit arrangement or otherwise.

        "Environmental Law" means any applicable local, provincial or national Laws relating to (a) the protection of health, safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

        "Exercise Price" means, with respect to any Company Option, the exercise price per Class A Ordinary Share underlying such Company Option.

        "Governmental Authority" means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

        "Governmental Entity" means (i) any national, federal, state, local or foreign government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, or (iii) any company, business, enterprise or other entity owned or controlled by any government, entity, organization described in the foregoing clauses (i), (ii) or (iii) of this definition.

        "Governmental Official" means any employee, agent, or instrumentality of any government, including departments or agencies of a government and businesses that are wholly or partially government-owned, and any employees of such businesses; departments or agencies of public international organizations; and individuals who are members of political parties or hold positions in political parties, as well as candidates for political office.

        "Group Company" means any of the Company and its Subsidiaries.

        "Hazardous Substance" means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by product, asbestos containing material, polychlorinated biphenyls or radioactive material.

        "Indebtedness" means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

        "Injunction" means, as of any date, any final, non-appealable judgment, restraining order or permanent injunction, which is in effect as of such date that prohibits the consummation of the Transactions and has been issued by any Governmental Authority in any jurisdiction that is material to the business of Parent or the Company.

        "Insolvent" means, with respect to any person (a) the present fair saleable value of such person's assets is less than the amount required to pay such person's total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

        "Intellectual Property" means all U.S., PRC, and other foreign intellectual property and rights therein, including (a) patents, patent applications, patent disclosures, provisionals, inventions (whether or not patentable and whether or not reduced to practice), and any reissues, continuations, continuations in part, counterparts, divisions, extensions or reexaminations thereof, and any statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and all goodwill associated therewith, and all registrations and applications for registration thereof, (c) copyrightable works, copyrights, moral rights, and registrations and applications for registration thereof, (d) Internet domain names and social and mobile media identifiers, (e) confidential and proprietary information, including Trade Secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), drawings, specifications, designs, techniques, technical information, algorithms, processes, methods net lists, and code modules, (f) Software, (g) all other intellectual property rights, and (h) all income, royalties, damages and payments due or payable, the right to sue and recover for past or future infringements or misappropriation thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

        "Investment Documents" means (i) the Investment Agreement, dated as of April 28, 2014, by and among the Company, Parent and, solely for purposes of Sections 11.4, 11.5 and 11.16 thereof, Alibaba Group Holding Limited, and (ii) the Investor Rights Agreement, dated as of April 28, 2014, by and among the Company, Parent, and, solely for the purposes of Sections 7.1 and 7.2 and Article VIII therein, Alibaba Group Holding Limited and YF Venus Ltd.

        "IT Assets" means computers, hardware, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment,

and all associated documentation, in each case, owned by the Group Companies or licensed or leased by the Group Companies pursuant to written agreement.

        "knowledge" means, with respect to the Company, the knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, and with respect to any other party hereto, the actual knowledge of any director of such party, in each case, after due inquiry and investigation.

        "Law" means any statute, law, ordinance, code or Order.

        "Liens" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "Onshore Subsidiary" means any Subsidiary incorporated within the PRC.

        "Order" means any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order.

        "Parent Shares" means all Class A Ordinary Shares or ADSs owned by Parent.

        "Permitted Property Liens" means (i) Taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable, or which are being contested in good faith and by appropriate proceedings, (ii) mechanics liens and similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, that are being contested in good faith, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) matters which would be disclosed by an accurate survey or physical inspection of such real property and (vi) any other Liens that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "Representatives" means, with respect to any party, such party's officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

        "SAFE Circular 7" means the SAFE Circular on Certain Issues on Foreign Exchange Registration on Domestic Individuals Participation in Equity Incentive Plan of Foreign Listed Companies issued by SAFE on March 16, 2012.

        "SAFE Circular 37" means the Notice on Relevant Issues Concerning Foreign Exchange Control of Domestic Residents' Overseas Investment and Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles issued by SAFE on July 4, 2014, and any implementation, successor rule or regulation related thereto under the PRC law.

        "SAFE Rules and Regulations" means, collectively, SAFE Circular 7, SAFE Circular 37 and any other applicable PRC foreign exchange Laws.

        "Share Incentive Plans" means, collectively, the Company's 2006 Stock Option Scheme (as amended), Youku Tudou Inc. Share Incentive Plan (formerly named as Youku Inc. 2010 Share Incentive Plan, as amended), and 2014 Share Incentive Plan, and "Share Incentive Plan" means any one of the foregoing plans.

        "Social Security Benefits" means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

        "Software" means any and all (i) computer programs and software code, including any and all software implementations of algorithms, applications, application programming interfaces, architecture, utilities, models and methodologies, whether in object code, interpreted code or source code, (ii) databases and compilations, including any and all data and collections of data (including geospatial or mobile related data and rights thereto), whether machine readable or otherwise, and (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including any and all screens, user interfaces, report formats, firmware, middleware, software applications, development tools, templates, menus, diagnostics, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors, buttons and icons.

        "Subsidiary" of any person means any legal entity (i) of which such person or any other Subsidiary of such person is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries or (iii) which such person controls through the Control Agreements or similar contractual arrangements.

        "Superior Proposal" means any unsolicited bona fide written Acquisition Proposal (each reference to "ten percent (10%) or more" in the definition of "Acquisition Proposal" shall be replaced with "more than fifty percent (50%)" on terms that the Special Committee shall have determined in good faith (after receiving the advice of its financial advisor who shall be an internationally recognized investment banking firm and outside legal counsel) (i) would be reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including conditionality) and the person making the proposal and (ii) if consummated, would result in a transaction more favorable to the holders of the Ordinary Shares (other than the Parent Shares) and holders of ADSs from a financial point of view than the Merger, after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.04(c)(1)); provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if (A) the offer is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries by the party making the offer, (B) the consummation of the transactions contemplated by such offer is conditioned upon receipt of financing or (C) the consummation of the transactions contemplated by such offer is conditioned upon obtaining any consent or approval of a Governmental Authority or other third party that is not required pursuant to this Agreement as a condition to the closing of the Merger (after giving effect to all modifications or adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.04(c)(1)).

        "Support Agreement" means the Support Agreement, dated as of October 16, 2015, by and among AIL, Victor Wing Cheung Koo, 1Verge Holdings Ltd., 1Look Holdings Ltd., The Koo 2012 Irrevocable Children's Trust, Chengwei Partners, L.P., Chengwei Evergreen Capital, L.P. and Chengwei Ventures Evergreen Advisors Fund, LLC.

        "Taxes" means any and all taxes of any kind or any other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, environmental, employment (including withholding obligations imposed on employer/payer), social security, workers' compensation, unemployment compensation or net worth, excise, withholding, alternative or add-on minimum, ad valorem, stamp, transfer, value-added or gains taxes, license, registration and documentation fees, customers' duties, tariffs and other like assessment or charge of any kind whatsoever, in each case, whether disputed or not.

        "Tax Return" means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

        "Third Party" means any person or "group" (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or the Company or any of their respective affiliates or Representatives.

        "Trade Secrets" means trade secrets and confidential and proprietary information, whether oral or written, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable, of any nature in any form, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, specifications, business methods, business processes, business techniques, business plans, data (including customer data), graphs, charts, sound recordings and/or pictorial reproductions.

        "Unvested Company Option" means any Company Option that is not a Vested Company Option.

        "Vested Company Option" means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of such Company Option.

  (b)
  The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	3.09(a)
ADSs	2.01(a)
Agreement	Preamble
AIL	Preamble
Applicable Date	3.07(a)
Bankruptcy and Equity Exception	3.04(a)
Certifying Officers	3.07(d)
Change in the Company Recommendation	6.04(c)
CICL	Recitals
Class A Ordinary Share	2.01(a)
Class A Ordinary Shares	2.01(a)
Class B Ordinary Share	2.01(a)
Class B Ordinary Shares	2.01(a)
Closing	1.02
Closing Date	1.02
Company	Preamble
Company Board	Recitals
Company Recommendation	3.04(b)
Company Related Parties	8.04
Company SEC Reports	3.07(a)
Company Termination Fee	8.03(b)(ii)
Control Agreements	3.15(a)(iv)
Deposit Agreement	2.06

Defined Term	Location of Definition
Depositary	2.06
dissenter rights	2.03(a)
Dissenting Shareholders	2.03(a)
Dissenting Shares	2.03(a)
Effective Time	1.03
Environmental Permits	3.16
Evaluation Date	3.07(d)
Exchange Act	3.05(b)
Exchange Fund	2.04(a)
Excluded Shares	2.01(a)
Expenses	8.03
Financial Advisor	3.04(c)
GAAP	3.07(b)
Indemnified Parties	6.05(b)
Leased Real Property	3.11(b)
Material Company Permits	3.06(a)
Material Contracts	3.15(a)
Merger	Recitals
Merger Consideration	2.04(a)
Merger Sub	Preamble
Notice Period	6.04(c)(1)
NYSE	3.05(b)
Operating Subsidiary	3.15(a)(iv)
Ordinary Share	2.01(a)
Ordinary Shares	2.01(a)
Parent	Preamble
Parent Related Parties	8.04
Parent Termination Fee	8.03(c)
Paying Agent	2.04(a)
Per ADS Merger Consideration	2.01(a)
Per Share Merger Consideration	2.01(a)
Plan of Merger	1.03
PRC	3.06(d)
Proxy Statement	6.01(a)
RCA	2.02(c)
Record ADS Holders	6.02(b)
Registered Intellectual Property	Section 3.12(a)
Requisite Company Vote	3.04(a)
SAFE	3.06(d)
Sanctions	Section 3.06(h)
SEC	3.05(b)
Securities Act	3.07(a)
Share Certificates	2.04(b)
Shareholders' Meeting	6.02(b)
Special Committee	Recitals
Specified Filings	6.07(a)
Surviving Company	1.01
Takeover Statute	3.20

Defined Term	Location of Definition
Termination Date	8.01(b)(i)
Transactions	Recitals
Uncertificated Shares	2.04(b)

          (c)   When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified.

        SECTION 9.04    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        SECTION 9.05    Entire Agreement; Assignment.     This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

        SECTION 9.06    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 8.04 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons). For the avoidance of doubt, in no event shall any holders of Ordinary Shares (including Ordinary Shares represented by ADSs) or holders of Company Share Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 9.07    Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, subject to Section 8.04, each party shall be entitled to specific performance of the terms hereof (including the other parties' obligation to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity. Each party hereby waives (i) subject to Section 8.04, any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

        SECTION 9.08    Guarantee.     AIL hereby unconditionally and irrevocably guarantees to the Company the due and punctual performance and payment of all obligations and liabilities of Parent and Merger Sub under this Agreement without offset or deduction. The guarantee by AIL hereunder is a guarantee of payment, performance and compliance when due, and is not conditional or contingent upon any event, contingency or circumstance except as may be set forth in this Agreement. This Section 9.08 shall terminate immediately after the Closing or payment of the Parent Termination Fee (if any).

        SECTION 9.09    Governing Law; Jurisdiction.     This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Merger Sub in the Company, the cancellation of the Ordinary Shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

        SECTION 9.10    Waiver of Jury Trial.     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

        SECTION 9.11    Headings.     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.12    Counterparts.     This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALI YK INVESTMENT HOLDING LIMITED
By	/s/ TIMOTHY ALEXANDER STEINERT
	Name:	Timothy Alexander Steinert
	Title:	Authorized Signatory
ALI YK SUBSIDIARY HOLDING LIMITED
By	/s/ TIMOTHY ALEXANDER STEINERT
	Name:	Timothy Alexander Steinert
	Title:	Authorized Signatory
Solely for purposes of Section 9.08, Section 9.09 and Section 9.10 hereof:
ALIBABA INVESTMENT LIMITED
By	/s/ TIMOTHY ALEXANDER STEINERT
	Name:	Timothy Alexander Steinert
	Title:	Authorized Signatory

[SIGNATURE PAGE—MERGER AGREEMENT]

YOUKU TUDOU INC.
By	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Chairman of the Board of Directors and Chief Executive Officer

[SIGNATURE PAGE—MERGER AGREEMENT]

ANNEX A
FORM OF PLAN OF MERGER

THIS PLAN OF MERGER is made on [date].

BETWEEN

          (1)   Ali YK Subsidiary Holding Limited, an exempted company incorporated under the Laws of the Cayman Islands on November 3, 2015, with its registered office situated at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands ("Merging Sub"); and

          (2)   Youku Tudou Inc., an exempted company incorporated under the Laws of the Cayman Islands on 20 September 2005, with its registered office situated at the offices of c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Company" or the "Surviving Corporation" and together with Merging Sub, the "Constituent Companies").

WHEREAS

          (a)   Merging Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated as of November 6, 2015 among the Merging Sub, the Company and other parties thereto, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law"), pursuant to which the Merging Sub will merge with and into the Company and cease to exist and the Surviving Corporation will continue as the surviving company in the Merger.

          (b)   This Plan of Merger is made in accordance with section 233 of the Companies Law.

          (c)   Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

        1.     The constituent companies (as defined in the Companies Law) to the Merger are the Merging Sub and the Company.

NAME OF THE SURVIVING CORPORATION

        2.     The name of the surviving company (as defined in the Companies Law) shall be Youku Tudou Inc.

REGISTERED OFFICE

        3.     The Surviving Corporation shall have its registered office at the offices of c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

        4.     Immediately prior to the Effective Time (as defined below) the authorized share capital of Merging Sub was US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each, of which one share has been issued and fully paid.

        5.     Immediately prior to the Effective Time the authorized share capital of the Company was US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share ("Class A Ordinary Shares") and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share ("Class B Ordinary Shares", together with Class A Ordinary Shares, "Ordinary Shares"), of which 2,880,578,665 Class A Ordinary Shares and 645,691,903 Class B Ordinary Shares have been issued and fully paid, respectively.

        6.     The authorized share capital of the Surviving Corporation shall be US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each.

        7.     At the Effective Time, and in accordance with the terms and conditions of the Agreement:

          (a)   Each share in the Merging Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued and fully paid share with a par value of US$1.00 each in the share capital of the Surviving Company.

          (b)   Each Ordinary Share in the Company issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being one-eighteenth of US$27.60 in cash per Ordinary Share without interest.

          (c)   Each of the Excluded Shares (other than the Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

          (d)   Each of the Dissenting Shares of persons who have validly exercised and not withdrawn or lost their right to dissent from the Merger pursuant to Section 238 of the Companies Law shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law of the fair value of such shares.

        8.     At the Effective Time, the rights and restrictions attaching to the shares of the Surviving Corporation are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

        9.     The Merger shall take effect on [date] (the "Effective Time").

PROPERTY

        10.   At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

        11.   The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

        12.   There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

        13.   The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS
[name]	[address]

SECURED CREDITORS

        14.   (a)   the Merging Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger, and

          (b)   the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

        15.   This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

APPROVAL AND AUTHORIZATION

        16.   This Plan of Merger has been approved by the board of directors of each of the Merging Sub and the Company pursuant to section 233(3) of the Companies Law.

        17.   This Plan of Merger has been authorised by the shareholders of each of the Merging Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

        18.   This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

        19.   This Plan of Merger shall be governed by and construed in accordance with the Laws of the Cayman Islands.

        In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

        Duly authorized for and on behalf of Ali YK Subsidiary Holding Limited:

[name] Director
Duly authorized for and on behalf of Youku Tudou Inc.:

[name] Director

Appendix I

(The Agreement)

Appendix II

(Amended and Restated Memorandum and Articles of Surviving Corporation)

ANNEX B: Opinion of J.P. Morgan Securities (Asia Pacific) Limited as Financial Advisor

November 6, 2015

Special Committee of the Board of Directors
Youku Tudou Inc.
7/F, Tower B, World Trade Center
No. 36 North Third Ring Road, Dongcheng District
Beijing 100029
People's Republic of China

Members of the Special Committee of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of (i) Class A ordinary shares, par value $0.00001 per share, of Youku Tudou Inc. (the "Company") (each, a "Class A Ordinary Share" and, collectively, the "Class A Ordinary Shares"), including Class A Ordinary Shares represented by American Depositary Shares, each representing eighteen (18) Class A Ordinary Shares (the "ADSs") and (ii) Class B ordinary shares, par value $0.00001 per share, of the Company (each, a "Class B Ordinary Share" and, collectively, the "Class B Ordinary Shares", and, together with the Class A Ordinary Shares, each a "Share" and, collectively, the "Shares"), of the consideration to be paid to such holders in the proposed merger (the "Transaction") of the Company with Ali YK Subsidiary Holding Limited ("Merger Sub"), a wholly-owned subsidiary of Ali YK Investment Holding Limited (the "Acquiror", and, collectively with Merger Sub and Alibaba Investment Limited ("AIL"), the "Acquiror Group"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Acquiror, Merger Sub and AIL, the Company will become a wholly-owned subsidiary of the Acquiror, and each of the Shares issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than the Excluded Shares (as defined in the Agreement), will be cancelled and thereafter represent the right to receive an amount in cash (in United States dollars) per Share equal to one eighteenth of the Per ADS Merger Consideration (as defined below) without interest (the "Per Share Merger Consideration") and, as each ADS represents eighteen (18) Class A Ordinary Shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) will represent the right to surrender the ADS in exchange for $27.60 in cash per ADS without interest (the "Per ADS Merger Consideration").

        In connection with preparing our opinion, we have (i) reviewed a draft dated November 6, 2015 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Shares and ADSs and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, the past and current business operations of the

Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror Group or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or any member of the Acquiror Group or any other person under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of the Shares and of the Per ADS Merger Consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection with the Transaction to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Per Share Merger Consideration or the Per ADS Merger Consideration to be paid to the holders of the Shares or ADSs (other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Transaction or with respect to the fairness of any such compensation.

        We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

        We have acted as financial advisor to the Special Committee (the "Special Committee") of the Board of Directors of the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a significant portion of which is payable upon the rendering of this opinion and another portion of which is contingent upon the closing of the Transaction. We may also receive a discretionary fee payable at the sole discretion of the Special Committee upon the closing of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had, and may continue to have in the future, commercial and/or investment banking relationships with the Company and certain affiliates of certain members of the Acquiror Group, for which we and such affiliates have received and may in the future receive customary compensation. Such services during such period have included providing or arranging debt and equity financing, M&A advisory services, treasury and securities services and asset and wealth management services. As of November 3, 2015, we and/or our affiliates held an aggregate number of ADSs representing approximately 0.3% of the outstanding Shares as of June 30, 2015 as reported in the Company's Form 6-K filing on August 21, 2015. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and affiliates of certain members of the Acquiror Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Per Share Merger Consideration to be paid to the holders of the Shares and the Per ADS Merger Consideration to be paid to the holders of the ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the proposed Transaction is fair, from a financial point of view, to such holders.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities (Asia Pacific) Limited. This letter is provided to the Special Committee of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company (including any holder of ADSs) as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,
J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED

GID number: U145938

ANNEX C: Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238

238. Rights of dissenter

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

C-1

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D: Directors and Executive Officers of Each Filing Person

1.     Directors and Executive Officers of the Company

        The Company is a company incorporated under the laws of the Cayman Islands with its principal business address at 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, The People's Republic of China. The telephone number of the Company's principal executive office is +86 10 5890-6883. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below:

Name	Business Address	Present Principal Employment	Country of Citizenship
Victor Wing Cheung Koo	*	Chairman of the Board of Directors and Chief Executive Officer of the Company(1)	Hong Kong
Dele Liu	*	Director and President of the Company(2)	People's Republic of China
Jonathan Zhaoxi Lu	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, The People's Republic of China	Director and Vice Chairman of Alibaba Group Holding Limited; Director(3)	People's Republic of China
George Leonard Baker, Jr.	755 Page Mill Road, Suite A-200, Palo Alto, CA 94304	Managing Director of the General Partner of Sutter Hill Ventures; Independent Director(4)	United States
Jonathan Jia Zhu	51/F Cheung Kong Center, 2 Queen's Road, Central, Hong Kong	Managing Director of Bain Capital Asia LLC; Independent Director(5)	People's Republic of China
Ye Sha	Suite C, No. 33, Lane 672 Changle Road, Shanghai 200040, The People's Republic of China	Managing Director of Chengwei Capital; Independent Director(6)	People's Republic of China
Bryan Zongwei Li	36/F, CITIC Plaza, No. 859 North Sichuan Road, Shanghai 200085, The People's Republic of China	President of Sailing Huili Asset Management Co., Ltd.; Independent Director(7)	People's Republic of China
Jixun Foo	Unit 3501, IFC II, 8 Century Avenue, Pudong District, Shanghai 200120, The People's Republic of China	Managing Partner of GGV Capital; Independent Director(8)	Singapore
Hugh Wu	*	Chief Financial Officer and Senior Vice President of the Company(9)	People's Republic of China
Leo Jian Yao	*	Chief Technology Officer of the Company(10)	People's Republic of China
Frank Ming Wei	*	Senior Vice President of the Company and President of Youku.com(11)	People's Republic of China
Weidong Yang	*	Senior Vice President of the Company and President of Tudou.com(12)	People's Republic of China
Sunny Xiangyang Zhu	*	Chief Content Officer of the Company(13)	People's Republic of China
Teddy Gu	*	Chief Product Officer of the Company(14)	People's Republic of China
Yawei Dong	*	Chief Marketing Officer of the Company(15)	People's Republic of China
Huilong Zhu	*	Senior Vice President of the Company(16)	People's Republic of China
Jerry Li	*	Senior Vice President of the Company(17)	People's Republic of China
Edward Su	*	Chief Operating Officer of the Company(18)	People's Republic of China

*
7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, The People's Republic of China.

(1)
Mr. Victor Wing Cheung Koo is the founder of the Company. Mr. Koo has served as the chairman of the board of directors and chief executive officer of the Company since its inception in September 2005.

(2)
Mr. Dele Liu has served as the Company's director since November 2010, and served as the Company's president since July 2012. Mr. Liu had served as the chief financial officer and senior vice president of the Company from 2006 to July 2012.

(3)
Mr. Jonathan Zhaoxi Lu has served as the Company's director since May 2014. Mr. Lu is also a director of AGHL since 2014 and vice chairman of AGHL since May 2015. Mr. Lu joined AGHL in 2000 and served as chief executive officer of AGHL from May 2013 to May 2015. Prior to that, he was the chief data officer of AGHL from 2012 to 2013 and held various other positions with affiliates of AGHL from 2000 to 2012.

(4)
Mr. George Leonard Baker, Jr. has served as the Company's director since 2007. Since 1973, Mr. Baker has been a managing director of the general partner of Sutter Hill Ventures. Mr. Baker currently serves on the board of Corcept Therapeutics Incorporated, which is a publicly traded pharmaceutical company, as well as a number of private companies.

(5)
Mr. Jonathan Jia Zhu has served as the Company's director since 2007. Mr. Zhu has served as the managing director of Bain Capital Asia LLC since 2006, where he is responsible for private equity investment activities in Asia and serves on the boards of Bain Capital's various portfolio companies, including Clear Media Limited, Greatview Aseptic Packaging Company Limited and Sunac China Holdings Limited, the Ordinary Shares of which are listed on the Hong Kong Stock Exchange.

(6)
Mr. Ye Sha has served as the Company's director since November 2010. Mr. Sha has been a managing director of Chengwei Capital since 2009. He also serves as a director of MOS Holdings Management Limited, Chengwei CEIBS Limited, One Smart Inc., Chengwei Ventures Evergreen Management, LLC and Renaissance Carbon Investment Ltd.

(7)
Mr. Bryan Zongwei Li has served as the Company's director since November 2010. Mr. Li currently serves as the president of Sailing Huili Asset Management Co., Ltd. From 2006 to 2014, Mr. Li severed as an executive director, the chief financial officer and chief strategy officer of Yingli Green Energy Holding Company Limited, a vertically integrated photovoltaic product manufacturer in China listed on the NYSE.

(8)
Mr. Jixun Foo has served as the Company's director since August 2012. Currently Mr. Foo also serves as a managing partner at GGV Capital, which was a pre-IPO investor in Tudou. Mr. Foo joined GGV Capital in 2006 and has more than 15 years' experience in venture capital investing and working with Asian entrepreneurs. Mr. Foo serves on the board of directors of a number of GGV Capital portfolio companies.

(9)
Mr. Hugh Wu has served as the Company's chief financial officer since May 2015. Prior to that, Mr. Wu served as chief financial officer of Lenovo China and Asia Pacific Emerging Markets, excluding Australia, New Zealand and Japan (APEM) and Vice President of Lenovo Group.

(10)
Mr. Leo Jian Yao has served as the Company's chief technology officer since 2007, and as the Company's chief architect from 2006 to 2007.

(11)
Mr. Frank Ming Wei has served at various positions in the Company since 2007, including senior vice president, vice president and assistant to the chief executive officer, and he became the president of Youku.com in April 2013.

(12)
Mr. Weidong Yang has served as the Company's senior vice president and president of Tudou.com since March 2013. Prior to joining the Company, Mr. Yang had served as the chief executive officer of Max Times, a youth entertainment content and marketing company, since November 2011. From January 2009 to November 2011, Mr. Yang served as marketing activation director of Nokia Greater China.

(13)
Mr. Sunny Xiangyang Zhu has served as the Company's chief content officer since April 2013 and from 2006 to March 2013, he was the Company's chief editor. Mr. Zhu established and leads the Company's content team. In March 2015, he has been appointed as the chief executive officer of one of the Company's new business units, Heyi Studios, which produces original TV dramas and innovative web-native content.

(14)
Mr. Teddy Gu has served as the Company's chief product officer since October 2014. Before joining the Company, Mr. Gu served as vice president of JD.com, overseeing its wireless business. Before that, Mr. Gu worked at Tencent for a decade, responsible for Tencent's key services including QQ members, QQ Show, and e-Commerce.

(15)
Mr. Yawei Dong has served as the Company's chief marketing officer since April 2013. From 2006 to March 2013, Mr. Dong had served as the Company's director of business development, general manager of east China, vice president of sales and senior vice president of sales. In March 2015, he has been appointed as the chief executive officer of one of the Company's new business units, Innovative Marketing, to develop programmatic advertising, video e-commerce, big data and other new marketing models.

(16)
Mr. Huilong Zhu joined Youku in 2006 as the director of strategic development and became the Company's vice president in 2007. In April 2013, Mr. Zhu was further promoted as senior vice president.

(17)
Mr. Jerry Li has served as the Company's senior vice president since October 2014. Before joining the Company, Mr. Li was a vice president of AsiaInfo Group, responsible for talent management, organizational development and driving key investment projects in start-up companies in mobile Internet, cloud computing and big data.

(18)
Mr. Edward Su has served as the Company's chief operating officer since March 2015. Mr. Su oversees the sales team of the Company. Before joining the Company, Mr. Su served as the chief executive officer of China Group for Havas Worldwide, a multinational integrated marketing communications agency.

        During the last five years, none of the Company or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.     Directors and Executive Officers of Merger Sub

        Ali YK Subsidiary Holding Limited, or Merger Sub, is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Merger Sub's business address is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong and its telephone number is +852-2215-5100.

        The name, business address, present principal employment and citizenship of each director of Merger Sub are set forth below. Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment (and Five Year Employment History, if applicable)	Citizenship
Timothy Alexander STEINERT	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	General Counsel and Secretary of AGHL	United States
YEN Ping Ching Samuel	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Vice President of Finance of AGHL	Canada
Maggie Wei WU	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Chief Financial Officer of AGHL (from 2013 to present); Deputy Chief Financial Officer of AGHL (from 2011 to 2013); Chief Financial Officer of Alibaba.com (from 2007 to 2013)	People's Republic of China

        During the last five years, none of Merger Sub or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Merger Sub is a wholly owned subsidiary of, and controlled by, Parent. A description of Parent is provided below and incorporated herein by reference.

3.     Directors and Executive Officers of Parent

        Ali YK Investment Holding Limited, or Parent, is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent's business address is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong and its telephone number is +852-2215-5100. Parent is an investment holding company that owns 721,120,860 Class A Ordinary Shares in the Company.

        The name, business address, present principal employment and citizenship of each director of Parent are set forth below. Parent does not have any executive officers.

Name	Business Address	Present Principal Employment (and Five Year Employment History, if applicable)	Citizenship
Timothy Alexander STEINERT	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	General Counsel and Secretary of AGHL	United States
YEN Ping Ching Samuel	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Vice President of Finance of AGHL	Canada
Maggie Wei WU	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Chief Financial Officer of AGHL (from 2013 to present); Deputy Chief Financial Officer of AGHL (from 2011 to 2013); Chief Financial Officer of Alibaba.com (from 2007 to 2013)	People's Republic of China
HUANG Xin	c/o Yunfeng Investment Management (HK) Limited, Suite 3206, One Exchange Square 8 Connaught Place, Central, Hong Kong	Managing Director of Yunfeng Investment Management (HK) Limited	People's Republic of China

        During the last five years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Parent is controlled by AIL. A description of AIL is provided below and incorporated herein by reference.

4.     Directors and Executive Officers of AIL

        Alibaba Investment Limited, or AIL, is a business company incorporated under the laws of the British Virgin Islands. AIL's business address is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong and its telephone number is +852-2215-5100. AIL is a holding company.

        The name, business address, present principal employment and citizenship of each director of AIL are set forth below. AIL does not have any executive officers.

Name	Business Address	Present Principal Employment (and Five Year Employment History, if applicable)	Citizenship
Timothy Alexander STEINERT	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Group General Counsel and Secretary of AGHL	United States
YEN Ping Ching Samuel	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Vice President of Finance of AGHL	Canada
Maggie Wei WU	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Chief Financial Officer of AGHL (from 2013 to present); Deputy Chief Financial Officer of AGHL (from 2011 to 2013); Chief Financial Officer of Alibaba.com (from 2007 to 2013)	People's Republic of China

        During the last five years, none of AIL or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        AIL is a wholly owned subsidiary of, and controlled by, Alibaba Group Holding Limited, or AGHL. AGHL is an exempted company with limited liability incorporated under the laws of the Cayman Islands. AGHL's business address is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong and its telephone number is +852-2215-5100. AGHL is a holding company.

        The name, business address, present principal employment and citizenship of each director and executive officer of AGHL are set forth below.

Name	Business Address	Present Principal Employment (and Five Year Employment History if applicable)	Citizenship
Jack Yun MA	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China	Executive Chairman of AGHL (from 2013 to present); Chairman and Chief Executive Officer of AGHL (from 1999 to 2013)	People's Republic of China
Joseph C. TSAI	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Executive Vice Chairman of AGHL (from 2013 to present); Non-Executive Director of Alibaba Health (from September 2015 to present); Director and Chief Financial Officer of AGHL (from 1999 to 2013)	Canada

Name	Business Address	Present Principal Employment (and Five Year Employment History if applicable)	Citizenship
Jonathan Zhaoxi LU	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China

Director (from 2014 to present) and Vice Chairman (from May 2015 to present) of AGHL; Chief Executive Officer of AGHL (from 2013 to May 2015); Chief Data Officer of AGHL (from 2012 to 2013); various other positions with affiliates of AGHL (from 2000 to 2012)

People's Republic of China
Daniel Yong ZHANG	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China

Director (from 2014 to present) and Chief Executive Officer (from May 2015 to present) of AGHL; Chief Operating Officer of AGHL (from 2013 to May 2015); various other positions with affiliates of AGHL (from 2007 to 2013)

People's Republic of China
J. Michael EVANS	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong

Director (from 2014 to present) and President (August 2015 to present) of AGHL; Vice Chairman of The Goldman Sachs Group, Inc. (from 2008 to 2013); various other positions with affiliates of The Goldman Sachs Group (from 2010 to 2013)

Canada
Masayoshi SON	c/o SoftBank Corp. 1-9-1 Higashi-shimbashi Minato-ku, Tokyo, 105-7303, Japan	Director of AGHL (from 2000 to present); Founder, Chairman and Chief Executive Officer of SoftBank Corp. (from 1981 to present)	Japan
Chee Hwa TUNG	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Director of AGHL (from 2014 to present); Vice Chairman of the Twelfth National Committee of the Chinese People's Political Consultative Conference of the PRC (from 2013 to present)	Hong Kong
Walter Teh Ming KWAUK	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong

Director of AGHL (from 2014 to present); Non-executive director and chairman of the audit committee of Alibaba.com Limited of AGHL (from 2007 to 2012); Senior Consultant of Motorola Solutions (China) Co., Ltd. (from 2014 to present)

Canada
Jerry YANG	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Director of AGHL (from 2015 to 2012 and from 2014 to present); Founding Partner of AME Cloud Ventures (from 2012 to present); Co-Founder, Chief Yahoo! and Director of Yahoo! Inc. (from 1995 to 2012)	United States
Börje E. EKHOLM	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong

Director of AGHL (from June 2015 to present); Head of Patricia Industries Division of Investor AB (from May 2015 to present; President and Chief Executive Officer of Investor AB (from 2005 to May 2015)

United States and Switzerland

Name	Business Address	Present Principal Employment (and Five Year Employment History if applicable)	Citizenship
Wan Ling MARTELLO	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Director of AGHL (from September 2015 to present); Executive Vice President of Nestlé S.A. (from 2011 to present); Executive Vice President of Walmart Stores Inc. (from 2005 to 2011)	United States
Lucy Lei PENG	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China	Chief People Officer of AGHL (from1999 to present); Chief Executive Officer of Ant Financial Services of AGHL (from 2013 to present); Chief Executive Officer of Alipay (from 2010 to 2013)	People's Republic of China
Maggie Wei WU	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Chief Financial Officer of AGHL (from 2013 to present); Deputy Chief Financial Officer of AGHL (from 2011 to 2013); Chief Financial Officer of Alibaba.com (from 2007 to 2013)	People's Republic of China
Zhenfei LIU	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China	Chief Risk Officer of AGHL (from May 2015 to present); Head of Infrastructure Services Division of AGHL (from 2009 to 2015); Head of Security Technology Division of AGHL (from 2014 to 2015)	People's Republic of China
Trudy Shan DAI	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China

Chief Customer Officer of AGHL (from 2014 to present); Deputy Chief People Officer and Chief People Officer of AGHL (from 2009 to 2014); Senior Vice President of Human Resources and Administration of Taobao and Alibaba.com (from 2009 to 2014)

People's Republic of China
Timothy Alexander STEINERT	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	General Counsel and Secretary of AGHL (from 2007 to present)	United States
Jianhang JIN	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China	President of AGHL (from 2014 to present); Senior Vice President of Corporate Affairs of AGHL (from 2009 to 2014)	People's Republic of China
Jian WANG	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China

Chairman of Technology Committee of AGHL (from May 2015 to present); Chief Technology Officer of AGHL (from 2012 to 2015); President of Alibaba Cloud Computing Division of AGHL (from 2009 to 2013); Chief Architect of AGHL (from 2008 to 2012)

People's Republic of China

Name	Business Address	Present Principal Employment (and Five Year Employment History if applicable)	Citizenship
Jeff Jianfeng ZHANG	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China

President of China retail marketplace of AGHL (from May 2015 to present); President of Taobao Marketplace and Wireless Business Division of AGHL (from 2014 to present); Various management positions at Juhuasuan, Local Services, 1688.com and Tmall.com Division of AGHL (2013-2014); Vice President of Website and Technology of China Operations of Alibaba.com from (from 2012 to 2013); Vice President of Product Technology and Operations of Taobao Marketplace Division of AGHL (from 2011 to 2012); Various management positions at Technology Infrastructure Team, B2C Development Team and Product Technology Development Team of Taobao Marketplace Division of AGHL (from 2008 to 2011)

People's Republic of China
Yongfu Yu	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China

President of Mobile Internet and Alimama of AGHL (from May 2015 to present); President of UCWeb (from 2014 to present); President of AutoNavi (from March 2015 to present); Chairman and Chief Executive Officer of UCWeb (from 2006 to 2014)

People's Republic of China
Simon Xiaoming HU	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China

President of Alibaba Cloud Computing Division of AGHL (from 2014 to present); Chief Risk Officer of Ant Financial Services Division of AGHL (from 2013 to 2014); various management positions with Ant Financial Services Division of AGHL (from 2005 to 2014)

People's Republic of China
Sophie Minzhi WU	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China

President of Alibaba.com, 1688.com and China Wholesale Marketplaces Division of AGHL (from 2014 to present); Head of International Operations of Alibaba.com (from 2012 to present); Head of 1688.com (from 2013 to present);Vice President of Supplier Service Division of Alibaba.com (from 2011 to present)

People's Republic of China
Peng JIANG	969 West Wen Yi Road, Yu Hang District, Hangzhou 310013, People's Republic of China	President of YunOS Division of AGHL (from 2013 to present); President of Taobao Marketplace of AGHL (from 2012 to 2013); Vice Present of Taobao Consumer Department of AGHL (from 2009 to 2012)	People's Republic of China

        Mr. Jack Yun Ma has served as the Executive Chairman since 2013 and Chairman and Chief Executive Officer from 1999 to 2013 of AGHL. Mr. Ma also currently serves on the board of SoftBank Corp., or Softbank, a Japanese corporation listed on the Tokyo Stock Exchange, with operations in broadband, mobile and fixed-line telecommunications, e-commerce, Internet, technology services, media and marketing, and other businesses. Mr. Ma has served on the board of SoftBank since 2007. Softbank's address is 1-9-1 Higashi-shimbashi Minato-ku, Tokyo, 105-7303, Japan. He is also a director of Huayi Brothers Media Corporation, or Huayi, an entertainment group in China listed on The Shenzhen Stock Exchange. Huayi's address is Loutai Duan, Wenyu River, Tianzhu, ShunYi, Beijing, People's Republic of China. He has served on the board of Huayi since 2006. He is also the chair of The Nature Conservancy's China board of directors and a director of its global board of directors. The Nature Conservancy's address is 4245 North Fairfax Drive, Suite 100, Arlington, Virginia, United States. In September 2013, he joined the Breakthrough Prize in Life Sciences Foundation as a director. Breakthrough Prize's address is 1345 Avenue of the Americas, New York, NY 10105, United States.

        Mr. Joseph C. Tsai has served as Executive Vice Chairman of AGHL since 2013. He has been a non-executive director of Alibaba Health since September 2015. Mr. Tsai previously served as Chief Financial Officer and has been a member of board of directors of AGHL since 1999.

        Mr. Jonathan Zhaoxi Lu has served as Vice Chairman since 2015 and Chief Executive Officer from 2013 to 2015 of AGHL. Mr. Lu has served on the board of directors of Youku Tudou since 2014. Youku Tudou's address is 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing, People's Republic of China.

        Mr. Daniel Yong Zhang has served as Chief Executive Officer since 2015 and has served as Chief Operating Officer from 2013 to 2015 of AGHL. Mr. Zhang serves as chairman of Intime Retail (Group) Company Limited and serves on the boards of directors of Alibaba Health Information Technology Limited, Haier Electronics Group Co., Ltd. and Intime Retail (Group) Company Limited, each a company listed on the Stock Exchange of Hong Kong. Intime Retail (Group) Company Limited's address is Unit 1703, 17/F, Admiralty Centre, Tower 2, 18 Harcourt Road, Hong Kong. Alibaba Health Information Technology Limited's address is 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong. Haier Electronics Group Co., Ltd.'s address is Unit 3513 35/F, The Centre, 99 Queen's Road Central, Hong Kong. Mr. Zhang also has been serving on the board of directors of Weibo Corporation since 2014. Weibo Corporation's address is 7/F, Shuohuang Development Plaza, No. 6 Caihefang Road, Haidian District, Beijing, People's Republic of China.

        Mr. J. Michael Evans has served as President since 2015 and a director since 2014 of AGHL. Mr. Evans served as vice chairman of The Goldman Sachs Group, Inc. from 2008 until his retirement in 2013. Mr. Evans served as chairman of Asia operations at Goldman Sachs from 2004 to 2013 and was the global head of Growth Markets at Goldman Sachs from 2011 to 2013. He also co-chaired the Business Standards Committee of Goldman Sachs from 2010 to 2013. Goldman Sachs' address is 200 West Street, New York, NY 10282, United States. In August 2014, Mr. Evans joined the board of Barrick Gold Corporation. Barrick Gold Corporation's address is Brookfield Place, TD Canada Trust Tower, 161 Bay Street, Suite 3700, P.O. Box 212, Toronto, Canada. In October 2014, Mr. Evans was appointed as an independent board member of Castleton Commodities International LLC. The address of Castleton Commodities International LLC is 2200 Atlantic Street, Suite # 800, Stamford, Connecticut, United States.

        Mr. Masayoshi Son has served as a director of AGHL since 2000 and is the founder, chairman and chief executive officer of SoftBank. He founded SoftBank in 1981. He also serves as chairman and chief executive officer of several other SoftBank subsidiaries and affiliates, including SoftBank BB Corp., Softbank Telecom Corp. and Softbank Mobile Corp. The address of Softbank is 1-9-1 Higashi-shimbashi Minato-ku, Tokyo, 105-7303, Japan. Mr. Son has also served as chairman of Yahoo Japan Corporation since 1996, and of Sprint Corporation since 2013. The address of Yahoo Japan Corporation is Midtown Tower, 9-7-1 Akasaka, Minato-ku, Tokyo, 107-6211, Japan. The address of Sprint Corporation is 6200 Sprint Parkway, Overland Park, Kansas.

        Mr. Chee Hwa Tung has served as a director of AGHL since 2014 and is the Vice Chairman of the Twelfth National Committee of the Chinese People's Political Consultative Conference of the PRC, which is an important institution of multiparty cooperation and political consultation in the PRC. Mr. Tung is the Founding Chairman of the China-United States Exchange Foundation, which is a non-profit organization registered in Hong Kong to promote understanding and strengthening relationships between China and the United States. Mr. Tung also serves in various public sector and advisory positions, including as a member of the J.P. Morgan International Council, the China Development Bank International Advisory Committee and the Advisory Board of the Schwarzman Scholars Program at Tsinghua University. Mr. Tung serves as the Chairman and Chief Executive Officer of Orient Overseas (International) Limited, a SEHK-listed company with its principal business activities in container transport and logistics services on a global scale. The address of Orient Overseas (International) Limited is 33/F, Harbour Centre 25 Harbour Road, Wanchai, Hong Kong. Mr. Tung is also the chairman and chief executive officer of Our Hong Kong Foundation Limited, a non-government, non-profit organization dedicated to promoting the long-term and overall interests of Hong Kong. The address of Our Hong Kong Foundation Limited is Room 1901, Nan Fung Tower, 173 Des Voeux Rd Central, Central, Hong Kong.

        Mr. Walter Teh Ming Kwauk has served as an independent non-executive director and chairman of the audit committee of Alibaba.com Limited, one of AGHL's subsidiaries, which was listed on the SEHK, from 2007 to 2012. Mr. Kwauk has served as a director of AGHL since 2014. Mr. Kwauk is currently a senior consultant of Motorola Solutions (China) Co., Ltd. and serves as an independent non-executive director of Thunder Power Co. Ltd., a Taiwan company with its Ordinary Shares traded on Taiwan's Gre Tai Securities Market; Sinosoft Technology Group Limited, a company listed on the SEHK, of which Mr. Kwauk is also the chairman of its audit committee; and several private companies. Mr. Kwauk was a vice president of Motorola Solutions, Inc. and its director of corporate strategic finance and tax, Asia Pacific from 2003 to 2012. The address of Motorola Solutions (China) Co., Ltd. is No. 1 Wang Jing East Road, Chao Yang District, Beijing, People's Republic of China. The address of Thunder Power Co. Ltd. is 295 Chung-Jeng 1st Rd Kaohsiung, Taiwan. The Address of Sinosoft Technology Group Limited is No. 26 Tianpu Road, Jiangpu Street, Pukou District, Nanjing, People's Republic of China.

        Mr. Jerry Yang has served as a director of AGHL since 2014. Mr. Yang previously served as a director of AGHL from 2005 to 2012. Since 2012, Mr. Yang has served as the founding partner of AME Cloud Ventures, a venture capital firm. The address of AME Cloud Ventures is 455 Portage Ave, Suite B, Palo Alto, CA 94306, United States. Mr. Yang is a co-founder of Yahoo! Inc., and served as Chief Yahoo! and as a member of its board of directors from 1995 to 2012. From January 1996 to January 2012, Mr. Yang served as a director of Yahoo! Japan. The address of Yahoo! Inc. is c/o Corporate Secretary, 701 First Avenue, Sunnyvale, California, United States. Mr. Yang also served as an independent director of Cisco Systems, Inc. from July 2000 to November 2012. The address of Cisco Systems, Inc. is 5002 Shennan E Rd, Shenzhen, Guangdong, People's Republic of China. He is currently an independent director of Workday Inc., a company listed on the New York Stock Exchange, and Lenovo Group Ltd., a company listed on the SEHK. The address of Workday Inc. is 6230 Stoneridge Mall Road, Pleasanton, California, United States. The address of Lenovo Group Ltd. is 23rd Floor, Lincoln House, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong.

        Mr. Börje E. Ekholm has served as a director of AGHL since 2015. Mr. Ekholm is currently the head of Patricia Industries, a newly created division of Investor AB, a Swedish investment company, where he has held a variety of management positions since joining the firm in 1992. Prior to his current position, Mr. Ekholm served as president and chief executive officer and a member of the board of directors of Investor AB. The address of Investor AB is Arsenalsgatan 8C, SE-103 32 Stockholm, Sweden. Mr. Ekholm is currently the non-executive chairman of NASDAQ OMX Inc. and also serves as a director of Chalmers Innovation AB, Telefonaktiebolaget LM Ericsson, KTH Royal Institute of

Technology, Choate Rosemary Hall and NASDAQ-listed Trimble Navigation Ltd. The address of OMX Inc. is One Liberty Plaza, 165 Broadway, 50th Floor, New York, United States. The address of Chalmers Innovation AB is Holtermansgatan 1, 411 29 Gothenburg, Sweden. The address of Telefonaktiebolaget LM Ericsson is Torshamnsgatan 21, Sweden. The address of KTH Royal Institute of Technology is SE-100 44, Stockholm, Sweden. The address of Choate Rosemary Hall is 333 Christian St, Wallingford, Connecticut, United States. The address of Trimble Navigation Ltd. is 935 Stewart Drive, Sunnyvale, California, United States.

        Ms. Wan Ling Martello has served as a director of AGHL since 2015. She is currently the executive vice president, head of zone Asia, Oceania, Sub-Saharan Africa of Nestlé S.A. Prior to this appointment, Ms. Martello was executive vice president, chief financial officer of Nestlé S.A., since 2011. The address of Nestlé S.A. is Nestlé S.A., avenue Nestlé 55, 1800 Vevey, Switzerland. Before joining Nestlé S.A., Ms. Martello worked at Walmart Stores Inc. from 2005 to 2011 where she served as executive vice president, global ecommerce, and senior vice president and chief financial officer, Walmart International, at different times. The address of Walmart Stores Inc. is 702 S.W. 8th Street Bentonville, Arkansas 72716, United States.

        Mr. Yongfu Yu served as President of Mobile Internet and Alimama since May 2015. Prior to his current position, Mr. Yu served as president of UCWeb Inc. after he joined AGHL in 2014 and president of AutoNavi Holdings Limited from March 2015. The address of AutoNavi Holdings Limited is 16/F, Section A, Focus Square, No. 6 Futong East Avenue, Wangjing, Chaoyang District, Beijing, the People's Republic of China. From 2006 to June 2014, Mr. Yu was chairman and chief executive officer of UCWeb Inc. The address of UCWeb Inc. is 12/F, UCenter Plaza, 28 Chengfu Road, Haidian District, Beijing, People's Republic of China. Mr. Yu has also served as an independent director and a member of the audit committee of Xunlei Limited since June 2014. The address of Xunlei Limited is 4/F, Hans Innovation Mansion, North Ring Road, No. 9018 High-Tech Park, Nanshan District, Shenzhen 518057, People's Republic of China.

        During the last five years, none of AGHL or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.     Directors and Executive Officers of Yunfeng Capital

        YF Venus Ltd., or Yunfeng Capital, is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Yunfeng Capital's business address is c/o Yunfeng Investment Management (HK) Limited, Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong and its telephone number is +852-2516-6363.

        The name, business address, present principal employment and citizenship of each director of Yunfeng Capital are set forth below. Yunfeng Capital does not have any executive officers.

Name	Business Address	Present Principal Employment (and Five Year Employment History if applicable)	Citizenship
Xin HUANG	c/o Yunfeng Investment Management (HK) Limited, Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong	Managing Director of Yunfeng Investment Management (HK) Limited	People's Republic of China

        During the last five years, none of Yunfeng Capital or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Yunfeng Capital is a wholly owned subsidiary of Yunfeng Fund II, L.P., or Yunfeng Fund II. Yunfeng Fund II is an exempted limited partnership organized under the laws of the Cayman Islands. Yunfeng Fund II's business address is c/o Yunfeng Investment Management (HK) Limited, Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong and its telephone number is +852-2516-6363. Yunfeng Fund II does not have executive officers or board of directors and is managed and controlled by its general partner Yunfeng Investment II, L.P., or Yunfeng Investment II. During the last five years, Yunfeng Fund II has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Yunfeng Investment II is the general partner of Yunfeng Fund II and an exempted limited partnership organized under the laws of the Cayman Islands. Yunfeng Investment II's business address is c/o Yunfeng Investment Management (HK) Limited, Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong and its telephone number is +852-2516-6363. Yunfeng Investment II does not have executive officers or board of directors and is managed and controlled by its general partner Yunfeng Investment GP II, Ltd., or Yunfeng Investment GP II. During the last five years, Yunfeng Investment II has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Yunfeng Investment GP II is the general partner of Yunfeng Investment II and an exempted company with limited liability incorporated under the laws of the Cayman Islands. Yunfeng Investment GP II's business address is c/o Yunfeng Investment Management (HK) Limited, Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong and its telephone number is +852-2516-6363. The name, business address, present principal employment and citizenship of each director of Yunfeng Investment GP II are set forth below. Yunfeng Investment GP II does not have any executive officers.

Name	Business Address	Present Principal Employment (and Five Year Employment History if applicable)	Citizenship
Feng YU	c/o Yunfeng Investment Management (HK) Limited, Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong	Chairman of Yunfeng Investment Management (HK) Limited	People's Republic of China

        During the last five years, none of Yunfeng Investment GP II or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Mr. Feng YU is a citizen of the People's Republic of China and holds a controlling interest in Yunfeng Investment GP II. Mr. Feng YU's business address is c/o Yunfeng Investment Management (HK) Limited, Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong and his telephone number is +852-2516-6363. During the last five years, Mr. Feng YU has not been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX E: Support Agreement

CONFIDENTIAL
EXECUTION VERSION

SUPPORT AGREEMENT
by and among
ALIBABA INVESTMENT LIMITED
and
the Shareholders listed on Schedule A hereto
Dated as of October 16, 2015

SUPPORT AGREEMENT

        This SUPPORT AGREEMENT, dated as of October 16, 2015 (this "Agreement"), by and among Alibaba Investment Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands ("Alibaba"), and the shareholders of Youku Tudou Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), listed on Schedule A hereto (each, a "Shareholder" and collectively, the "Shareholders").

        WHEREAS, concurrently with the execution and delivery of this Agreement, Alibaba Group Holding Limited ("Alibaba Parent") has submitted a non-binding proposal letter in substantially the form attached as Schedule B hereto (as may be amended by Alibaba, the "Proposal"), to the board of directors of the Company (the "Board"), which sets forth a preliminary, non-binding proposal of Alibaba Parent for Alibaba Parent and/or its Affiliates to acquire all of the outstanding Ordinary Shares (as defined below) and ADSs (as defined below) not already owned by Alibaba Parent in a going private transaction;

        WHEREAS, as of the date of this Agreement, each Shareholder is the Beneficial Owner (as defined below) of the Existing Shares (as defined below) set forth opposite such Shareholder's name on Schedule A hereto;

        WHEREAS, as a condition and inducement to the willingness of Alibaba Parent to submit the Proposal and pursue the Acquisition (as defined below), Alibaba has required that each Shareholder agree, and each Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

        WHEREAS, as a condition and inducement to the willingness of the Shareholders (in their capacity as Beneficial Owners of Covered Shares (as defined below) and not in any other capacity, including as a director or officer of the Company, as applicable) to enter into this Agreement and take such action contemplated hereunder in support the Acquisition upon the terms and subject to the conditions set forth herein, Alibaba has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by its covenants and obligations set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

        Section 1.1.    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings set forth below.

          (a)   "Acquisition" means a going private transaction pursuant to which Alibaba Parent and/or its Affiliates will acquire all of the outstanding Ordinary Shares (as defined below) and ADSs (as defined below) not already Beneficially Owned by Alibaba Parent, Ali YK Investment Holding Limited or any of their respective Affiliates at a price per Ordinary Share and a price per ADS no less than the price per Ordinary Share and price per ADS, respectively, set forth in the Proposal (without giving effect to any amendment thereto made after the date hereof), subject to any exceptions or modifications as otherwise agreed in writing by the Shareholders.

          (b)   "Acquisition Proposal" means any proposal or offer relating to any of the following (other than the Acquisition): (i) any merger, reorganization, consolidation, share exchange, business combination scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company or to which 10% or more of the total revenue or net income of the Company are attributable,

  (ii) any sale, lease, license, exchange, transfer or other disposition of assets which would result in a Third Party acquiring assets, individually or in the aggregate, constituting 10% or more of the consolidated assets of the Company and its Subsidiaries or to which 10% or more of the total revenue or net income of the Company and its Subsidiaries are attributable, (iii) any sale, exchange, transfer or other disposition of 10% or more of any class of equity securities of the Company to any Third Party, (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity securities of the Company, or (v) any public solicitation of proxies in opposition to approval and adoption of a definitive agreement providing for the Acquisition and approval of the Acquisition by the Company's shareholders.

          (c)   "Additional Shares" means Ordinary Shares, ADSs or other voting share capital of the Company with respect to which the Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Ordinary Shares issued upon the exercise of any Company Options or Company Restricted Share Units or the conversion, exercise or exchange of any other securities into or for any Ordinary Shares or ADSs or otherwise).

          (d)   "ADS" means American depositary share, each representing 18 Class A Ordinary Shares of the Company.

          (e)   "Affiliates" of a specified person means a person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person.

          (f)    "Beneficial Ownership" by a person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by any Affiliates of such person which are controlled by such person, but no Beneficial Ownership of securities shall be attributed to securities Beneficially Owned by any other person(s) solely by virtue of the fact that such first person may be deemed to constitute a "group" within the meaning of Section 13(d) of the Exchange Act with such other person(s). The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have correlative meanings.

          (g)   "Business Day" means any day on which banks are not required or authorized to close in the City of New York, the People's Republic of China or Hong Kong.

          (h)   "Class A Ordinary Shares" means Class A ordinary shares, par value US$0.00001 per share, of the Company.

          (i)    "Class B Ordinary Shares" means Class B ordinary shares, par value US$0.00001 per share, of the Company.

          (j)    "Company Options" means each outstanding option award issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award.

          (k)   "Company Restricted Share Units" means each outstanding restricted share unit issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to acquire Ordinary Shares upon the vesting of such award.

          (l)    "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or otherwise.

          (m)  "Covered Shares" means all of the Existing Shares and any Additional Shares.

          (n)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (o)   "Existing Shares" means with respect to a Shareholder, the Ordinary Shares and ADSs Beneficially Owned by such Shareholder as of the date hereof, as set forth opposite such Shareholder's name on Schedule A hereto.

          (p)   "Governmental Authority" means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

          (q)   "Law" means any statute, law, ordinance, code or any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order.

          (r)   "Lien" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          (s)   "Merger Agreement" means a definitive agreement and plan of merger relating to the Acquisition as may be entered into by and among Alibaba Parent and/or one or more of its Affiliates, on the one hand, and the Company, on the other hand, in the form to be agreed by such parties (in the case of the Company, the Board, acting upon the recommendation of the Special Committee of the Board formed to consider the Acquisition).

          (t)    "Ordinary Shares" means, collectively, Class A Ordinary Shares and Class B Ordinary Shares.

          (u)   "Permitted Transfer" means a Transfer of Covered Shares by the Shareholder to (i) an Affiliate of the Shareholder which is wholly owned by such Shareholder, (ii) a member of the Shareholder's immediate family or a trust for the benefit of the Shareholder's or any member of the Shareholder's immediate family, (iii) any heir, legatees, beneficiaries and/or devisees of the Shareholder or (iv) Alibaba or any of its Affiliates; provided that, in each case (other than clause (iv)), such transferee (1) agrees to execute, prior to or concurrently with such Transfer, a Joinder Agreement in the form attached hereto as Exhibit A and (2) is a "Permitted Transferee" as defined under the Shareholders Agreement.

          (v)   "person" means individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

          (w)  "Representatives" means, with respect to any party, such party's officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

          (x)   "Share Incentive Plans" means, collectively, the Company's 2006 Stock Option Scheme, the Company's Share Incentive Plan and the 2014 Share Incentive Plan and "Share Incentive Plan" means any one of the foregoing plans.

          (y)   "Shareholders Agreement" means the Shareholders Agreement, dated April 28, 2014, by and among the Shareholders and Ali YK Investment Holding Limited.

          (z)   "Subsidiary" means of any person means any legal entity (i) of which such person or any other Subsidiary of such person is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries or (iii) of which such person controls through contractual arrangements.

          (aa) "Third Party" means any person or "group" (as defined under Section 13(d) of the Exchange Act) of persons, other than Alibaba or any of its Affiliates or Representatives.

          (bb) "Transfer" means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

          (cc) "Unvested Company Option" means any Company Option that is not a Vested Company Option.

          (dd) "Vested Company Option" means any Company Option that shall have become vested on or prior to the closing of the Acquisition in accordance with the terms of such Company Option.

ARTICLE II

VOTING AND EXCLUSIVITY

        Section 2.1.    Agreement to Vote; Exclusivity.

          (a)   Each Shareholder hereby irrevocably and unconditionally agrees that at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, it shall (solely in its capacity as Beneficial Owner of its Covered Shares), and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

            (i)    appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure such Shareholder is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and

            (ii)   vote (or cause to be voted), whether on a show of hands or a poll and whether in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (A) in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Acquisition and any other transactions contemplated by the Merger Agreement, (B) in favor of any other matters required to consummate the Acquisition and any other transactions contemplated by the Merger Agreement, (C) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the Acquisition or in competition or inconsistent with the Acquisition, and (D) against any other action, agreement or transaction that is intended to facilitate an Acquisition Proposal or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the Acquisition or any other transactions contemplated by the Merger Agreement or the performance by such Shareholder of its obligations under this Agreement.

          (b)   Each Shareholder further irrevocably and unconditionally agrees that it shall not (solely in its capacity as Beneficial Owner of its Covered Shares), and shall use its reasonable efforts to cause its Representatives (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative's capacity as a director, his or her fiduciary duties) not to, directly or indirectly, (i) make an Acquisition Proposal or join with, or invite, any other person to be involved in the making of an Acquisition Proposal, (ii) provide any information to any Third Party with a view to such Third Party or any other person pursuing or considering to pursue an Acquisition Proposal, (iii) finance or offer to finance any Acquisition Proposal, including by offering any equity or debt financing, or contribution of any Covered Shares or provision of a voting agreement, in support of any Acquisition Proposal, or (iv) solicit, encourage or facilitate, or induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any person (other than Alibaba and its Affiliates) regarding, an Acquisition Proposal or any of the matters described in Section 2.1(a) or this Section 2.1(b).

          (c)   Each Shareholder shall retain at all times the right to vote or consent with respect to such Shareholder's Covered Shares in such Shareholder's sole discretion and without any other limitation on those matters, other than those matters described in Section 2.1(a) that are at any time or from time to time presented for consideration to shareholders of the Company generally.

          (d)   The obligations of each Shareholder set forth in this Section 2.1 are irrevocable until the termination of this Agreement in accordance with its terms (at which point they shall automatically and without further action by the parties terminate and be of no further force and effect).

        Section 2.2.    Grant of Proxy.     Each Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Alibaba and/or any designee of Alibaba, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Shareholder's name, place and stead, to vote, act by written consent or execute and deliver a proxy, solely in respect of the matters described in, and in accordance with, Section 2.1(a) hereof, and to vote or grant a written consent with respect to the Covered Shares as provided in Section 2.1(a) hereof. This proxy and power of attorney is given in connection with, and in consideration of, the time and resources that have been and will be expended by Alibaba and its Affiliates in connection with the Acquisition and any other transactions contemplated by the Merger Agreement and to secure the performance of the duties and obligations of such Shareholder owed to Alibaba under this Agreement. Each Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the time and resources that have been and will be expended by Alibaba and its Affiliates in connection with the Acquisition and any other transactions contemplated by the Merger Agreement and (ii) subject to the last sentence of this Section 2.2, executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by the Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by such Shareholder (and if given shall be ineffective). Each Shareholder shall take such further action or execute such other instruments as may be requested by Alibaba in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by the Shareholder herein is a durable power of attorney and, so long as Alibaba has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall automatically and without further action by the parties terminate upon the termination of this Agreement in accordance with its terms.

        Section 2.3.    Waiver of Dissenter Rights.     Each Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any dissenters' rights, rights of appraisal and any similar rights relating to the Acquisition and any other transactions contemplated by the Merger Agreement that such Shareholder or any other person may have by virtue of, or with respect to, any of the Covered Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1.    Representations and Warranties of the Shareholders.     Each Shareholder represents and warrants to Alibaba, severally and not jointly, and solely as to itself and its Covered Shares, as follows:

          (a)   Capacity; Authorization; Validity of Agreement; Necessary Action. Such Shareholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and perform such Shareholder's obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized (if applicable), executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Alibaba, constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law) (the "Bankruptcy and Equity Exception").

          (b)   Ownership. Except as otherwise indicated on Schedule A hereto, such Shareholder is the sole Beneficial Owner of and has good and valid title to the Existing Shares set forth opposite its name in Schedule A hereto, free and clear of any Liens, other than any Liens pursuant to this Agreement, or arising under the Shareholders Agreement or the memorandum or articles of association of the Company and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, subject to the last sentence of this Section 3.1(b), such Shareholder's Existing Shares listed in Schedule A hereto constitute all of the Ordinary Shares, ADSs, Company Options and Company Restricted Share Units (and any other options or other securities convertible, exercisable or exchangeable into or for any Ordinary Shares or ADSs) Beneficially Owned or owned of record by such Shareholder. Except as otherwise indicated on Schedule A hereto, such Shareholder is and will be the sole record holder and Beneficial Owner of the Covered Shares (unless such Covered Shares are Transferred via a Permitted Transfer) and has (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Agreement with respect to the Covered Shares. Such Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to any of such Shareholder's Existing Shares and with respect to all of the Covered Shares Beneficially Owned by the Shareholder at all times through the consummation of the Acquisition. As of the date of this Agreement, such Shareholder owns the Company Options and Company Restricted Share Units set forth opposite such Shareholder's name in Schedule A hereto.

          (c)   Non-Contravention; No Conflicts. Except as would not, individually or in the aggregate, be expected to be adverse to the ability of such Shareholder to timely perform any of its obligations hereunder in any material respect, (i) no filing or notice by such Shareholder with or to any Governmental Authority, and no authorization, consent, permit or approval from any Governmental Authority or any other person is necessary for the execution and delivery of this Agreement (including the proxy granted pursuant to Section 2.2 hereof) by such Shareholder or the performance by such Shareholder of such Shareholder's obligations herein, (ii) the execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of such Shareholder's obligations under this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement, will not (1) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon such Shareholder's assets or properties under, any provision of (A) any contract, agreement or other instrument to which the Shareholder is party or by which any of such Shareholder's assets or properties is bound, or (B) any judgment, order, injunction, decree or Law applicable to such Shareholder or such Shareholder's assets or properties or (2) require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority.

          (d)   No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (i) other than the Shareholders Agreement, entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing in any material respect any of its obligations under this Agreement. Such Shareholder understands and acknowledges that Alibaba and its Affiliates have expended, and are continuing to expend, time and resources in connection with the Acquisition in reliance upon such Shareholder's execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

          (e)   No Action. There are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Shareholder, threatened against such Shareholder that could impair the ability of such Shareholder to timely perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        Section 3.2.    Representations and Warranties of Alibaba.     Alibaba represents and warrants to each Shareholder that it has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by Alibaba of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement (including the Acquisition)) have been duly and validly authorized by Alibaba, and no other actions or proceedings on the part of Alibaba are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement (including the Acquisition)). This Agreement has been duly executed and delivered by Alibaba and, assuming this Agreement constitutes a valid and binding obligation of each Shareholder, constitutes a legal, valid and binding agreement of Alibaba enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as would not, individually or in the aggregate, be expected to be adverse to the ability of Alibaba to timely perform any of its obligations hereunder in any material respect, the execution and delivery of this Agreement by Alibaba do not, and the performance by Alibaba of Alibaba's obligations under this Agreement and the consummation by Alibaba of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement (including the Acquisition)), will not (a) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon Alibaba's assets or properties under, any provision of (i) any contract, agreement or other instrument to which Alibaba is party or by which any of Alibaba's assets or properties is bound, or (ii) any judgment, order, injunction, decree or Law applicable to Alibaba or Alibaba's assets or properties, or (b) other than compliance with its obligations under Section 13(d) or any other applicable requirements under the Exchange Act, require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority or other third person.

ARTICLE IV

OTHER COVENANTS

        Section 4.1.    Prohibition on Transfers.

          (a)   Subject to the terms of this Agreement, each Shareholder covenants and agrees not to Transfer any of its Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein, unless such Transfer (i) is a Permitted Transfer, (ii) is made to Alibaba and/or any of its Affiliates in connection with the transactions contemplated under the Merger Agreement (including the Acquisition) or (iii) has been previously approved in writing by Alibaba. Any attempted Transfer of shares or any interest therein, in violation of this Section 4.1 shall be null and void.

          (b)   With respect to each Shareholder, this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, the Shareholder's successors or assigns. No Shareholder may request that the Company or the Company's depositary bank register the Transfer of (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of the Shareholder under this Agreement.

        Section 4.2.    Additional Shares.     Each Shareholder covenants and agrees to notify Alibaba in writing of the number of Additional Shares acquired by each Shareholder after the date hereof as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

        Section 4.3.    Share Dividends, etc.     In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of ADSs to Ordinary Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Ordinary Shares) is declared, in each case affecting the Covered Shares, the term "Covered Shares" shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        Section 4.4.    No Inconsistent Agreements.     Without the prior written consent of Alibaba, no Shareholder shall (a) enter into any contract or other instrument, option or other agreement (except this Agreement) with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any Lien that could prevent such Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement (except this Agreement) with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1(a) hereof) or (d) take any action, directly or indirectly, that would or would reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of the Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by such Shareholder of its obligations under, or compliance by such Shareholder with the provisions of, this Agreement.

        Section 4.5.    Documentation and Information.     Each Shareholder (i) consents to and authorizes the publication and disclosure by Alibaba and its Affiliates of such Shareholder's identity and holding and Beneficial Ownership of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority, including, without limitation, an amendment to Schedule 13D relating to the Proposal and this Agreement and a Schedule 13E-3 and proxy statement with respect to the Acquisition, and (ii) agrees promptly to give to Alibaba any information Alibaba may reasonably request for the preparation of any such disclosure documents so long as such information is required by Law to be disclosed therein. Each Shareholder shall promptly notify Alibaba of any required corrections with respect to any written information supplied by each Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect. None of the parties hereto shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of Alibaba, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Authority of competent jurisdiction.

        Section 4.6.    Notification.

          (a)   In the event that the board of directors of Alibaba Parent resolves to terminate or rescind the Proposal or discontinue its pursuit of the Acquisition (a "Withdrawal Decision"), Alibaba shall promptly act in good faith to inform the Board (or a Special Committee of the Board formed to consider the Acquisition) of, or publicly disclose, such fact.

          (b)   From and following the date of this Agreement until a Withdrawal Decision or any other termination of this Agreement, subject to the provisions of any confidentiality or non-disclosure agreement to be entered into between Alibaba or any of its Affiliates, on the one hand, and the Company, on the other hand, Alibaba shall act in good faith to keep the Shareholders reasonably informed of the status of negotiations with the Board (or a Special Committee of the Board formed to consider the Acquisition) relating to the Acquisition; provided that each of the Shareholders hereby agrees that it shall, and shall cause its respective Affiliates and its and their respective Representatives to, hold in strict confidence any information related to the Proposal, the Merger Agreement, the Acquisition or any other transactions contemplated under the Merger Agreement (including the status of negotiations with respect to any of the foregoing) provided to such Shareholder by Alibaba, any Affiliate of Alibaba or any of their respective Representatives except to the extent any such information (i) is previously known by such Shareholder on a non-confidential basis from a source (other than Alibaba, any Affiliate of Alibaba or any of their respective Representative) which, to the knowledge of such Shareholder, is not restricted from making such disclosure, (ii) is in the public domain through no breach of this Agreement by such Shareholder, any Affiliate of such Shareholder or any of their respective Representatives or (iii) is required under applicable law or legal process to be disclosed by such Shareholder, provided that, if disclosure is required by law, to the extent permissible, such Shareholder provides advance written notice of such proposed disclosure to Alibaba and, at Alibaba's request and expense, assists in seeking a protective order or other appropriate remedy to limit or minimize such disclosure.

        Section 4.7.    Merger Agreement.     Alibaba hereby confirms to the Shareholders its intention to explore and pursue the Acquisition and that it will use its commercially reasonable efforts (with respect to any action or step within its control) and negotiate in good faith with the Board (or a Special Committee of the Board formed to consider the Acquisition) to enter into a Merger Agreement as promptly as reasonably practicable on terms that are satisfactory to Alibaba in its sole and absolute discretion and subject to the satisfactory completion (determined by Alibaba in its sole and absolute discretion) of Alibaba's due diligence investigation with respect to the Company, until a Withdrawal Decision or any other termination of this Agreement. For the avoidance of doubt, nothing contained in this Section 4.7 or any other provision of this Agreement shall constitute a commitment or binding obligation on the part of Alibaba or any of its Affiliates to enter into a Merger Agreement, agree to any particular terms of a Merger Agreement or Acquisition, or consummate the Acquisition, and each of the parties to this Agreement hereby agrees and acknowledges that Alibaba or Alibaba Parent may terminate the Proposal or discontinue its pursuit of the Acquisition at any time in its sole and absolute discretion, which shall not constitute a breach of this Section 4.7 or any other provision of this Agreement.

        Section 4.8.    Further Assurances.     From time to time, as Alibaba may reasonably request and without further consideration, each Shareholder, solely in his capacity as a shareholder of the Company, shall execute and deliver or cause to be executed or delivered such additional documents, consents or instruments and take such further actions as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

        Section 5.1.    Interpretation.     Unless the express context otherwise requires:

          (a)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          (b)   The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

          (c)   With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        Section 5.2.    Termination.     As between Alibaba, on the one hand, and a Shareholder, on the other hand, this Agreement and all obligations hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the consummation of the Acquisition,

(ii) the date on which Alibaba informs the Board (or a Special Committee of the Board formed to consider the Acquisition), or publicly discloses, that it has made a Withdrawal Decision, (iii) the date on which (x) Alibaba or Alibaba Parent publicly discloses an amendment to the Proposal or (y) or the Company, on the one hand, and Alibaba and/or Affiliates of Alibaba, on the other hand, execute and deliver to each other a definitive merger agreement in relation to an acquisition, in each case, pursuant to which (A) the per Ordinary Share purchase price or per ADS purchase price to be paid by Alibaba and/or its Affiliates would be less the price per Ordinary Share and price per ADS, respectively, set forth in the original Proposal, except for any lower price agreed in writing by the Shareholders, and/or (B) Alibaba and/or its Affiliates will acquire less than all of the outstanding Ordinary Shares and ADSs not already Beneficially Owned by Alibaba Parent, Ali YK Investment Holding Limited or any of their respective Affiliates, except for any exceptions or modifications agreed in writing by the Shareholders, (iv) any material breach by Alibaba of any of its covenants and agreements set forth in Sections 4.6 and 4.7 that is not cured by Alibaba within ten (10) Business Days following receipt of written notice of such breach from a Shareholder (provided that, if Alibaba disputes such breach and/or its cure of such breach, this Agreement shall not terminate unless and until such breach and failure to cure have been determined by a court in accordance with Section 5.3), (v) the date that is eighteen (18) months after the date of this Agreement if, as of such date, the Company, on the one hand, and Alibaba and/or one or more of its Affiliates, on the other hand, have not executed and delivered to each other the Merger Agreement and (vi) the written agreement of Alibaba, on the one hand, and such Shareholder, on the other hand. Upon termination of this Agreement, the rights and obligations of Alibaba, on the one hand, and such Shareholder, on the other hand, will terminate and become of no further force or effect without further action by either of them except for the provisions of Article V, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination.

        Section 5.3.    Governing Law and Venue.

          (a)   This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Acquisition, the rights provided in Section 238 of the Companies Law (2013 Revision) of the Cayman Islands, the fiduciary or other duties of the board of directors of the Company and the internal corporate affairs of the Company. All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

          (b)   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL

  BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.3.

        Section 5.4.    Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that if such notice is not received during normal business hours, then on the next Business Day) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to Alibaba (if delivered by a Shareholder) or to such Shareholder (as applicable) at the following addresses (or at such other address shall be specified by such party hereto in a notice given in accordance with this Section 5.4):

    if to Alibaba, to:

      Alibaba Investment Limited
      c/o Alibaba Group Services Limited
      26th Floor, Tower One
      Times Square, 1 Matheson Street
      Causeway Bay, Hong Kong S.A.R.
      Attention: General Counsel
      Facsimile: + (852) 2215-5200
      Email: legalnotice@hk.alibaba-inc.com

    with a copy to:

      Simpson Thacher & Bartlett
      35/F ICBC Tower
      3 Garden Road
      Central, Hong Kong S.A.R.
      Attention: Kathryn King Sudol
      Facsimile: + (852) 2869-7694
      Email: ksudol@stblaw.com

    if to a Shareholder, at the address set forth opposite such Shareholder's name on Schedule A hereto, with a copy to:

      O'Melveny & Myers LLP
      2765 Sand Hill Road
      Menlo Park, CA 94025
      U.S.A.
      Attention: Steven J. Tonsfeldt
      Facsimile: + (1) (650) 473-2601
      Email: stonsfeldt@omm.com

        Section 5.5.    Amendment.     This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Alibaba and each Shareholder.

        Section 5.6.    Extension; Waiver.     Alibaba, on the one hand, and a Shareholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if specifically set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

        Section 5.7.    Entire Agreement.     This Agreement constitutes the sole and entire agreement of each Shareholder or any of its Affiliates, on the one hand, and Alibaba or any of its Affiliates, on the other hand, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

        Section 5.8.    No Third-Party Beneficiaries.     This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Alibaba and each Shareholder and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Alibaba and each Shareholder) any legal or equitable right, benefit or remedy of any nature whatsoever.

        Section 5.9.    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.10.    Rules of Construction.     The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

        Section 5.11.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

        Section 5.12.    Specific Performance.     The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

        Section 5.13.    Shareholder Capacity.     Notwithstanding anything contained in this Agreement to the contrary, each Shareholder is signing this Agreement solely and only in such Shareholder's capacity as Beneficial Owner of its Covered Shares and, accordingly, (i) the representations, warranties, covenants and agreements made herein by a Shareholder are made solely with respect to such Shareholder and its Covered Shares, (ii) nothing herein shall limit or affect any actions taken by such Shareholder in his capacity as a director or officer of the Company (or a Subsidiary of the Company) (and not in his capacity as a Beneficial Owner of its Covered Shares), including participating in his capacity as a director or officer of the Company in any discussions or negotiations with Alibaba, and (iii) no action taken in good faith by such Shareholder in his capacity as a director or officer of the Company (or a Subsidiary of the Company) (and not in his capacity as a Beneficial Owner of its Covered Shares) shall be deemed to constitute a breach of this Agreement. Nothing contained herein, and no action taken by such Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

        Section 5.14.    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Alibaba any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the relevant Shareholder, and Alibaba shall have no authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, in each case, except to the extent expressly provided herein.

        Section 5.15.    Costs and Expenses.     All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

        Section 5.16.    Counterparts.     This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on the day and year first above written.

ALIBABA INVESTMENT LIMITED
By:	/s/ TIMOTHY A. STEINERT
	Name:	Timothy A. Steinert
	Title:	Authorized Signatory

[Signature Page to Support Agreement]

1VERGE HOLDINGS LTD.
By:	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Authorized Signatory
1LOOK HOLDINGS LTD.
By:	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Authorized Signatory
VICTOR WING CHEUNG KOO
By:	/s/ VICTOR WING CHEUNG KOO Victor Wing Cheung Koo

[Signature Page to Support Agreement]

THE KOO 2012 IRREVOCABLE CHILDREN'S TRUST
By:	/s/ VICTOR WING CHEUNG KOO
	Name:	Victor Wing Cheung Koo
	Title:	Trustee

[Signature Page to Support Agreement]

CHENGWEI PARTNERS, L.P.
By:	/s/ ALINE MOULIA
	Name:	Aline Moulia
	Title:	Authorized Signatory
CHENGWEI EVERGREEN CAPITAL, L.P.
By:	/s/ ALINE MOULIA
	Name:	Aline Moulia
	Title:	Authorized Signatory
CHENGWEI VENTURES EVERGREEN ADVISORS FUND, LLC
By:	/s/ ALINE MOULIA
	Name:	Aline Moulia
	Title:	Authorized Signatory

[Signature Page to Support Agreement]

Exhibit A
JOINDER AGREEMENT

        This Joinder Agreement ("Joinder Agreement") is executed by the undersigned (the "Transferee") pursuant to the terms of that certain Support Agreement dated as of [date], 2015 (the "Agreement") by and among Alibaba Investment Limited and the Shareholders named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

        By the execution of this Joinder Agreement, the Transferee agrees as follows:

        (a)   Acknowledgment.    Transferee acknowledges that Transferee is acquiring certain Covered Shares subject to the terms and conditions of the Agreement.

        (b)   Agreement.    Transferee (i) agrees that the Covered Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of the Shareholder thereunder.

        (c)   Notice.    Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

[Signature Page Follows]

EXECUTED AND DATED this day of .
TRANSFEREE:
		By:	Name and Title
Address:
Fax:
Accepted and Agreed:
ALIBABA INVESTMENT LIMITED
By:	Title:

SCHEDULE A

Shareholder	Type of Ordinary Shares	Number of Existing Shares	Number of ADSs	Number of Vested Company Options	Number of Unvested Company Options	Number of Company Restricted Share Units	Notice Details
1Verge Holdings Ltd.	Class B	626,773,149	0	0	0	0	11/F, SinoSteel Plaza
1Look Holdings Ltd.	Class B	10	0	0	0	0	8 Haidian Street
Victor Wing Cheung Koo	—	—	0	0	0	4,500,000	Beijing 100080
The Koo 2012 Irrevocable Children's							The People's Republic of China
Trust	Class B	4,380,000	0	0	0	0	Attention: Victor Wing Cheung Koo Facsimile: (86) 10-8460-8311
Chengwei Partners, L.P.	Class A	313,007	0	0	0	0	Chengwei Partners, L.P.
	Class B	442,385					c/o Suite C, No. 33
Chengwei Evergreen Capital, L.P.	Class A	5,239,972	0	0	0	0	Lane 672 Changle Road
	Class B	12,927,881					Shanghai 200040
Chengwei Ventures Evergreen Advisors							The People's Republic of China
Fund, LLC	Class A	649,200	0	0	0	0	Attention: Eric X. Li
	Class B	1,168,478					Facsimile: (86) 21-5404-8766

SCHEDULE B

[Proposal attached]

FORM OF PROXY CARD

         YOUKU TUDOU INC.
(Incorporated in the Cayman Islands with limited liability)

(NYSE Ticker: YOKU)

FORM OF PROXY FOR EXTRAORDINARY GENERAL MEETING (OR ANY ADJOURNMENT THEREOF)
TO BE HELD AT 42ND FLOOR, EDINBURGH TOWER, THE LANDMARK, 15 QUEEN'S ROAD, CENTRAL, HONG KONG
ON                                                   AT                    (HONG KONG TIME)

        I/We,
Please Print Name(s)

of
Please Print Address(es)

the undersigned, being the registered holder(s) of                                      Class A Ordinary Shares(Note 1), par value $0.00001 per share, of Youku Tudou Inc. (the "Company") and                                      Class B Ordinary Shares(Note 2), par value $0.00001 per share, of the Company, hereby (a) acknowledge the receipt of the notice of the extraordinary general meeting of the shareholders of the Company to be held on                                                   at                    (Hong Kong time) (the "Extraordinary General Meeting") and the proxy statement, each dated                                                   , and (b) appoint the Chairman of the Extraordinary General Meeting(Note 3) or
                                                                                                                           of
as my/our proxy to attend and act for me/us at the Extraordinary General Meeting and at any adjournment(s) or postponement(s) thereof, and in the event of a poll voting, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit.

	PROPOSALS	FOR (Note 4)	AGAINST (Note 4)	ABSTAIN (Note 4)

1.	As a special resolution:	☐	☐	☐

THAT the agreement and plan of merger, dated as of November 6, 2015 (the "merger agreement"), by and among Ali YK Investment Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Ali YK Subsidiary Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent ("Merger Sub"), the Company and, solely for purposes of Section

1
Please insert the number of or strike out the class of Ordinary Shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the Ordinary Shares in the Company registered in your name(s).
2
Please insert the number of or strike out the class of Ordinary Shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the Ordinary Shares in the Company registered in your name(s).
3
If any proxy other than the Chairman is preferred, strike out the words "THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING OR" and insert the name and address of the proxy desired in the space provided. A member may appoint one or more proxies to attend and vote in his or her stead. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON(S) WHO SIGN(S) IT.

	PROPOSALS	FOR (Note 4)	AGAINST (Note 4)	ABSTAIN (Note 4)

9.08, Section 9.09 and Section 9.10 thereof, Alibaba Investment Limited, a business company incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of Alibaba Group Holding Limited (such merger agreement being in the form attached as Annex A to the accompanying proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger") required to be registered with the Registrar of Companies in the Cayman Islands (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company resulting from the merge as a wholly owned subsidiary of Parent (the "merger"), and any and all transactions contemplated by the merger agreement and the plan of merger (collectively, the "transactions"), including the merger and, upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger and the amendment of the authorized share capital of the Company (as the surviving company) from US$100,000 divided into 9,340,238,793 Class A Ordinary Shares of a par value US$0.00001 per share and 659,761,207 Class B Ordinary Shares of a par value $0.00001 per share to US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each as set forth in the plan of merger, be authorized and approved.

2.	As a special resolution:	☐	☐	☐

THAT each of the members of the Special Committee of the board of directors of the Company and any other director or officer of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions, including the merger.

3.	As an ordinary resolution:	☐	☐	☐

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Dated	Signature(s)(Note 5)

        This form of proxy must be completed, signed by the person registered in the register of members at the close of business in the Cayman Islands on                                                                           (Cayman Islands time) and returned to the Company's offices at 7/F, Tower B, World Trade Center, No. 36 North Third Ring Road, Dongcheng District, Beijing 100029, People's Republic of China, attention: Investor Relations Department, no later than                                                   at                    (Hong Kong time).

4
IMPORTANT: IF YOU WISH TO VOTE FOR THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "FOR." IF YOU WISH TO VOTE AGAINST THE RESOLUTION, TICK THE APPROPRIATE BOX MARKED "AGAINST." IF YOU WISH TO ABSTAIN FROM VOTING ON A PARTICULAR RESOLUTION, TICK THE APPROPRIATE BOX MARKED "ABSTAIN." Failure to complete any or all the boxes will entitle your proxy to cast his or her votes at his or her discretion.
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This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be executed either under seal or under the hand of an officer or attorney duly authorized to sign the same.

FORM OF DEPOSITARY'S NOTICE

 ADS VOTING INSTRUCTIONS CARD